SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 10, 2004

Allied Waste Industries, Inc.

(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

1-14705	88-0228636
(Commission File Number)	(IRS Employer Identification No.)

15880 N. Greenway-Hayden Loop, Suite 100 Scottsdale, Arizona (Address of principal executive offices)	85260 (Zip Code)

Registrant’s telephone number, including area code (480) 627-2700

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events

As previously disclosed in our Form 10-Q for the period ended March 31, 2004, we revised the boundaries that define our four geographic areas effective January 1, 2004 and we amended our 2003 Credit Facility which, among other things, resulted in certain guarantor subsidiaries becoming non-guarantors effective March 30, 2004. The Securities and Exchange Commission’s regulations require our financial statements that were included in our 2003 Annual Report on Form 10-K to be updated to reflect these changes for the previously reported periods in connection with the filing of our shelf registration statement. As a result, we are providing herein certain financial information that has been revised to reflect these changes for the prior period financial statements previously reported in our 2003 Form 10-K. The historical financial information included herein has been revised and updated from its original presentation to incorporate the following:

•	the reclassification of our segment results in Note 17 to the consolidated financial statements to reflect the revised boundaries that define our four geographic areas effective January 1, 2004;

•	the reclassification of certain subsidiaries in Note 19 to the consolidated financial statements from guarantors to non-guarantors in our condensed consolidating financial statements to reflect the amendment to our 2003 Credit Facility effective March 30, 2004;

•	the addition of Note 20 to the Notes to the consolidated financial statements disclosing events that occurred subsequent to the filing of our Form 10-K for the year ended December 31, 2003 on March 15, 2004.

No other changes or modifications have been made to our financial statements as they were reported in our 2003 Form 10-K.

Item 7. Financial Statements and Exhibits

Selected Financial Data

The selected financial data presented below are derived from our historical consolidated financial statements. Our consolidated financial statements as of December 31, 2003, 2002 and 2001 and for each of the four years in the period ended December 31, 2003 have been audited by PricewaterhouseCoopers LLP, independent accountants. Our consolidated financial statements as of December 31, 2000 and 1999 and for the year ended December 31, 1999, prior to the reclassifications described in Notes 1, 2 and 5 below, were audited by Arthur Andersen LLP, independent accountants. The selected financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and the related notes included elsewhere in this Form 8-K. (Amounts are in millions, except per share amounts and percentages.)

	For the Year Ended December 31,
	2003	2002	2001	2000	1999 (9)
Statement of Operations Data (1):
Revenues	$5,247.7	$5,190.8	$5,231.4	$5,360.0	$3,146.9
Cost of operations (2)	3,190.1	3,039.1	2,964.2	3,132.2	2,227.6
Selling, general and administrative expenses (2)	476.9	462.7	434.7	409.4	392.4
Depreciation and amortization	546.0	478.5	448.8	433.8	264.7
Goodwill amortization (3)	—	—	226.7	223.2	110.7
Non-cash (gain) loss on divestiture of assets (4)	—	(9.3)	107.0	26.5	—

Operating income	1,034.7	1,219.8	1,050.0	1,134.9	151.5
Equity in earnings of unconsolidated affiliates	—	—	(14.1)	(50.8)	(20.8)
Interest expense and other (5)	832.9	854.0	866.1	892.1	436.8

Income (loss) before income taxes	201.8	365.8	198.0	293.6	(264.5)
Income tax expense (benefit)	88.7	165.6	162.4	202.9	(23.5)
Minority interest	1.9	1.9	3.7	6.0	2.8

Income (loss) from continuing operations	$111.2	$198.3	$31.9	$84.7	$(243.8)

Basic EPS:
Continuing operations (6)	$(2.36)	$0.63	$(0.21)	$0.09	$(1.45)

Weighted average common shares	203.8	190.2	189.6	188.8	187.8

Diluted EPS:
Continuing operations (6)	$(2.36)	$0.62	$(0.21)	$0.08	$(1.45)

Weighted average common and common equivalent shares	203.8	193.5	189.6	191.1	187.8

Pro forma amounts, assuming the change in accounting principle is applied retroactively (7):
Income (loss) from continuing operations		$186.3	$20.1	$74.1	$(252.8)
Basic income(loss) per share		0.57	(0.28)	0.03	(1.49)
Diluted income (loss) per share		0.56	(0.28)	0.03	(1.49)

	For the Year Ended December 31,
	2003	2002	2001	2000	1999 (9)
Statement of Cash Flows Data (1):
Cash flows from operating activities	$783.9	$976.6	$847.6	$692.2	$466.8
Cash flows used for investing activities (including asset purchases and sales, and capital expenditures)	(248.4)	(519.5)	(432.3)	(196.4)	(7,394.7)
Cash flows provided by (used for) financing activities (including debt repayments)	(285.7)	(487.5)	(434.4)	(592.7)	7,055.2
Cash provided by (used for) discontinued operations	15.5	52.2	57.5	96.7	(47.3)
Balance Sheet Data (1):
Cash and cash equivalents	$444.7	$179.4	$157.6	$119.2	$119.4
Working capital (deficit)	(282.2)	(377.7)	(245.4)	(344.7)	(399.1)
Property and equipment, net	4,018.9	4,005.7	3,927.5	3,781.8	3,643.7
Goodwill, net	8,313.0	8,530.4	8,556.9	8,717.4	8,238.9
Total assets	13,860.9	13,928.9	14,347.1	14,513.6	14,963.1
Total debt	8,234.1	8,882.2	9,259.6	9,649.1	10,243.2
Series A preferred stock (8)	—	1,246.9	1,169.0	1,096.0	1,027.8
Stockholders’ equity (8)	2,517.7	689.1	585.8	671.6	611.8
Total debt to total capitalization (including preferred stock)	77%	82%	84%	85%	85%

(1)	During 2003, we sold or held for sale certain operations that met the criteria for reporting discontinued operations. The selected financial data for all prior periods have been reclassified to include these operations as discontinued operations.

(2)	During the years ended December 31, 2001, 2000 and 1999, we incurred costs related to acquisitions that are included in cost of operations of approximately $10.4 million, $87.6 million and $416.9 million and that are included in selling general and administrative expenses of approximately $17.4 million, $13.3 million and $172.0 million, respectively. These amounts had previously been reflected as a separate line item titled “Acquisition related and unusual costs.” These costs primarily related to environmental related matters, litigation liabilities, risk management liabilities, loss contract provisions, transition costs and transaction costs. The costs discussed above were predominantly in connection with the July 30, 1999 acquisition of BFI.

(3)	In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets (SFAS 142), amortization of goodwill ceased on January 1, 2002.

(4)	The non-cash (gain) loss on divestiture of assets relate to divestitures of certain operations that were not operating in a manner consistent with our business model. These divestitures are not included in discontinued operations.

(5)	Effective January 1, 2003, we adopted SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections (SFAS 145). Previously, extraordinary losses as a result of the write-off of deferred debt issuance costs and other costs incurred in connection with the early extinguishments of debt were properly classified as extraordinary. As a result of the adoption of SFAS 145, these expenses are now classified in interest expense and other. The pre-tax amounts reclassified were $16.8 million, $28.1 million, $21.9 million and $5.3 million for the years ended December 31, 2002, 2001, 2000 and 1999, respectively.

(6)	During December 2003, the Series A Senior Convertible Preferred Stock was exchanged for common stock. In connection with the exchange, we recorded a reduction to net income available to common shareholders of $496.6 million for the fair value of the incremental shares of common stock issued to the holders of the preferred stock over the amount the holders would have received under the original conversion provisions.

(7)	Pro forma amounts give effect to the change in our method of accounting for landfill retirement obligations upon adoption of SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS 143) on January 1, 2003, as if the provisions of SFAS 143 had been applied retroactively.

(8)	In December 2003, all of the Series A Preferred Stock was exchanged for 110.5 million shares of shares of common stock.

(9)	Results of operations for the year ended December 31, 1999 include the results of operations of BFI from the acquisition date of July 30, 1999 through year end.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with our Consolidated Financial Statements and the notes thereto, included elsewhere herein. Please note that unless otherwise specifically indicated, discussion of our results relate to our continuing operations.

Executive Summary

Our business is characterized by a very stable customer base resulting in consistent cash flow generation. We provide a very basic, industrial-type service to our customers that is essential to their needs. Competition is driven by local economic and demographic factors as well as fluctuations in capacity utilization, in both the collection and landfill business. We believe capacity utilization tends to ultimately impact pricing for our services through the economics of supply and demand. The order of magnitude for year over year price and volume changes over the past three years has been less than three percent to both the positive and negative. Customer service levels industry-wide are very high since the collection customer has a very low tolerance for poor service.

Our operating costs are largely predictable, commensurate with the stability of our customer base. Labor costs are the most significant at approximately one-third of our total operating costs, consistent with our extensive workforce. The direct cost of disposing of waste at third-party sites is approximately 16% of our total operating costs. Direct disposal costs excludes the disposal costs associated with the 72% of our collected waste which is disposed of at our own facilities; the costs thereof are included in each of the other landfill related operating cost line items. Repairs and maintenance expense is approximately 13% of our total operating costs and each of transportation, vehicle operating and safety and insurance range from approximately 5% to 10% of our total operating costs. Our selling, general and administrative costs are also largely predictable since salaries and management incentive compensation represents approximately 59% of our selling, general and administrative costs.

We spend a large amount of capital to support the ongoing operations of our business. In 2003, we incurred $492 million in capital expenditures, including $310 million to support and sustain the landfill and transfer business and $182 million to reinvest in the collection business. Landfills are highly engineered, sophisticated facilities similar to civil works. Each year we spend capital at our 166 active landfills to ensure sufficient capacity to receive the waste volume we handle. In addition, we have approximately 13,500 collection vehicles and over 100,000 containers to serve our collection customers. They endure rough conditions each day and must be routinely replaced. That said, we have a certain amount of flexibility as to when and how we spend capital on these assets without materially impeding operations.

Cash flows in our business are for the most part predictable as a result of the nature of our customer base, operating costs and capital spending. As a result, our business is conducive to servicing a significant level of indebtedness. Knowing this, we have incurred debt to acquire the assets we own. We paid cash to acquire existing cash flow. This financial model will allow us over time to transfer the enterprise value of the company from debt holders to shareholders as we use our cash flow to repay debt. We, of course, need to prudently manage our debt depending on the varying economic and capital market conditions to avoid unnecessary risk. Over the next four to five years, if you consider our average cash flow generation of the last three years, we may approach a point where our credit ratios would allow us to avail the company of the economic benefits of a crossover investment grade company. As this occurs, we believe two things will happen. First, the cost of debt and interest expense will decline. Second, we will have the opportunity to choose the best use of our excess cash flow: further repay debt, pay a dividend, repurchase stock or reinvest in growing the size of our company. If opportunities arise to accelerate the de-leveraging process, we may take advantage of them as long as the opportunities have a positive effect on cash flows.

Results of operations. During 2003, we experienced a decline in operating earnings primarily attributable to pricing pressures driven by the continued economic slowdown. We believe that reduced volume growth industry-wide, since the start of the economic downturn in 2001, has caused pressure on our average per unit price. Competition, driven to some extent by excess capacity, has moved prices for services lower. Economic pressures have made it difficult over the past couple of years, including 2003, to recover with pricing, the increases in costs caused by normal inflation and increases in medical, property and casualty insurance and financial assurance costs in excess of inflation. This has caused a decrease in operating margin.

Recent economic data has indicated upward trends and recovery in the economy. Historically, we believe the waste industry has lagged in seeing the improvement in operating results from an economic recovery. During 2003, we began to see improvement in both pricing and volume growth. However, consistent with our industry, we have not seen significant improvements and have not fully regained the ability to recover increases in operating costs to improve operating margins. We believe that a sustained economic recovery could drive greater volume growth, increase capacity utilization and therefore positively effect average per unit pricing. We anticipate that costs will continue to increase from normal inflation. In addition, we currently expect our insurance and financial assurance costs to continue to increase at a rate in excess of inflation. Over the next several years, we will continue to look internally for cost reduction opportunities to offset these cost increases.

Financing activities. We are committed to reducing debt. In 2003, in addition to generating strong operating cash flows, we successfully executed a plan to refinance our credit facility, raise equity and sell assets to improve liquidity, reduce and extend debt maturities and increase cash flow. As a result of good market conditions for non-investment grade issuers, we were able to exceed this plan by further extending maturities and improving cash flow. During 2003, 2002 and 2001, we experienced the impact of the general economic downturn in a reduction to earnings, however, we were able to generate $292 million, $440 million and $350 million, respectively, an average of $360 million, of cash flow from operations to repay debt after funding capital expenditures. In 2003, through the execution of financing transactions and debt repayments, we have continued to de-lever the company as evidenced by the reduction in our debt to total capitalization from 82.1% at the end of 2002 to 76.6% at the end of 2003. Liquidity has improved through the increase in capacity available under our revolving credit facility and extended debt maturities, among other actions. We continue to focus on maximizing cash flow to repay debt and to seek opportunities to create additional cash flow through the reduction in interest cost. During 2004, we may continue to address opportunities in the capital markets that enable us to extend some of our larger debt maturities and reduce future interest costs.

General

Revenues. Our revenues result primarily from fees charged to customers for waste collection, transfer, recycling and disposal services. We consider our core business to be our collection, transfer and landfill operations. We also generate revenue from the sale of recycled commodities. We record revenue as services are provided, including instances where services are billed in advance of the service being provided. The following table shows our total reported revenues by service line.

Revenues by Service Line (in millions):

	Year Ended December 31,
	2003	2002	2001
Collection
Residential	$1,132.8	$1,112.9	$1,090.2
Commercial	1,373.8	1,397.6	1,392.3
Roll-off (1)	1,185.6	1,203.4	1,245.1
Recycling	202.2	204.0	201.6

Total Collection	3,894.4	3,917.9	3,929.2
Disposal
Landfill (2)	633.4	586.3	608.4
Transfer	400.6	384.7	374.6

Total Disposal	1,034.0	971.0	983.0
Recycling — Commodity	194.8	165.8	154.3
Other	124.5	136.1	164.9

Total Revenues	$5,247.7	$5,190.8	$5,231.4

(1)	Consists of revenue generated from commercial, industrial and residential customers from waste collected in roll-off containers that are loaded onto collection vehicles. Roll-off containers are generally uncovered containers that range in size from 20 to 40 cubic yards.

(2)	Landfill revenues are presented net of landfill taxes.

We have organized our operations into four geographic areas. Our operations are not concentrated in any one geographic area. Our area, region and district management teams focus on developing local markets in which we can achieve the greatest level of internalization and operating efficiency. As a result, we may chose to not operate in a market where our business objectives cannot be met. At December 31, 2003, we had operations in 110 major markets in 37 states. We operate only in the United States and Puerto Rico. Effective January 1, 2004, we revised the boundaries that define our four geographic areas as a result of the 2003 divestiture activity and in an effort to continue to align our operating structure in a manner that is consistent with optimal waste flow. Results by area have been restated for all periods to reflect the change in organizational structure. The following table shows our revenues by geographic area in total and as a percentage of total revenues.

Revenues by Area(1) (in millions, except percentages):

	Years Ended December 31,
	2003		2002		2001
Eastern	$1,391.9	26.5%	$1,416.5	27.3%	$1,480.8	28.3%
Southern	1,281.8	24.4	1,280.1	24.7	1,300.0	24.8
Central	1,304.0	24.9	1,284.1	24.7	1,266.8	24.2
Western	1,231.5	23.5	1,180.8	22.7	1,144.2	21.9
Other (2)	38.5	0.7	29.3	0.6	39.6	0.8

Total revenues	$5,247.7	100.0%	$5,190.8	100.0%	$5,231.4	100.0%

(1)	See discussion in Note 17 to our consolidated financial statements.

(2)	Amounts relate primarily to our subsidiaries which provide services throughout the organization.

     Operating Expenses. Cost of operations includes expenses related to labor, costs to dispose of waste at third-party disposal facilities, repairs and maintenance, costs of independent haulers transporting our waste to the disposal site, vehicle operating costs including fuel, landfill operating costs, safety and insurance, and other operating costs such as equipment and facility rent, utilities, environmental compliance and remediation. Landfill operating costs consists of landfill taxes, host community fees, landfill royalty payments, landfill site maintenance and other equipment operating expenses and increases in the accruals for estimated capping, closure and post-closure monitoring expenses. Reimbursement from third parties, primarily insurance carriers relating to environmental and remedial costs are included in cost of operations as an offset to environmental expenses. In addition, gains or losses on sale of assets used in our operations are included in cost of operations. The following table provides the components of our operating costs as a percentage of our total operating costs:

	Year Ended December 31,
	2003	2002	2001
Labor (1)	32.7%	33.4%	33.4%
Disposal	16.2	17.0	18.0
Repairs and maintenance	12.8	13.0	13.0
Transportation	8.6	8.4	8.1
Vehicle operating	6.5	6.6	6.8
Landfill operating costs	7.8	7.5	7.1
Safety and insurance	5.2	4.9	4.3
Other (2)	10.2	9.2	9.3

	100.0%	100.0%	100.0%

(1)	Includes health and welfare benefits and incentive compensation.

(2)	Primarily includes subcontractor costs, (gain)/loss on sale of assets, environmental expense and related recoveries, and equipment and facility rent.

Selling, general and administrative expenses include compensation and overhead for corporate and field general management, accounting and finance, legal, management information systems and clerical and administrative departments, in addition to sales, investor and community relations and provisions for estimated uncollectible accounts receivable. The following table provides the components of our selling, general and administrative costs as a percentage of our total selling, general and administrative costs:

	Year Ended December 31,
	2003	2002	2001
Salaries (1)	59.2%	57.4%	57.1%
Rent and office costs	8.8	9.6	10.6
Professional fees	8.1	8.7	6.4
Provision for doubtful accounts	4.9	3.7	5.2
Other (2)	19.0	20.6	20.7

	100.0%	100.0%	100.0%

(1)	Includes health and welfare benefits and incentive compensation.

(2)	Primarily includes advertising and promotion, director and officer insurance, employee relocation and bank charges.

Depreciation and amortization includes depreciation of fixed assets and amortization costs associated with the acquisition, development and retirement of landfill airspace and intangible assets. Depreciation is provided on the straight-line method over the estimated useful lives of buildings and improvements (30-40 years), vehicles and equipment (3-15 years), containers and compactors (5-10 years) and furniture and office equipment (3-8 years).

Goodwill amortization includes the amortization of costs paid in excess of the fair value of net assets acquired prior to July 1, 2001 in purchase business combinations. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142), goodwill amortization ceased after December 31, 2001.

Results of Operations

The following table sets forth our results of operations and percentage relationship that the various items bear to revenues for the periods indicated (in millions, except percentages).

Statement of Operations Data:

	Year Ended December 31,
	2003		2002		2001
Revenues	$5,247.7	100.0%	$5,190.8	100.0%	$5,231.4	100.0%
Cost of operations	3,190.1	60.8	3,039.1	58.6	2,964.2	56.7
Selling, general and administrative expenses	476.9	9.1	462.7	8.9	434.7	8.3
Depreciation and amortization	546.0	10.4	478.5	9.2	448.8	8.6
Goodwill amortization	—	—	—	—	226.7	4.3
Non-cash (gain) loss on divestiture of assets	—	—	(9.3)	(0.2)	107.0	2.0

Operating income	1,034.7	19.7	1,219.8	23.5	1,050.0	20.1
Equity in earnings of unconsolidated affiliates	—	—	—	—	(14.1)	(0.3)
Interest expense and other	832.9	15.9	854.0	16.5	866.1	16.6

Income before income taxes	201.8	3.8	365.8	7.0	198.0	3.8
Income tax expense	88.7	1.7	165.6	3.2	162.4	3.1
Minority interest	1.9	0.0	1.9	0.0	3.7	0.1

Income from continuing operations	111.2	2.1	198.3	3.8	31.9	0.6
Discontinued operations, net	(11.5)	(0.2)	16.8	0.3	26.6	0.5
Cumulative effect of change in accounting principle, net of tax	29.0	0.6	—	—	—	—

Net income	128.7	2.5	215.1	4.1	58.5	1.1
Dividends on preferred stock	(95.6)	(1.8)	(77.9)	(1.5)	(73.0)	(1.4)
Non-cash conversion of preferred stock	(496.6)	(9.5)	—	—	—	—

Net income (loss) available to common shareholders	$(463.5)	(8.8)%	$137.2	2.6%	$(14.5)	(0.3)%

Years Ended December 31, 2003 and 2002

Revenues. Revenues increased 1.1% in 2003. Following is a summary of the change in revenues (in millions):

Reported revenues in 2002	$5,191
Core business (1)
Decrease from average per unit price change	(8)
Increase from volume change	83
Net divested revenues (2)	(35)
Increase in commodity and other revenues	17

Reported revenues in 2003	$5,248

(1)	Core business represents revenues from collection, transfer and landfill services on a same store basis.

(2)	Excludes amounts reclassified to discontinued operations.

Overall, during 2003, we have continued to experience pricing pressures as a result of general economic conditions. Landfill revenues increased as a result of a 6% increase in landfill volumes and a slight increase in per unit pricing for 2003 when compared to 2002. Revenue from the collection businesses remained fairly consistent from 2002 to 2003 with volumes and per unit pricing remaining flat. Commodity revenues increased by $34 million in 2003 compared to 2002 primarily due to an increase in the average per unit price received for old corrugated cardboard and various grades of paper, our primary commodities, and an increase in processing fees associated with a recycling contract, offset by a decline in commodity volume primarily due to the sale or closure of processing facilities. Additionally, we experienced a decrease in other revenues of $17 million due to an increase in landfill taxes and a decrease in other non-core revenues.

Cost of Operations. Cost of operations increased by 5.0% in 2003. The increase is primarily attributable to (i) inflationary increases in all costs, (ii) incremental increases in costs associated with increased volumes (such as transportation, host fees and landfill operating costs) and (iii) increases in insurance and financial assurance costs in excess of inflation rates. These cost increases were partially offset by a reduction of $26 million in capping, closure and post-closure provision as a result of a change in accounting upon our adoption of SFAS 143 and a reduction in other operating expenses from the change in reversals of acquisition related accruals of $4 million.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by 3.1% in 2003. The increase is primarily due to normal inflationary increases in costs (primarily labor related), an increase in pension expense in excess of inflationary increases and an increase in bad debt expense. The increase in pension expense is primarily attributable to the overall decline in the market value of our pension assets in 2002 and 2001 and the decrease in the expected long-term rate of return from 2002 to 2003. These cost increases were partially offset by a reduction in other expense from the reversal of acquisition related accruals of $4.2 million that we determined were no longer necessary.

Depreciation and Amortization. Depreciation and amortization expense increased by 14.1% in 2003. The increase is primarily attributable to an increase in landfill amortization. The adoption of SFAS 143 changed our accounting for landfills and resulted in an increase in landfill assets to be amortized and increased landfill volumes, both of which caused the increase in landfill amortization.

Interest Expense and Other. Interest expense and other decreased by 2.5% in 2003. Following are the components of interest expense and other (in millions):

	For the Year Ended December 31,
	2003	2002
Interest Expense and Other —
Interest expense, gross	$691.2	$735.0
Cash settlement on non-hedge accounting interest rate swap contracts	50.8	59.6
Interest income	(3.4)	(4.8)
Interest capitalized for development projects	(15.7)	(20.6)
Accretion of debt and amortization of debt issuance costs	31.8	43.2
Non-cash gain on non-hedge accounting interest rate swap contracts	(48.1)	(2.4)
Amortization of accumulated other comprehensive loss for de-designated interest rate swap contracts	23.1	35.4
Costs incurred to early extinguish debt	108.1	16.8
Interest expense allocated to discontinued operations	(4.9)	(8.2)

Interest expense and other	$832.9	$854.0

The decrease in gross interest expense is attributable primarily to the repayment of debt from our continued de-leveraging strategy. During 2003, we decreased our debt balance by $648.1 million, causing a decrease in overall interest costs. At December 31, 2003, approximately 96% of our debt was fixed, 76% directly through a fixed coupon and 20% through interest rate swap contracts. The decrease in cash settlements on non-hedge accounting interest rate swap contracts is the result of interest swap contracts maturing.

The change in non-cash gain on non-hedge accounting interest rate swap contracts is due to changes in the market value of the underlying interest rate swap contract driven by both changes in prevailing interest rates and the remaining term of the interest rate swap contract. The decrease in amortization of accumulated other comprehensive loss for de-designated interest rate swap contracts is attributable to de-designated interest rate swap contracts that matured during 2003.

Costs incurred to retire debt prior to maturity in 2003 include (i) $53.8 million for the write-off of deferred financing costs and other costs for the refinancing of our credit facility and (ii) $53.4 million in premiums paid and other costs for the open market repurchase of $506.1 million of 10% senior subordinated notes during 2003.

Discontinued Operations. During 2003, we determined that some of the operations we have divested or are planning to divest of as part of our divestiture plan announced earlier in 2003 were discontinued operations. The operations discontinued during 2003 include operations in:

•	South Carolina, Georgia and Colorado sold at the end of second quarter,

•	New Jersey sold in the third quarter,

•	South Florida sold at the beginning of fourth quarter,

•	North and Central Florida sold at the end of fourth quarter or held for sale at December 31, 2003, and

•	North Virginia sold at the end of fourth quarter.

Discontinued operations in 2003 included a net after tax loss of approximately $29.0 million ($28.8 million pretax loss) for the write-down of assets to fair value at the time the assets were determined to be held for sale, net of gains recorded for assets sold for which proceeds exceeded book value.

Cumulative Effect of Change in Accounting Principle. Upon adoption of SFAS 143, we recorded a cumulative effect of change in accounting principle of $29.0 million, net of income tax expense of $19.4 million.

Dividends on Preferred Stock. Dividends on preferred stock increased by 22.8% in 2003. Dividends increased because in April 2003 we issued Series C Mandatory Convertible Preferred Stock with 6.25% dividends payable in cash. Dividends for both 2003 and 2002 reflect a 6.5% dividend on the liquidation preference of our Series A Senior Convertible Preferred Stock. During 2003 and 2002, in lieu of paying cash dividends on the Series A Senior Convertible Preferred Stock, the liquidation preference of the preferred stock increased by the amount of accrued but unpaid dividends. In December 2003, we completed the exchange of the Series A Preferred Stock to common stock, which included the cumulative dividends that had been accrued.

Non-cash Conversion of Preferred Stock. During December 2003, the Series A Senior Convertible Preferred Stock was exchanged for common stock. In connection with the exchange, we recorded a reduction to net income available to common shareholders of $496.6 million for the fair value (using a stock price on the date of conversion of $13.50) of the 36.8 million incremental shares of common stock issued to the holders of the preferred stock over the amount the holders would have received under the original conversion provisions.

Years Ended December 31, 2002 and 2001

Revenues. Revenues decreased by 0.8% in 2002. Following is a summary of the change in revenues (in millions):

Reported revenues in 2001	$5,231
Core business (1)
Decrease from average per unit price change	(71)
Increase from volume change	46
Net acquired revenues (2)	15
Decrease in commodity and other revenues	(30)

Reported revenues in 2002	$5,191

(1)	Core business represents revenues from collection, transfer and landfill services on a same store basis.

(2)	Excludes amounts reclassified to discontinued operations.

During 2002, pricing pressures were primarily experienced in the landfill, roll-off and commercial collection businesses. The residential collection business remained fairly constant. Landfill volumes increased by 4.0%, partially offset by 2.0% decrease in landfill pricing when compared to 2001. Commodity revenues increased as a result of increases in the average price per ton, while volumes remained fairly constant when comparing 2002 to 2001.

Cost of Operations. Cost of operations increased by 2.5% in 2002. The 2001 costs of operations included $10.4 million of BFI transition costs. These costs are not recurring costs of ongoing operations since they primarily related to the BFI transitional employees. There were no BFI transition costs expensed during 2002. The remaining increase in cost of operations in 2002 of 2.9% is attributable to an increase in overall operating costs from normal inflation that we have not been able to recover due to pricing pressures. In addition, our annual medical, property and casualty insurance costs increased in excess of normal inflationary increases.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by 6.4% in 2002. Included in selling, general and administrative expenses were $17.4 million of BFI transition costs for the year ended December 31, 2001. These costs are not recurring costs of ongoing operations and primarily related to the billing system conversion associated with the acquisition of BFI. There were no BFI transition costs expensed during 2002. The increase in the remaining selling, general and administrative expenses was 10.9%, which is attributable to increased costs associated with the field infrastructure expansion and higher professional fees.

Depreciation and Amortization. Depreciation and amortization increased by 6.6% in 2002. The increase was primarily attributable to an increase in landfill volumes and increased capital expenditures.

Goodwill Amortization. Effective January 1, 2002, we discontinued the amortization of our goodwill upon the adoption of SFAS 142.

Non-Cash (Gain) Loss on Divestiture of Assets. As part of our ongoing review of operations and our goal of having a self-funding market development program, we sell operations from time to time. In October 2002, we sold certain collection operations for net proceeds of approximately $77.5 million and reflected a gain of approximately $9.3 million ($8.2 million loss on an after-tax basis). The proceeds were used to repay debt and were subsequently redeployed to purchase assets in other markets.

During February 2001, we sold certain operations for approximately $53 million and reflected a non-cash loss of approximately $107 million ($65 million, net of income tax benefit) in the reported results for the first quarter of 2001. The proceeds were used initially to repay debt and subsequently redeployed to purchase other assets in other markets.

Equity in Earnings of Unconsolidated Affiliates. On April 30, 2002, we completed the exchange of our minority interest in the four Ref-Fuel facilities for the 99% interest in our equipment purchasing subsidiaries owned by subsidiaries of American Ref-Fuel Company LLC. We no longer have any interest in the Ref-Fuel entities and we own 100% of the equipment purchasing subsidiaries. During 2001, we reported approximately $23.2 million in revenues, $3.5 million in operating income and $14.1 million of equity earnings from American Ref-Fuel.

Interest Expense and Other. Interest expense and other decreased by 1.4% in 2002. Following are the components of interest expense and other (in millions):

	For the Year Ended December 31,
	2002	2001
Interest Expense and Other—
Interest expense, gross	$735.0	$856.7
Cash settlement of de-designated interest rate swap contracts	59.6	—
Interest income	(4.8)	(6.1)
Interest capitalized for development projects	(20.6)	(45.7)
Accretion of debt and amortization of debt issuance costs	43.2	42.7
Non-cash gain on de-designated interest rate swap contracts	(2.4)	—
Amortization of accumulated other comprehensive loss for de-designated interest rate swap contracts	35.4	—
Costs incurred to early extinguish debt	16.8	28.1
Interest expense allocated to discontinued operations	(8.2)	(9.6)

Interest expense and other	$854.0	$866.1

The 7.2% decrease in gross interest expense and cash settlements of de-designated interest rate swap contracts is attributable primarily to the repayment of debt from our continued de-leveraging strategy, partially offset by a reduction in the amount of interest we capitalized. We reduced our debt balance by $377.5 million in 2002. At December 31, 2002, approximately 98% of our debt was fixed, 72% directly through a fixed coupon, and 26% through interest rate swap agreements.

On December 31, 2001, certain interest rate swap contracts were de-designated as accounting hedges. The non-cash gain on de-designated interest rate swap contracts reflects the change in market value of the underlying interest rate swap contract driven by both prevailing interest rates and the remaining term of the interest rate swap contract. Prior to de-designation, the changes in market value were recorded as a component of equity in accumulated other comprehensive income. The amortization of accumulated other comprehensive income for de-designated interest rate swap contracts represents the amortization of the cumulative amount of net market value remaining in equity at the time of de-designation.

Costs incurred to early extinguish debt are driven by the amount, terms, nature, frequency and timing of debt extinguishments. The total costs incurred to early extinguish debt are dependent on the specific facts and circumstances of the individual transactions.

Income Taxes. Our effective tax rate was 45.5% in 2002 and 83.6% in 2001. The effective income tax rate of 2002 deviates from the federal statutory rate of 35% primarily due to state income taxes. The effective income tax rate in 2001 deviated from the federal statutory rate primarily due to the non-deductibility of the amortization related to $6.5 billion of goodwill recorded in connection with the acquisition of BFI.

Dividends on Preferred Stock. Dividends on preferred stock increased in 2002 as a result of the 6.5% dividend on the liquidation preference of the preferred stock issued on July 30, 1999 in connection with the financing of the acquisition of BFI. Dividends were not paid in cash, instead, the liquidation preference of the preferred stock increased by accrued, but unpaid dividends.

Liquidity and Capital Resources

During 2003, we generated operating cash flows of $783.9 million, of which we reinvested $491.8 million of capital into the business. We reduced our debt balance by $648 million to $8.2 billion and increased our cash balance by $265 million through operating cash flows, the issuance of equity of $428 million and the divestiture of operations (net of acquisitions) for proceeds of $250 million. During 2003, we completed various refinancing transactions and debt repayments, which combined with the effect of $1.4 billion of interest rate swap contracts maturing in 2004, will reduce our annual interest cost by over $100 million in 2004 compared to 2003. Additionally, the completed refinancing transactions extended the maturity of over $2 billion of debt which would have come due over the next five years. Furthermore, we completed the exchange of the Series A Senior Convertible Preferred Stock for common stock in December 2003, which eliminated approximately $90 million of future annual dividend payments that were due to begin in July 2004. In addition, in January 2004, we used $320 million of our ending cash balance to retire outstanding debt.

We meet operational liquidity needs with operating cash flow. Our primary liquidity and capital needs are capital expenditures for vehicles, containers and landfill development, debt service costs, scheduled debt maturities and capping, closure, post-closure and environmental expenditures. We have historically generated stable operating cash flows.

When we cannot meet our liquidity needs with operating cash flow, we meet those needs with borrowings under our revolving credit facility. At December 31, 2003, we had no amounts drawn under our revolving credit facility. We have a $1.5 billion commitment until 2008 under our revolving credit facility, which we believe is adequate to meet our liquidity needs. At December 31, 2003, we had $637 million in letter of credit drawn on the revolving credit facility, leaving $863 million of availability. Additionally, we have a $200 million commitment until 2008 under our institutional letter of credit facility to supplement our revolving credit facility to meet letter of credit requirements.

We continuously seek opportunities to increase our cash flow through either improving cash flow from operations or reducing our interest cost. Historically we have used bank financings and capital markets transactions to meet our refinancing requirements. We have not historically experienced difficulty in obtaining financing or refinancing existing debt. We expect to continue to seek such opportunities in the future to the extent such opportunities are available to us.

Our cash flows from operating, investing and financing activities for the last three years were as follows (in millions):

	Years Ended December 31,
	2003	2002	2001
Operating Activities:
Net income	$128.7	$215.1	$58.5
Discontinued operations, net of tax	11.5	(16.8)	(26.6)
Non-cash (gain) loss on divestiture of assets	—	(9.3)	107.0
Non-cash expenses (1)	692.8	688.9	891.1
Gain on sale of fixed assets	—	(5.8)	(13.5)
Non-cash gain on non-hedge accounting interest rate swap contracts	(48.1)	(2.4)	—
Amortization of accumulated other comprehensive loss for de-designated interest rate swap contracts	23.1	35.4	—
Changes in working capital	6.7	105.7	(140.3)
Capping, closure, post-closure and environmental expenditures, net of provision and accretion	(30.8)	(34.2)	(28.6)

Cash provided by operating activities from continuing operations	783.9	976.6	847.6

Investing Activities:
Proceeds from divestitures (cost of acquisitions), net of cash divested/acquired (2)	250.0	31.2	110.4
Accruals for acquisition price and severance costs	—	—	(1.7)
Proceeds from sale of fixed assets	17.5	28.6	29.3
Capital expenditures, excluding acquisitions	(491.8)	(536.3)	(497.9)
Capitalized interest	(15.7)	(20.6)	(45.7)
Change in deferred acquisition costs, notes receivable and other	(8.4)	(22.4)	(26.7)

Cash used for investing activities from continuing operations	(248.4)	(519.5)	(432.3)

Financing Activities:
Net proceeds from sale of Series C Preferred Stock	333.1	—	—
Proceeds from long-term debt, net of issuance costs	3,037.1	1,044.3	2,755.8
Repayments of long-term debt	(3,754.6)	(1,447.5)	(3,196.6)
Payment of Series C Preferred Stock dividends	(10.2)	—	—
Change in disbursement account	10.5	(87.1)	—
Net proceeds from sale of common stock, exercise of stock options and other	98.4	2.8	6.4

Cash used for financing activities from continuing operations	(285.7)	(487.5)	(434.4)

Cash provided by discontinued operations	15.5	52.2	57.5

Increase in cash and cash equivalents	$265.3	$21.8	$38.4

(1)	Consists principally of provisions for depreciation and amortization, allowance for doubtful accounts, accretion of debt and amortization of debt issuance costs, write-off of deferred debt issuance costs, non-cash reduction in acquisition accruals, deferred income taxes, undistributed earnings of equity investments and cumulative effect of change in accounting principle, net of tax.

(2)	During 2003, we acquired solid waste operations, representing approximately $42.1 million ($39.3 million net of intercompany eliminations) in annual revenues and sold operations representing approximately $353.3 million ($338.6 million net of intercompany eliminations) in annual revenues. During 2002, we acquired solid waste operations representing approximately $28.3 million in annual revenues and sold operations representing approximately $70.1 million ($69.3 million, net of intercompany eliminations) in annual revenues. During 2001, we acquired solid waste operations, representing approximately $150.4 million in annual revenues, and sold operations representing approximately $153.9 million ($146.6 million net of intercompany eliminations) in annual revenues.

Cash provided by continuing operations decreased by 19.7% in 2003. The decrease in cash provided by continuing operations when comparing 2003 to 2002 is primarily due to a reduction in earnings, variability in working capital and the payment of approximately $46.9 million of costs associated with refinancing activities. The variability in working capital is primarily due to an increase in accounts receivable, partially offset by decreases in expenditures for acquisition related accruals.

Following is a summary of the primary sources and uses of cash during 2003 (in millions):

Sources of cash

Cash from continuing operations	$783.9
Proceeds from issuance of common and preferred stock	427.5
Net proceeds from acquisitions and divestitures	250.0
Proceeds from the sale of fixed assets	17.5

Total	$1,478.9

Uses of cash

Capital expenditures	$491.8
Debt repayments	648.1
Increase in cash balance	265.3
Payment of cash dividends	10.2
Other non-operating net cash outflows	63.5

Total	$1,478.9

Following is a summary of the primary sources and uses of cash during 2002 (in millions):

Sources of cash

Cash from continuing operations	$976.6
Net proceeds from acquisitions and divestitures	31.2
Proceeds from the sale of fixed assets	28.6

Total	$1,036.4

Uses of cash

Capital expenditures	$536.3
Debt repayments	377.5
Fund outstanding amounts in our disbursement account	87.1
Increase in cash balance	21.8
Other non-operating net cash outflows	13.7

Total	$1,036.4

Capital Expenditures. In addition to funding our operational working capital and debt reduction needs, we are committed to investing capital in our asset base. Our capital expenditures are primarily for the construction and build out of our landfills, for the trucks and containers used by our collection operations and heavy equipment used in both our collection and landfill operations. Following is a summary of capital expenditures for the years ended December 31, (in millions):

	2003	2002	2001
Trucks, containers and heavy equipment	$231.2	$289.6	$271.1
Landfill development	219.1	207.1	181.9
Other (1)	41.5	39.6	44.9

Total capital expenditures, excluding acquisitions	$491.8	$536.3	$497.9

Capital expenditures as a % of revenues	9.4%	10.3%	9.5%

(1)	Includes land and improvements, land held for permitting as landfills, buildings and improvements, and furniture and office equipment.

Significant Financing Events in 2003

Our objective to reduce our debt level and extend maturities under our 1999 Credit Facility was successfully met through the completion of the financing plan that we launched at the end of March 2003. The financing plan included the issuance of equity and debt and the refinancing of our credit facility as follows:

•	issuance of 12 million shares in $.01 par value common stock for net proceeds of approximately $94 million;

•	issuance of 6.9 million shares in 6.25% 3-year Series C Mandatory Convertible Preferred Stock at a par value of $0.10 and issued at $50 per share for net proceeds of approximately $333 million;

•	issuance of $450 million in 7.875% senior notes due 2013 for net proceeds of approximately $440 million;

•	issuance of approximately $150 million of receivables secured loan under an on-balance sheet accounts receivable securitization program; and

•	refinancing of our 1999 Credit Facility with a $1.5 billion revolving credit facility due 2008 at LIBOR plus 3.00% (the 2003 Revolver), a $1.2 billion term loan due 2010 at LIBOR plus 3.25% and a $200 million institutional letter of credit facility at LIBOR plus 3.25% (collectively, the 2003 Credit Facility).

The refinancing of the 1999 Credit Facility decreased debt maturities for the next 5 years by over $2 billion and increased available liquidity by approximately $400 million. The proceeds from the transactions listed above were used to repay term loans outstanding under the 1999 Credit Facility.

During August 2003, we amended our 2003 Credit Facility allowing us to exchange our Series A Preferred Stock for common stock as described below. In addition, the amendment increased our financial flexibility by permitting us to incur an additional $250 million of term loan indebtedness (Term Loan C), an additional $350 million of senior secured indebtedness and $400 million of senior unsecured indebtedness, for the purpose of retiring portions of our outstanding senior subordinated indebtedness through optional redemption, public tender offer or open market repurchases.

During the third quarter of 2003, we funded the $250 million Term Loan C (due 2010) under the 2003 Credit Facility and used the proceeds to repurchase a portion of our senior subordinated notes in the same amount of principal. In connection with these repurchases, we paid premiums of approximately $23.8 million.

During November 2003, we issued $350 million of 6.50% senior secured notes due 2010 and used approximately $256.1 million of the proceeds in 2003 to repurchase a portion of our senior subordinated notes. In connection with these repurchases, we paid premiums of approximately $23.1 million.

During November 2003, we completed a second amendment to our 2003 Credit Facility to reduce the interest rate for the Term Loan B, Term Loan C and institutional letter of credit facility to LIBOR plus 275 basis points. In addition to re-pricing the term loan facilities, we favorably revised financial covenants to provide greater operating flexibility.

The transactions completed during the second half of 2003 discussed above reduced our annual interest cost by $40 million.

2004 Financing Transactions

The following transactions were completed during January 2004:

We repaid our $225 million 7.875% senior notes due 2004 on January 2, 2004 with our cash balance at December 31, 2003 that was generated from cash flow from operations and divestiture proceeds.

We issued $400 million of 5.75% senior notes due 2011 and $425 million of 6.125% senior notes due 2014 in a private placement under Rule 144A of the Securities Act of 1933. We will use the proceeds from the sale of these notes to redeem $825 million of our 7.875% senior notes due 2009 at a redemption price of 103.9375%. Upon the completion of the redemption, this transaction will extend the maturity of $825 million from 2009 to 2011 and 2014 and reduce interest costs by approximately $14 million annually.

We repurchased $93.9 million of our 10% senior subordinated notes using the remaining proceeds from the $350 million senior secured notes issued in November 2003 and paid premiums of approximately $8.2 million related to these repurchases.

The following transactions were completed subsequent to March 15, 2004:

We amended our 2003 Credit Facility to increase our flexibility to fund a $1 billion tender offer of our senior subordinated notes due 2009 and to permit us to incur additional indebtedness and apply the proceeds of such indebtedness to the repayment of the Senior Subordinated Notes. In addition, the amendment resulted in certain guarantor subsidiaries becoming non-guarantors.

In April 2004, we funded a new $150 million Term Loan D due 2010 under the 2003 Credit Agreement. We also issued the following:

•	$400 million of 7.375% senior unsecured notes due 2014,

•	$275 million of 6.375% senior notes due 2011, and

•	$230 million of 4.25% senior subordinated convertible debentures due 2034.

We used the proceeds from these transactions to repurchase $1 billion of our 10% senior subordinated notes through the completion of a tender offer.

In May 2004, we redeemed the remaining $50 million of the $875 million 7.875% senior notes due 2009 at a redemption price of 103.9375%. We funded the redemption, including the premium with borrowings under the 2003 Revolver.

Financing Plan

We are a highly leveraged company with $8.2 billion of outstanding debt at December 31, 2003. The vast majority of our debt was incurred to acquire solid waste companies during the past 10 years. We incurred and assumed over $11 billion of debt to acquire BFI in 1999. Since the acquisition of BFI, we have repaid almost $3.0 billion of debt with cash flow from operations, asset sales and the issuance of equity. We intend to continue to reduce our debt balance until we reach credit ratios that we believe will allow us to benefit from an investment grade-like cost of capital. We believe those benefits will be realized when the following ratios approach the indicated ranges:

•	Debt to EBITDA between 3.5:1 and 3.0:1

•	EBITDA to Interest between 3.0:1 and 3.5:1

•	Debt to Book Value Market Capitalization between 60% and 65%

We are unable to predict or forecast which debt rating will be assigned by the rating agencies, or when new ratings will be assigned by them. We believe that as we move towards these ratios, when compared to today, we will have additional opportunities to reduce our cost of capital, provide opportunities to increase liquidity, and allow more flexibility in deciding the most appropriate use of our cash flow.

Between now and then, we will continue to maximize operating cash flows to facilitate repayment of our scheduled debt maturities and opportunistically reduce interest costs through refinancing transactions to the extent economically beneficial. On average over the last three years, we have generated $360 million of annual cash flow from operations after funding capital expenditures. Because of the stability of our cash flows, we believe that over the next three years we should generate a similar average annual amount of cash flow from operations after funding capital expenditures to be used to repay debt. We may from time to time seek to retire outstanding debt through repurchases and/or exchanges for other securities, in open market purchases, privately negotiated transactions or otherwise. In the future, we expect to continue to acquire operations that strengthen existing markets and increase vertical integration. In addition, we will continue to evaluate the performance and divest of operations that do not maximize operating efficiencies.

The following is our debt maturity schedule at December 31, 2002 compared to our pro forma debt maturity schedule at December 31, 2003, which considers the financing transactions completed in 2003, the repayment of $225 million senior notes on January 2, 2004, the issuance of $825 million in senior notes during January 2004, the anticipated redemption of $825 million of senior notes in February 2004, and the repurchase of $94 million of senior subordinated notes in January 2004 (in millions):

	Pro Forma	Actual
	December 31,	December 31,
	2003	2002
2003	$—	$163.5
2004	24.6	603.8
2005	102.7	609.4
2006	626.1	1,276.0
2007	19.5	805.9
2008	1,675.9	1,511.5
2009	1,468.4	2,875.4
Thereafter	4,086.9	1,130.3
Discount, net	(88.9)	(93.6)

Total	$7,915.2	$8,882.2

We anticipate meeting our debt repayment requirements in 2004 through 2007 through cash flows from operations. We will continue to seek opportunities to extend our maturities in 2008 and 2009 with actions that are economically beneficial. We believe we have several alternatives available to us that will allow us to extend maturities of our debt portfolio or retire debt. The potential alternatives include continued application of cash flow from operations, asset sales and capital markets transactions. Capital markets transactions could include issuance of debt with longer-term maturities, issuance of equity, or a combination of both. There is no assurance that in the future we will be able to consummate transactions in the capital markets on commercially reasonable terms, or at all, sell assets or generate $360 million of average annual cash flows to repay debt.

We currently have a shelf registration statement with the SEC that would allow us to issue various securities up to $760 million as market conditions permit.

Contractual Obligations and Commitments

Following is a summary of our debt structure and the associated interest cost (in millions, except percentages):

	December 31, 2003				December 31, 2002
	Ending	Effective		Annual	Ending	Effective		Annual
	Debt	Interest		Interest	Debt	Interest		Interest
Debt Instrument	Balance	Rate(1)		Expense	Balance	Rate(1)		Expense
Revolving credit facility	$—	5.41	%(2)	$14.0	$—	5.97	%(2)	$10.1
Term loans	1,435.0	9.36%		157.8	2,375.1	9.01%		256.3
Senior notes	4,826.5	8.45%		380.0	4,176.7	8.44%		333.1
Senior subordinated notes	1,497.4	10.22%		195.3	2,005.6	10.22%		204.4
Receivables secured loan	146.3	1.68%		2.4	—	—%		—
Other	328.9	6.88%		24.3	324.8	7.43%		33.9

Total	$8,234.1	8.96%		$773.8	$8,882.2	8.88%		$837.8

(1)	Includes the effect of interest rate swap contracts and amortization of debt issuance costs and premiums or discounts.

(2)	Reflects weighted average interest rate.

At December 31, 2003, we had $444.7 of cash on the balance sheet that by January 31, 2004, approximately $320 million has been used to repay January 2004 debt maturities and complete open market repurchases of our 10% senior subordinated notes.

We increased available liquidity through the refinancing of our credit facility during 2003. Prior to the refinancing, we had a revolver capacity commitment of $1.3 billion. At December 31, 2003, we had a revolver capacity commitment of $1.5 billion with no amounts drawn and $636.6 million of letters of credit outstanding under our 2003 Revolver. We had aggregate availability under the 2003 Revolver of approximately $863.4 million for working capital, letters of credit, acquisitions and other general corporate purposes. In addition, we had $200 million of commitment under an institutional letter of credit facility which was all used for letters of credit at December 31, 2003.

The following table provides additional maturity detail of our long-term debt obligations at December 31, 2003 (in millions):

Debt	2004	2005	2006	2007	2008	Thereafter	Total
Revolving credit facility	$—	$—	$—	$—	$—	$—	$—
Term Loan B due 2010	15.0	15.0	15.0	15.0	15.0	1,110.0	1,185.0
Term Loan C due 2010	3.1	3.1	3.1	3.1	3.1	234.5	250.0
Receivables secured loan	—	—	—	—	146.3	—	146.3
7.375% Senior notes(1)	225.0	—	—	—	—	—	225.0
7.875% BFI Senior notes	—	69.5	—	—	—	—	69.5
7.625% Senior notes	—	—	600.0	—	—	—	600.0
8.875% Senior notes	—	—	—	—	600.0	—	600.0
8.50% Senior notes	—	—	—	—	750.0	—	750.0
6.375% BFI Senior notes	—	—	—	—	161.2	—	161.2
7.875% Senior notes due 2009(2)	—	—	—	—	—	875.0	875.0
7.875% Senior notes due 2013	—	—	—	—	—	450.0	450.0
6.50% Senior notes due 2010	—	—	—	—	—	350.0	350.0
10.00% Senior sub notes due 2009(3)	—	—	—	—	—	1,493.9	1,493.9
9.25% Senior notes due 2012	—	—	—	—	—	375.0	375.0
9.25% BFI debentures due 2021	—	—	—	—	—	99.5	99.5
7.40% BFI debentures due 2035	—	—	—	—	—	360.0	360.0
Other debt	6.5	15.1	8.0	1.4	0.3	301.3	332.6

Total principal due	249.6	102.7	626.1	19.5	1,675.9	5,649.2	8,323.0
Discount, net	—	(0.8)	—	—	(12.8)	(75.3)	(88.9)

Total debt balance	$249.6	$101.9	$626.1	$19.5	$1,663.1	$5,573.9	$8,234.1

(1)	On January 2, 2004, we repaid our $225 million 7-3/8% senior notes due 2004 with available cash.

(2)	During January 2004, we issued $400 million of 5.75% senior notes due 2011 and $425 million of 6.125% senior notes due 2014 in a private placement under Rule 144A of the Securities Act of 1933. We intend to use the proceeds from the issuance of these notes to redeem $825 million of 7.875% senior notes due 2009 at a redemption price of 103.9375%.

(3)	During January 2004, we repurchased approximately $93.9 million of our 10% senior subordinated notes due 2009 through open market repurchases with the remaining proceeds from our $350 million 6.5% senior notes due 2010 issued in November 2003.

The following table outlines what we regard as our material, fixed, non-cancelable contractual cash obligations, their payment dates and expirations. Amounts related to operating leases and purchase obligations are not reflected at December 31, 2003 in our consolidated financial statements and will be recorded as appropriate in future periods. This table excludes certain obligations that we have reflected on our consolidated balance sheet, such as pension obligations, for which we do not expect to have cash funding requirements and excludes amounts related to environmental liabilities and contingencies for which the timing of payments is not determinable.

	Payments Due by Year (in millions)
Contractual
Obligations	2004	2005	2006	2007	2008	Thereafter	Total
Recorded obligations:
Long-term debt(1)	$247.1	$101.4	$625.6	$19.1	$1,675.4	$5,641.2	$8,309.8
Capital lease obligations	3.7	2.2	1.3	1.2	1.1	12.4	21.9
Capping, closure and post-closure obligations	69.0	68.7	70.7	69.6	63.9	2,422.2	2,764.1
Other long-term liabilities	—	63.2	41.9	31.4	23.9	145.1	305.5
Unrecorded obligations:
Operating leases	28.1	23.9	20.8	15.8	14.3	42.4	145.3
Purchase Obligations:(2)
Disposal Related	103.6	106.0	79.3	73.7	69.0	674.6	1,106.2
Other	97.1	19.3	4.3	3.9	0.6	5.8	131.6

Total cash contractual obligations	$549.2	$384.7	$843.9	$214.7	$1,848.2	$8,943.7	$12,784.4

(1)	Amount represents principal due and excludes discounts, premiums and principal due on capital leases.

(2)	Purchase obligations consist primarily of (i) disposal related agreements which include fixed or minimum royalty and host agreements and take-or-pay and put-or-pay disposal agreements, and (ii) other obligations including a fuel contract agreement, committed capital expenditures, and consulting services arrangements.

Debt Covenants. Our 2003 Credit Facility and the indentures relating to our senior subordinated notes and our senior notes contain financial covenants and restrictions on our ability to complete acquisitions, pay dividends, incur indebtedness, make investments and take certain other corporate actions.

Under the 2003 Credit Facility, we are subject to the following financial covenants:

Minimum Interest Coverage:

From the	Through the	EBITDA(1)/
Quarter Ending	Quarter Ending	Interest
March 31, 2003	September 30, 2003	1.90x
December 31, 2003	June 30, 2004	1.85x
September 30, 2004	September 30, 2004	1.90x
December 31, 2004	March 31, 2005	1.95x
June 30, 2005	September 30, 2005	2.00x
December 31, 2005	December 31, 2005	2.10x
March 31, 2006	June 30, 2006	2.15x
September 30, 2006	September 30, 2006	2.20x
December 31, 2006	December 31, 2006	2.30x
March 31, 2007	March 31, 2007	2.40x
June 30, 2007	June 30, 2007	2.45x
September 30, 2007	March 31, 2008	2.50x
June 30, 2008	June 30, 2008	2.60x
September 30, 2008	September 30, 2008	2.70x
December 31, 2008	Thereafter	2.75x

Maximum Leverage:

From the	Through the	Total Debt/
Quarter Ending	Quarter Ending	EBITDA(1)
March 31, 2003	June 30, 2005	5.75x
September 30, 2005	December 31, 2005	5.50x
March 31, 2006	June 30, 2006	5.25x
September 30, 2006	September 30, 2006	5.00x
December 31, 2006	December 31, 2006	4.75x
March 31, 2007	December 31, 2007	4.50x
March 31, 2008	June 30, 2008	4.25x
September 30, 2008	Thereafter	4.00x

At December 31, 2003, we were in compliance with all financial covenants under our 2003 Credit Facility and our indentures. At December 31, 2003, Total Debt/EBITDA(1) ratio, as defined by the 2003 Credit Facility, was 5.08:1 and our EBITDA(1)/Interest ratio was 2.09:1. We are not subject to any minimum net worth covenants and we have no credit rating triggers.

(1)	EBITDA used for covenants is calculated in accordance with the definition in our credit facility agreement (see exhibit 10.91). In this context, EBITDA is used solely to provide information on the extent to which we are in compliance with debt covenants.

Failure to comply with the financial covenants under our 2003 Credit Facility would constitute default under the credit agreement and would allow the lenders under the 2003 Credit Facility to accelerate the maturity of all indebtedness under the credit agreement. In addition, maturity acceleration on the 2003 Credit Facility constitutes an event of default under our other debt instruments, including our senior notes and our senior subordinated notes and, therefore, these would also be subject to acceleration of maturity. If such acceleration of maturities of indebtedness were to occur, we would not have sufficient liquidity available to repay the indebtedness. We would likely have to seek an amendment under the 2003 Credit Facility for relief from the financial covenants or repay the debt with proceeds from the issuance of new debt or equity, and/or assets sales, if necessary. We may be unable to amend the 2003 Credit Facility or raise sufficient capital to repay such obligations in the event the maturities are accelerated.

Prepayments. Under our 2003 Credit Facility, we must repay a portion of our borrowings annually (prior to the stated maturity) if we generate cash flow in excess of specified levels. To make these payments, if required, we may have to use the 2003 Revolver to accommodate cash timing differences. Factors primarily causing excess cash flow, as defined, could include increases in operating cash flow, lower capital expenditures and working capital requirements, net divestitures or other favorable cash generating activities. Cash flow available to repay debt in excess of the current year’s maturities will be applied to future maturities. In addition, we are required to make prepayments on the 2003 Credit Facility upon completion of certain transactions as defined in the Credit Facility, including asset sales and issuances of debt or equity securities.

Financial Assurances. We are required to provide financial assurances to governmental agencies under applicable environmental regulations relating to our landfill operations for capping, closure and post-closure costs, and performance under certain collection, landfill and transfer station contracts. We satisfy the financial assurance requirements by providing performance bonds, letters of credit, insurance policies or trust deposits. The amount of the financial assurance requirement is determined by the applicable state environmental regulations, which vary by state. The financial assurance requirements for capping, closure and post-closure costs can either be for costs associated with a portion of the landfill or the entire landfill. Generally, states will require a third-party engineering specialist to determine the estimated capping, closure and post-closure costs that is used to determine the required amount of financial assurance for a landfill. The amount of financial assurances required can, and generally will, differ from the obligation determined and recorded under GAAP.

Additionally, we are required to provide financial assurance for our insurance program and collateral required for certain performance obligations. We do not expect a material increase in financial assurance obligations during 2004, although the mix of financial assurance instruments may change.

At December 31, 2003, we had the following financial assurance instruments (in millions):

	Landfill
	Closure/	Contract	Risk/Casualty	Collateral for
	Post-Closure	Performance	Insurance	Obligations	Total
Insurance policies	$903.8	$—	$—	$—	$903.8
Surety bonds	388.5	549.9	—	—	938.4
Trust deposits	75.0	—	—	—	75.0
Letters of credit(1)	403.5	48.1	262.0	123.0	836.6

Total	$1,770.8	$598.0	$262.0	$123.0	$2,753.8

(1)	These amounts are issued under the 2003 Revolver and the institutional letter of credit facility under our 2003 Credit Facility.

These financial assurance instruments are issued in the normal course of business and are not debt of the company. Since we currently have no liability for these financial assurance instruments, they are not reflected in the accompanying consolidated balance sheets. The underlying obligations of the financial assurance instruments would be valued and recorded in the consolidated balance sheets if it is probable that we would be unable to perform our obligations under the financial assurance contracts. We do not expect this to occur.

Exchange of Series A Senior Convertible Preferred Stock

On December 18, 2003, we completed the exchange of the Series A Preferred Stock outstanding for 110.5 million shares of our common stock. The Series A Preferred Stock had a stated value of $1.327 billion at December 18, 2003, the exchange date, which represented the original issuance amount plus cumulative accrued and unpaid dividends. No additional common shares were issued for the increase in liquidation preference from July 31, 2003, the date we reached agreement on the exchange transaction with the holders of the Series A Preferred Stock, through the exchange date. Upon completion of the exchange transaction, our outstanding shares on a fully diluted basis increased to approximately 350 million shares. As a result of the exchange, approximately $90 million in future annual dividend payments due to begin July 2004 have been eliminated.

The terms of the exchange were approved by a special committee of disinterested directors of our Board of Directors and was approved by the full Board of Directors. The special committee was advised by an independent financial advisor in connection with this transaction. The completion of this transaction was subject to certain approvals, including approval by our shareholders. We obtained shareholder approval at a special meeting of the shareholders on December 18, 2003. Under the terms of the exchange agreement, the holders of the Series A Preferred Stock are restricted from selling the shares of common stock they receive for one year from the exchange date.

Due to the change in the original conversion terms, we were required to quantify the accounting effect of the change in conversion terms and reduce net income available to common shareholders by the corresponding amount. Accordingly, we recorded a non-cash conversion charge of $496.6 million, which is reflected as a reduction to net income available to common shareholders, but has no effect on total stockholders’ equity because an offsetting amount is recorded to additional paid-in capital. The non-cash conversion charge is calculated as the market value of the shares of our common stock issued in excess of the shares of common stock that the holders of the Series A Preferred Stock could have converted into under the original terms of the Series A Preferred Stock.

Off-Balance Sheet Financing

We have no off-balance sheet debt or similar obligations, other than financial assurance instruments discussed above which are not classified as debt. We have no transactions or obligations with related parties that are not disclosed, consolidated into or reflected in our reported results of operations or financial position. We do not guarantee any third party debt.

Subsequent Events

The following transactions were completed during the first quarter of 2004:

We repaid our $225 million 7.375% senior notes due 2004 on January 2, 2004 with our cash balance at December 31, 2003 that was generated from cash flow from operations and divestiture proceeds.

We issued $400 million of 5.75% senior notes due 2011 and $425 million of 6.125% senior notes due 2014. We used the proceeds from the sale of these notes to redeem $825 million of our 7.875% senior notes due 2009 at a redemption price of 103.9375%. This transaction extended the maturity of $825 million from 2009 to 2011 and 2014 and reduced interest costs by approximately $14 million annually.

We repurchased $93.9 million of our 10% senior subordinated notes using the remaining proceeds from the $350 million senior secured notes issued in November 2003 and paid premiums of approximately $8.2 million related to these repurchases.

We completed an amendment to our 2003 Credit Facility that, among other things, increased our flexibility in funding a $1 billion tender offer of our senior subordinated notes due 2009 and permitted us to incur additional indebtedness and apply the proceeds of such indebtedness to the repayment of the senior subordinated notes. In addition, the amendment allowed us to designate certain subsidiaries as non-guarantors.

The following transactions were completed subsequent to March 31, 2004:

In April 2004, we funded a new $150 million Term Loan D due 2010 under the 2003 Credit Agreement. We also issued the following:

•	$400 million of 7.375% senior unsecured notes due 2014,

•	$275 million of 6.375% senior notes due 2011, and

•	$230 million of 4.25% senior subordinated convertible debentures due 2034.

We used the proceeds from these transactions to repurchase $1 billion of our 10.00% senior subordinated notes through the completion of a tender offer.

In May 2004, we redeemed the remaining $50 million of the $875 million 7.875% senior notes due 2009 at a redemption price of 103.9375%. We funded the redemption, including the premium, with borrowings under the 2003 Revolver.

Interest Rate Swap Portfolio

Consistent with our risk management policy, we have entered into interest rate swap agreements for the purpose of hedging variability of interest expense and interest payments on our long-term variable rate bank debt and maintaining a mix of fixed and floating rate debt. Our strategy is to use interest rate swap contracts when such transactions will serve to reduce our aggregate exposure and meet the objectives of our risk management policy. These contracts are not entered into for trading purposes. Our risk management policy requires that we evaluate the credit of our counter parties and that we monitor counter party exposure. At December 31, 2003, counter parties for 79% of our interest rate swap portfolio were rated Aa3. The counter party for the remaining 21% is rated A1 or Aa2.

Our interest rate swap portfolio continues to fix 98% of our variable rate interest payment obligation, protecting us from cash flow variations arising from changes in short term interest rates. We believe this is prudent given our capital structure. In addition, we have 5% of our fixed rate interest payment obligations at variable interest rates through interest rate swap agreements providing us a mix of fixed and variable rate debt. Our corporate policy is that at least 75% of our total debt must be effectively fixed, either directly or through interest rate swap agreements. At December 31, 2003, approximately 96% of our debt was fixed, 76% directly, and 20% through interest rate swap agreements. The average interest rate paid under swap contracts at December 31, 2003 was 5.69% compared to LIBOR of 1.15% at December 31, 2003.

In accordance with SFAS No. 133, Accounting for Derivative and Hedging Activities as amended by SFAS No. 138, Accounting for Certain Derivative and Hedging Activities, a portion of our interest rate swap portfolio was de-designated for hedge accounting purposes at December 31, 2001. Certain of these contracts remain in place and continue to protect us from cash flow variability. At the time debt obligations are repaid prior to maturity, we may or may not terminate interest rate swap contracts depending on the reflective economic considerations.

The following table outlines our interest rate swap contract roll-off schedule as of December 31, 2003 (in millions):

	Contract Notional Amount
	Floating to	Fixed to
	Fixed	Floating	Total
2004(1)	$1,400.0	$—	$1,400.0
2005	250.0	—	250.0
2006	—	—	—
2007	—	—	—
2008	—	75.0	75.0
2009	—	275.0	275.0

Total	$1,650.0	$350.0	$2,000.0

(1)	These contracts will roll-off in 2004 as follows: $250.0 million in the first quarter, $750.0 million in the second quarter, $150.0 million in the third quarter and $250.00 million in the fourth quarter.

Based on the current maturity schedule of our interest rate swap contracts, our current debt balance and assuming the interest rate swap contracts are not replaced, we expect that at the end of 2004 we will have approximately 79% of our debt at fixed interest rates.

Contingencies

We are currently under examination by various state and federal taxing authorities for certain tax years, including federal income tax audits for calendar years 1998 through 2002. A federal income tax audit for BFI’s tax years ended September 30, 1996 through July 30, 1999 is complete with the exception of the matter discussed below.

Prior to our acquisition of BFI on July 30, 1999, BFI operating companies, as part of a risk management initiative to effectively manage and reduce costs associated with certain liabilities, contributed assets and existing environmental and self-insurance liabilities to six fully consolidated BFI risk management companies (RMCs) in exchange for stock representing a minority ownership interest in the RMCs. Subsequently, on July 9, 1999, the BFI operating companies sold that stock in the RMCs to third parties at fair market value which resulted in a capital loss of approximately $900 million for tax purposes, calculated as the excess of the tax basis of the stock over the cash proceeds received. The capital loss was claimed in the BFI tax return for the period from October 1, 1998 to July 30, 1999. On January 18, 2001, the Internal Revenue Service (IRS) designated this type of transaction and other similar transactions as a “potentially abusive tax shelter” under IRS regulations.

During 2002, the IRS proposed the disallowance of all of this capital loss. The primary argument advanced by the IRS for disallowing the capital loss was that the tax basis of the stock of the RMCs received by the BFI operating companies was required to be reduced by the amount of liabilities assumed by the RMCs even though such liabilities were contingent. Under the IRS view, there was no capital loss on the sale of the stock since the tax basis of the stock should have approximately equaled the proceeds received. We protested the disallowance to the Appeals Office of the IRS in August 2002.

If the proposed disallowance is upheld, we estimate it could have a potential total cash impact of up to $310 million plus accrued interest through December 31, 2003 of approximately $46 million ($28 million net of tax benefit). We also received a notification from the IRS proposing a penalty of 40% of the additional income tax resulting from the disallowance. Because of several meritorious defenses, we believe the successful assertion of penalties is unlikely.

If we are unable to resolve this matter with the Appeals Office of the IRS, we would expect to receive a notice of tax deficiency from the IRS. Upon receiving the notice, we would have the following options:

1.	File a petition for redetermination in Tax Court within 90 days. In this case, payments would not be required until the Tax Court renders its decision.

2.	Wait to receive a statement of amount due from the IRS and pay the amount due. The amount due would be based on the portion of the capital loss claimed during the BFI tax years ended September 30, 1996 through July 30, 1999. Additional amounts will be owed as the audits of the Company’s tax returns for calendar years 1999 and forward are completed.

3.	Pay the amount due as outlined in option 2 above, except, after paying the amount due, take appropriate steps to institute a suit in Federal District Court or the Federal Claims Court for a refund of the amounts paid.

The timing of any payments for any related state tax deficiencies will generally follow closely after the timing of any federal payments. Furthermore, at any point in time under any of the options outlined above, we can attempt to reach a settlement agreement with the IRS.

If we are unable to resolve this matter with the Appeals Office of the IRS, a decision would be made at that time as to which of the above options would be pursued. In any case, we continue to believe our position is well supported and we will vigorously contest the disallowance. An unfavorable result should have minimal impact on our consolidated results of operations as the tax and interest impact of a disallowance have been fully reserved on our consolidated balance sheet.

In the normal course of conducting our landfill operations, we are involved in legal and administrative proceedings relating to the process of obtaining and defending the permits that allow us to operate our landfills. In June 1999, neighboring parties and the county drainage district filed a lawsuit seeking to prevent BFI from obtaining a vertical elevation expansion permit at one of our landfills in Texas. In 2001, the expansion permit was granted. The parties opposing the expansion permit continued to pursue their efforts in preventing the expansion permit. In December 2003, a judgment issued by a District Court in Texas, effectively revoked the expansion permit that was granted by the State of Texas in 2001 and would require us to operate the landfill according to a prior permit granted in 1988. We plan to vigorously defend this expansion in the State Court of Appeals and believe that the merits of our position will prevail. Operationally, we are in the process of obtaining bonding that will allow us to continue to operate the landfill as usual during the period of appeals, which may continue two years or longer. If the appeal is not successful, the landfill may become impaired, we may incur costs to relocate waste to another landfill and this matter could result in a charge of up to $25 million to our consolidated statement of operations.

We enter into contracts in the normal course of business that include indemnification clauses. Indemnifications relating to known liabilities are recorded in the consolidated financial statements based on our best estimate of required future payments. Certain of these indemnifications relate to contingent events or occurrences, such as the imposition of additional taxes due to a change in the tax law or adverse interpretation of the tax law, and indemnifications made in divestiture agreements where we indemnify the buyer for liabilities that may become known in the future but that relate to our activities prior to the divestiture. As of December 31, 2003, we estimate the contingent obligations associated with these indemnifications to be de minimus.

Subtitle D and other regulations that apply to the non-hazardous solid waste disposal industry have required us, as well as others in the industry, to alter operations and to modify or replace pre-Subtitle D landfills. Such expenditures have been and will continue to be substantial. Further regulatory changes could accelerate expenditures for closure and post-closure monitoring and obligate us to spend sums in addition to those presently reserved for such purposes. These factors, together with the other factors discussed above, could substantially increase our operating costs and our ability to invest in our facilities.

Related Party Transactions

In connection with the divestiture of our North and Central Florida operations for proceeds of approximately $120 million in an arms-length transaction, we terminated a consulting and non-compete agreement with a former member of senior management. In connection with the termination of these agreements we amended the terms of stock options held by the former member of senior management and recorded a non-cash charge of approximately $2.0 million.

For a description of other related party transactions, see Note 16 to our consolidated financial statements included herein.

Accounting for Stock Options Granted to Employees

We currently account for our stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) as amended. Pursuant to APB 25, we recognize no compensation cost for our stock option grants to employees because the number of shares potentially issuable and the exercise price, which is equal to the fair market value of the underlying stock on the date of grant, is fixed.

The Financial Accounting Standards Board (FASB) is currently considering the issue of expensing stock options. The FASB has not issued final rules as of yet. Given the uncertainty of the final rules, management believes at this time that the best approach is to await the final FASB rules before making any change.

Were we to recognize compensation expense based on the fair value of stock options granted, as provided for under SFAS No. 123, Accounting for Stock Based Compensation, we would have recognized compensation expense net of tax of $9.5 million, $13.6 million and $16.1 million, or $.05, $.07 and $.09 per diluted share, for the year ended December 31, 2003, 2002 and 2001, respectively.

Critical Accounting Judgments and Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements. The SEC has defined a company’s most critical accounting policies as those that are most important to the portrayal of the company’s financial condition and results of operations that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates of matters that are inherently uncertain. These judgments and estimates often involve future events. Based on this definition, we have identified the critical accounting policies and judgments addressed below. In addition, management has discussed these accounting policies and judgments with the Audit Committee of our Board of Directors. No one geographic operating segment has a more significant concentration of the critical accounting policies and judgments addressed below. Although we believe that our estimates and assumptions are reasonable, they are based upon information available at the time they are made. Actual results may differ significantly from estimates under different assumptions or conditions. The following critical accounting judgments and estimates are based on our accounting practices in effect during 2003.

We have noted examples of the residual accounting and business risks inherent for these areas that you should be aware of and for you to consider. Residual accounting and business risk is defined as the inherent risk that remains after the application of our policies and processes and is generally outside of our control.

Accounting	Accounting Policy and Process	Residual Accounting and
Area	Use of Estimates	Business Risk
Landfill accounting	On January 1, 2003, we adopted SFAS 143, which outlines standards for accounting for our landfill retirement obligations, which we have historically referred to as closure and post-closure.
Upon adoption, SFAS 143 required a cumulative change in accounting principle for landfill obligations retroactive to the date of the inception of the landfill, including the creation of a related landfill asset, net of accumulated amortization. The cumulative effect of adoption represents the difference between the amount of our landfill related assets and liabilities calculated under SFAS 143 and the balances previously reported. Liabilities retained from divested landfills that were historically accounted for in closure and post-closure liabilities were reclassified to other long-term obligations because they were not within the scope of SFAS 143. Additionally, methane gas collection systems are no longer included in closure and post-closure cost estimates, but instead are now included in the landfill development asset and the cost of financial assurance instruments are no longer accrued as part of the post-closure liability, but rather expensed as incurred.

At January 1, 2003, we recorded a cumulative effect of a change in accounting principle gain of approximately $29.0 million, net of tax. In addition, we recorded a decrease in our capping, closure and post-closure liabilities of approximately $100.4 million, an increase in other long-term obligations of approximately $26.9 million, and a decrease in our net landfill assets of approximately $25.1 million.

Our landfill investments fall into two categories, each of which require accounting judgments and estimates.
• Landfill development asset and related amortization.
• Landfill retirement asset resulting from recording our capping, closure and post-closure liabilities and related amortization.
We use the life cycle accounting method for landfills and the related capping, closure and post-closure liabilities. In life cycle accounting, all capitalizable costs to acquire, develop and retire a site are recorded to

Accounting	Accounting Policy and Process	Residual Accounting and
Area	Use of Estimates	Business Risk
amortization expense based upon the consumption of disposal capacity. The cost of the assets and liabilities related to landfills is driven by the technical design that is developed by a third party consultant and approved by a regulatory agency. The technical design includes the construction, capping and closure specifications, the types and quantities of materials required and determination of the landfill capacity. Estimates of future landfill disposal capacity are updated periodically (generally annually) based on third party aerial surveys.

Landfill development asset and related amortization	Site Permit and Technical Design
In order to develop, construct and operate a landfill, we are required to obtain permits from various regulatory agencies at the local, state and federal level. The permitting process requires an initial siting study to determine whether the location is feasible for landfill operations. The studies are typically prepared by third party consultants and reviewed by our environmental management group. The initial studies are submitted to the regulatory agencies for approval.

Changes in legislative or regulatory requirements may cause changes in the landfill site permitting process. These changes could make it more difficult or costly to obtain a landfill permit.

Studies performed by third parties could be inaccurate which could result in the revocation of a permit. Conditions could exist that were not identified in the study which make the location not feasible for a landfill and could result in the revocation of a permit. Revocation of a permit could materially impair the recorded value of the landfill asset.

Actions by neighboring parties, private citizen groups or others to oppose our efforts to obtain permits could result in revocation or suspension of a permit which could adversely impact the economic viability of the landfill and could materially impair the recorded value of the landfill.

Technical Landfill Design
	Upon receipt of initial regulatory approval, technical landfill designs are prepared. These designs are compiled by third party consultants and reviewed by our environmental management group. The technical designs include the detailed specifications to develop and construct all	Changes in legislative or regulatory requirements may require changes in the landfill technical design. These changes could make it more difficult or costly to meet new design standards.

Accounting	Accounting Policy and Process	Residual Accounting and
Area	Use of Estimates	Business Risk
components of the landfill including the types and quantities of materials that will be required. The technical designs are submitted to the regulatory agencies for approval. Upon approval of the technical design, the regulatory agencies issue permits to develop and operate the landfill.

Technical design requirements, as approved, may need modifications at some future point in time.

Third party designs could be inaccurate and could result in increased construction costs or difficulty in obtaining a permit.

Landfill Disposal Capacity
Included in the technical designs are the factors that determine the ultimate disposal capacity of the landfill. These factors include the area over which the landfill will be developed, the depth of excavation, the height of the landfill elevation and the angle of the side-slope construction. The disposal capacity of the landfill is calculated in cubic yards. This measurement of volume is then converted to a disposal capacity expressed in tons based on an average expected density to be achieved over the operating life of the landfill.

Estimates of future disposal capacity may change as a result of changes in legislative or regulatory design requirements.

The density of waste may vary due to variations in operating conditions, including waste compaction practices, site design, climate and the nature of the waste.

Development Costs
The types of costs that are detailed in the technical design specifications generally include excavation, natural and synthetic liners, leachate collection system construction, installation of methane gas collection systems and monitoring probes, installation of groundwater monitoring wells, construction of leachate management facilities and other costs associated with the development of the site. We review the adequacy of our cost estimates used in the annual update of the above costs by comparing estimated costs with third party bids or contractual arrangements, review changes in year over year cost estimates for reasonableness, and compare our resulting development cost per acre with prior periods. These development costs, together with any costs incurred to acquire, design and permit the landfill, including capitalized interest, are recorded to the landfill asset on the balance sheet as incurred.

Actual future costs of construction materials and third party labor could differ from the costs we have estimated because of the impact from general economic conditions on the availability of the required materials and labor. Technical designs could be altered due to unexpected operating conditions, regulatory changes or legislative changes.

Landfill Development Asset Amortization
	In order to match the amortization of the landfill asset with the revenue generated by the landfill operations, we amortize the landfill development asset over its operating life on a per-ton basis as waste is accepted	Increases and decreases in our cost estimates and changes in disposal capacity will normally result in a change in our amortization rates on a

Accounting	Accounting Policy and Process	Residual Accounting and
Area	Use of Estimates	Business Risk
at the landfill. At the end of a landfill’s operating life, the landfill asset is fully amortized. The per-ton rate is calculated by dividing the sum of the landfill net book value and estimated future development costs (as described above) of the landfill by the estimated remaining disposal capacity. The costs are not inflated and discounted, but rather expressed in nominal dollars. This rate is applied to each ton accepted at the landfill and recorded as a charge to amortization expense.

prospective basis. An unexpected significant increase in estimated costs or reduction in disposal capacity could effect the ongoing economic viability of the landfill and result in an asset impairment.

Amortization rates per-ton are influenced by the original cost basis for the landfill, including acquisition costs, which in turn is determined by geographic location and market values. We have secured significant landfill assets through business acquisitions in recent years and valued them at the time of acquisition based upon market value. Also, per-ton rates are influenced by site specific engineering and cost factors.

Estimate Updates
On an annual basis, we update the estimates of future development costs and remaining disposal capacity for each landfill. These costs and disposal capacity estimates are reviewed and approved by senior operations management annually. Changes in the cost estimates are reflected prospectively in the landfill amortization rates that are updated annually.

Capping, closure and post-closure liabilities	We have two types of retirement obligations related to landfills: (1) capping and (2) closure and post-closure monitoring.
Landfill Capping
As individual areas within each landfill reach capacity, we are required to cap and close the areas in accordance with the landfill site permit. These requirements are detailed in the technical design of the landfill siting process described above. Capping activities primarily include installation of liners, drainage, compacted soil layers and topsoil over areas of a landfill where total disposal capacity has been consumed and waste is no longer being received. There are multiple capping activities that occur over the operating life of the landfill.	Changes in legislative or regulatory requirements including changes in capping, closure activities or post-closure monitoring activities, types and quantities of materials used, or term of post-closure care could cause changes in our cost estimates.

Accounting	Accounting Policy and Process	Residual Accounting and
Area	Use of Estimates	Business Risk
Closure and Post-Closure Monitoring
Closure costs are any costs incurred after a site stops receiving waste but prior to being certified as closed and enters its post-closure monitoring period. After the entire landfill site has reached capacity and is closed, we are required to maintain and monitor the site for a post-closure period, which may extend for 30 years. Post-closure requirements generally include maintenance of the site and monitoring the methane gas collection systems and groundwater systems, and other activities that occur after the site has ceased accepting waste. Costs associated with post-closure monitoring generally include groundwater sampling, analysis and statistical reports, third party labor associated with gas systems operations and maintenance, transportation and disposal of leachate and erosion control costs related to the final cap.

Landfill Retirement Obligation Asset Amortization
Under SFAS 143, there are five accounting processes: (1) a retirement obligation is recorded for the present value of the estimated capping, closure and post-closure costs as the liability for such costs is incurred (capping costs are accrued for each specific capping event, whereas, closure and post-closure costs are accrued over the operating life of the landfill); (2) a retirement obligation asset is recorded, in addition to the landfill development asset, for the same value as the retirement obligation liability; (3) the projected total capping, closure and post-closure assets to be recorded over the life of the landfill are amortized to amortization expense as disposal capacity is consumed; (4) the liability recorded is accreted to reflect the passage of time; and (5) actual cash expenditures are charged against the recorded liability as they are incurred.

For each landfill, the following accounting processes are applied:
(1) Estimates of the total future costs required to cap, close, and monitor the landfill as specified by each landfill permit are developed annually. The estimates include the specific timing of the estimated future cash outflows, considering the anticipated waste flow into the capping events and the landfill.
(2) In 2003, an inflation rate of 2.5% was used to estimate future costs and a credit-	Actual timing of disposal capacity utilization could differ from projected timing, causing differences in timing of when amortization and accretion expense is recognized for capping, closure and post-closure liabilities.

Changes in future inflation rate projections could impact our actual future costs and our total liability.

Changes in our capital structure could result in changes to the credit-adjusted risk-free rate used to discount the liabilities, which could cause changes in our recorded liabilities and expense.

Change in the landfill retirement obligation due to changes in the anticipated waste flow, cost estimates or the timing of expenditures for closed landfills and fully incurred but unpaid capping events are recorded in results of operations as new information becomes available.

Accounting	Accounting Policy and Process	Residual Accounting and
Area	Use of Estimates	Business Risk
adjusted risk-free rate of 9.0% was used to present value the total future costs.
(3) The present value of the remaining capping costs for a specific capping event and the remaining closure and post-closure costs for the landfill are accrued as retirement obligations as the liability for capping, closure and post-closure monitoring are incurred on a per ton basis. This liability is incurred as disposal capacity is consumed at the landfill.
(4) A corresponding retirement obligation asset is recorded for the same value as the additions to the retirement obligation liability as disposal capacity is consumed. The total landfill asset is comprised of the landfill development asset and the retirement obligation asset.
(5) Using our projected waste flow into the capping events and the landfill and the projected total capping and closure and post-closure assets, we develop a per ton rate that is used to record amortization expense as waste is received at the landfill.
This could result in unanticipated increases or decreases in expense.
(6) The retirement obligation is increased each year to reflect to passage of time by accreting the balance at the same credit-adjusted risk-free rate that was used to discount the projected costs. This accretion expense is charged to cost of operations.
(7) Actual cash expenditures reduce the asset retirement obligation liability as they are incurred.

Rates could change in the future based on the evaluation of new facts and circumstances relating to landfill closure design, post-closure monitoring requirements, or the inflation or discount rate.
Estimate Updates
On an annual basis, we update the estimate of future capping, closure and post-closure costs and estimates of future disposal capacity for each landfill. Revisions in estimates of our costs are treated prospectively for our operating landfills but are recorded immediately in results of operations for full incurred capping events and closed landfills since the associated disposal capacity has already been consumed.

Disposal capacity	As described previously, disposal capacity is determined by the specifications detailed in the landfill permit obtained. We classify this disposal capacity as permitted. We also include probable expansion disposal capacity in our remaining disposal capacity estimates, which relates to additional disposal capacity being sought through means of an expansion. Probable expansion disposal capacity has not	We may be unsuccessful in obtaining permits for probable expansion disposal capacity because of the failure to obtain the final local, state or federal permit or due to other unknown reasons. If we are unsuccessful in obtaining permits for probable expansion disposal

Accounting	Accounting Policy and Process	Residual Accounting and
Area	Use of Estimates	Business Risk
yet received final approval from the regulatory agencies, but we have determined that certain critical criteria have been met and the successful completion of the expansion is highly probable. Our internal criteria to classify disposal capacity as probable expansion are as follows:

1. We have control of and access to the land where the expansion permit is being sought.

2. All geologic and other technical siting criteria for a landfill have been met or a variance from such requirements has been received (or can reasonably be expected to be achieved).

capacity, or the disposal capacity for which we obtain approvals is less than what was estimated, both costs and disposal capacity will change, which will generally increase the rates we charge for landfill amortization and capping, closure and post-closure accruals. An unexpected decrease in disposal capacity could cause an asset impairment.

3. The political process has been assessed and there are no identified impediments that cannot be resolved.
4. We are actively pursuing the expansion permit and have an expectation that the final local, state and federal permits will be received within the next five years.
5. Senior operations management approval has been obtained.
After successfully meeting these criteria, the disposal capacity that will result from the planned expansion is included in our remaining disposal capacity estimates. Additionally, for purposes of calculating the landfill amortization and capping, closure and post-closure rates, we include the incremental costs to develop, construct, close and monitor the related probable expansion disposal capacity.

Non-recurring acquisition accruals	Nature of Liabilities
At the time of an acquisition accounted for under the purchase method of accounting, we evaluate and adjust existing accruals of the acquired company to represent our estimate of the future costs to settle the assumed obligations, which represents fair value. Assumed liabilities as well as liabilities resulting directly from the completion of the acquisition are considered in the net assets acquired and resulting purchase price allocation.

There could be changes in circumstances or estimates that cause the actual settlement of these liabilities to be higher or lower than our original estimates.
	Liabilities resulting from changes in estimates of assumed obligations, including litigation, self-insurance reserves and loss contracts, as well as liabilities related to restructuring and	Additional liabilities may exist related to the acquired operations that have not been identified.

Accounting	Accounting Policy and Process	Residual Accounting and
Area	Use of Estimates	Business Risk
abandonment activities, are accrued through a charge to expense. Additionally, transition costs that are not accruable at the time of acquisition, including transitional personnel costs, route restructurings and costs associated with the consolidation of operations are expensed in the period in which the costs are incurred.

Estimate Updates
We evaluate the adequacy of the non-recurring acquisition accruals at least annually by obtaining third party actuarial valuations of assumed self-insurance obligations, third party legal counsel updates for assumed litigation and field and corporate management reviews of all acquisition related commitments. Any changes in the liabilities resulting from these reviews are recorded in the period in which the change in estimate is made. The adjustment is charged to either an expense or goodwill consistent with how the original liability was established and the period of time that has elapsed since the date of the acquisition. Generally, we do not record adjustments to goodwill after one year from the date of the acquisition.

Summary
At December 31, 2003 and 2002, we had approximately $154.1 million and $200.9 million, respectively, of non-recurring acquisition accruals remaining on our balance sheet, consisting primarily of loss contracts, litigation and compliance, and risk management and insurance liabilities associated with the acquisition of BFI. Cash paid against non-recurring acquisition accruals, including severance, in 2003 was $41.5 million and $88.7 million in 2002.

Environmental liabilities	Nature of Liabilities
Liabilities arise from contamination existing at our landfills or at third-party landfills that we (or a predecessor company) have delivered or transported waste to and are based on our estimates of future costs that we will incur for incremental remediation activities and the related litigation costs. To determine our ultimate liability at these sites, we have used third party environmental engineers and attorneys to assist in the evaluation of several factors, including the extent of contamination at each identified site and the most appropriate remedy. We accrue for costs associated with environmental remediation obligations when such costs are probable and	Actual settlement of these liabilities could differ from our estimates due to a number of uncertainties, such as the extent of contamination at a particular site, the final remedy, the financial viability of other potentially responsible parties, and the final apportionment of responsibility among the potentially responsible parties.

Actual amounts could differ from the estimated liability as a result of changes in estimated

Accounting	Accounting Policy and Process	Residual Accounting and
Area	Use of Estimates	Business Risk
reasonably estimable. The majority of our environmental liabilities are liabilities that we assumed in connection with an acquisition. Any increases in the assumed accruals for environmental liabilities from the amounts recorded by the predecessor are charged to operating expense. If the liabilities arise through the normal course of business, the accruals are also charged to operating expense.

future litigation costs to pursue the matter to ultimate resolution including both legal and remedial costs.

An unanticipated environmental liability that arises could result in a material charge to operating expense.

Estimate Updates
We periodically consult with outside legal counsel and environmental engineers to review the status of all environmental matters and to assist our environmental and legal management in updating our estimates of the likelihood and amounts of resolution. As the timing of cash payments for these liabilities is uncertain, the accrued costs are not discounted. Any changes in the liabilities resulting from these reviews are recorded to operating income in the period in which the change in estimate is made.

Summary
We have determined that the recorded liability for environmental matters as of December 31, 2003 and 2002 of approximately $337.4 million and $365.1 million, respectively, represents the most probable outcome of these contingent matters. Cash paid for environmental matters during 2003 and 2002 was $24.9 million and $27.8 million, respectively.

We do not expect that adjustments to estimates, which are reasonably possible in the near term and that may result in changes to recorded amounts, will have a material effect on our consolidated liquidity, financial position or results of operations. However, we believe that it is reasonably possible the ultimate outcome of environmental matters, excluding capping, closure and post-closure could result in approximately $20 million of additional liability. Due to the nature of these matters, the cash flow impact would not be immediate and would most likely be over a period greater than five years.

Accounting	Accounting Policy and Process	Residual Accounting and
Area	Use of Estimates	Business Risk
Self-insurance liabilities and related costs	We maintain high deductibles for commercial general liability, automobile liability, and workers’ compensation insurance and are fully self-insured for employee group health claims. Deductible levels are between $1 million and $3 million. The retained or non-insured portion of the liability for unpaid claims and associated expenses, including incurred but not reported losses, is reflected in our balance sheet as an accrued liability. The liability for unpaid claims and associated expenses for commercial general liability, automobile liability and workers’ compensation is actuarially determined by a third-party actuary. We use a third-party administrator to track and evaluate actual claims experience for consistency with the data used in the annual actuarial valuation. The expense is charged to operating costs. The actuarially determined liability is calculated for the most part by our past claims experience factor, which considers both the frequency and settlement amount of claims.

Incident rates, including frequency and severity, could increase or decrease during a year causing our current and future actuarially determined obligations to increase or decrease.

The costs to discharge our obligations, including legal costs and health care costs, could increase or decrease causing current and/or prior estimates of our self-insurance liability to change.

As of December 31, 2003 and 2002, we had approximately $193.5 million and $146.2 million of self-insurance liabilities on our balance sheet. Cash paid for self-insurance claims during 2003 and 2002 was $210.0 million and $191.4 million, respectively.

Loss Contingencies	We are subject to various legal proceedings and claims, the outcomes of which are subject to significant uncertainty. We determine whether to disclose and accrue for loss contingencies based on an assessment of whether the risk of loss is remote, reasonably possible or probable and can be reasonably estimated. We analyze our litigation and regulatory matters based on available information to assess potential liability. Management’s assessment is developed in consultation with the Company’s outside counsel and other advisors and is based on an analysis of possible outcomes under various strategies.

Generally, we record losses related to contingencies in cost of operations or selling, general and administrative expenses, depending on the nature of the underlying transaction leading to the loss contingency.	Actual costs can vary from estimates for a variety of reasons. For example, the costs from settlement of claims and litigation can vary from estimates based on differing interpretations of laws, opinions on culpability and assessments on the amount of damages.

Loss contingency assumptions involve judgments that are inherently subjective and generally involve business matters that are by nature unpredictable. If a loss contingency results in an adverse judgment or is settled for significant amounts, it could have a material adverse effect on our results of operations, cash flows and financial position in the period or periods in which such judgment or settlement occurs.

Accounting	Accounting Policy and Process	Residual Accounting and
Area	Use of Estimates	Business Risk
Allowance for doubtful accounts receivable	We provide services to approximately 10 million customers throughout the United States. We perform credit evaluations of our significant customers and establish an allowance for doubtful accounts based on the aging of our receivables, payment performance factors, historical trends and other information. In general, we reserve 50% of receivables outstanding 90 to 120 days and 100% of those outstanding over 120 days. We also review specific outstanding accounts and reserve the receivable if information becomes available indicating we will not receive payment. Our reserve is evaluated and revised on a monthly basis.

Adverse changes in the financial health of our customers could change the timing or levels of collections and require adjustments to our allowance for doubtful accounts.
Asset Impairment	Valuation Methodology
We evaluate our long-lived assets for impairment based on projected cash flows anticipated to be generated from the ongoing operation of those assets.

Evaluation Criteria
We test long-lived assets for recoverability whenever events or changes in circumstances indicate that the asset’s carrying amounts may not be recoverable. Examples of such events could include a significant adverse change in the extent or manner in which we use a long-lived asset, a change in its physical condition, or new circumstances that would cause an expectation that it is more likely than not that we would sell or otherwise dispose of a long-lived asset significantly before the end of its previously estimated useful life.

If we have changes in events or circumstances, including reductions in anticipated cash flows generated by our operations or determinations to divest of certain assets, certain assets could be impaired which would result in a non-cash charge to earnings.

Our most significant asset impairment exposure, other than goodwill (see discussion below) is our investment in landfills. A reduction in our estimated disposal capacity as a result of unanticipated events could trigger an impairment charge.
Recognition Criteria
If such circumstances arise, we recognize an impairment for the difference between the carrying amount and fair value of the asset, if the carrying amount of the asset exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. We use the present value of the expected cash flows from that asset to determine fair value.

Goodwill Impairment	Valuation Methodology
	We evaluate goodwill for impairment based on fair value of each geographic operating segment. Our geographic operating segment is an aggregate of several vertically integrated businesses with similar operational characteristics. We estimate fair value based on net cash flows discounted using an estimated weighted-average cost of capital of	The estimated fair value could change as there are future changes in our capital structure, cost of debt, interest rates, ability to perform at levels that were forecasted, actual capital expenditure levels, or our market capitalization. For

Accounting	Accounting Policy and Process	Residual Accounting and
Area	Use of Estimates	Business Risk
approximately 6.7%. In addition, consideration is also given to an earnings multiple approach, enterprise value and overall company market capitalization to evaluate the reasonableness of our discounted cash flows.

Evaluation Criteria
Annually, we test realizability of goodwill. In addition, we test goodwill for recoverability between annual evaluations whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Examples of such events could include a significant adverse change in legal factors, liquidity or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, loss of key personnel, or new circumstances that would cause an expectation that it is more likely than not that we would sell or otherwise dispose of an operating segment or a significant portion of a geographic operating segment.

example, a reduction in long-term growth assumptions could reduce the estimated fair value to below carrying value, which would trigger an impairment charge. Similarly, an increase in our weighted average cost of capital could trigger an impairment charge.
Recognition Criteria
We recognize an impairment if the net book value exceeds the fair value as determined using discounted future cash flows on a geographic operating segment basis.

At the time of a divestiture of an individual business unit within a geographic operating segment, goodwill is allocated to that business unit and a gain or loss on disposal is derived. Subsequently, the remaining goodwill in the geographic operating segment from which the assets were divested is re-evaluated for impairment, which could also result in an additional loss.

In the past, we have incurred non-cash losses on sales of assets driven primarily by the goodwill allocated to the assets divested. If similar divestiture decisions are made in the future, we could incur additional non-cash losses on asset sales. A divestiture of any individual asset below the geographic operating segment level could result in a loss.
Summary
At December 31, 2003 and 2002, we had $8.3 billion and $8.5 billion, respectively, of goodwill recorded. Upon adoption of SFAS 142 at January 1, 2002, we had no impairment of goodwill. In addition, at December 31, 2003 and 2002, there was no impairment of goodwill upon completion of our annual evaluation of goodwill recoverability.

Tax Accruals	We account for income taxes using a balance sheet approach whereby deferred tax assets and liabilities are determined based on the differences in financial reporting and income tax basis of assets, other than non-deductible goodwill, and liabilities. The differences are measured	The balance sheet classification and amount of the tax accounts established relating to acquisitions are based on certain assumptions that could possibly change based on the ultimate outcome

Accounting	Accounting Policy and Process	Residual Accounting and
Area	Use of Estimates	Business Risk
using the income tax rate in effect during the year in which the differences are expected to reverse. We utilize outside experts and legal counsel to assist in the development or review of significant tax positions used in establishing our liability.

We provide a valuation allowance for deferred tax assets (including net operating loss and capital loss carryforwards) when it is more likely than not that we will not be able to realize the future deduction giving rise to the deferred tax asset.

We record liabilities for actual or expected probable tax adjustments proposed by tax authorities at the federal and state level.

The acquisition of BFI in 1999, which was accounted for as a business purchase combination, resulted in approximately $6.8 billion of goodwill, $6.5 billion of which the amortization is non-deductible. At December 31, 2003, approximately $6.0 billion of non-deductible goodwill remains on our balance sheet.

Income tax expense is recorded on an interim basis based on the expected annual effective tax rate. The annual effective tax rate is determined using estimated full year earnings, non-deductible items and tax credits that are anticipated to be utilized.

of certain tax matters. As these tax accounts were established in purchase accounting, any future changes relating to these amounts will result in balance sheet reclassifications, which may include an adjustment to goodwill. Changes in estimated realizability of deferred tax assets could result in additional income tax expense.

We are currently under examination by various state and federal taxing authorities for certain tax years. The Internal Revenue Code and Income Tax Regulations are a complex set of rules that we are required to interpret and apply to our transactions. Positions taken in tax years under examination are subject to challenge. Accordingly, we may have exposure for additional tax liabilities arising from these audits if any positions taken are disallowed by the taxing authorities. (See Note 14 of our consolidated financial statements included herein.)

Summary
As of December 31, 2003, net operating loss and minimum tax credit carryforwards with an after tax benefit totaling $349 million remain unused that will expire if not used by the end of various future years. Valuation allowances have been established for the possibility that some of these carryforwards may not be used.

Actual income tax rates can vary from period to period as a result of differences between estimated and actual earnings, non-deductible items and tax credit utilization. An increase or decrease in the tax rate could have a material impact on our results of operations.

Defined Benefit Pension Plans	Recognition Criteria Our defined benefit retirement plan was assumed in connection with the acquisition of BFI. The benefits of approximately 97% of the plan participants were frozen upon acquisition.
The benefit obligation and associated income or expense is actuarially determined by an independent third party based on actuarial assumptions we believe are reasonable. We use a third party to administer the plan and maintain certain data that is provided to the

Accounting	Accounting Policy and Process	Residual Accounting and
Area	Use of Estimates	Business Risk
actuary. The plan assets are managed by a third party that is unaffiliated to our actuary. We recognize in our financial statements an accrued liability (or a prepaid pension expense), for the difference between the cost to satisfy our pension obligation and the investment income earned or contributions to the plan. Pension income or expense is recorded to selling, general and administrative expense.

Our funding policy is to make annual contributions to the pension plan as determined to be required by the plan’s actuary and to meet the minimum requirements of ERISA. No contributions were required during the last three years. No contributions are anticipated for 2004.

The plan’s policy is to invest the plan’s assets as determined by our Benefits Committee. At December 31, 2003, of the total plan assets of $317.4 million, approximately 39% was invested in fixed income bond funds and approximately 61% in equity funds.

Assumptions
The assumptions used in the actuarial determined funded status are as follows: (weighted average assumptions as of our measurement date, September 30):

Changes in our investment mix and performance of the equity and bond markets and of fund managers could impact the amount of pension income or expense recorded, the funded status of the plan and the need for future cash contributions.

	2003	2002
Discount rate	6.25%	6.75%
Expected return
on plan assets	9.00%	9.50%
Average rate of
compensation
increase	4.00%	4.00%

Our discount rate represents the yield on high quality (AAA) bonds at which our obligation could be settled. Our discount rate is based on a review of the current rate of long-term bonds which have durations that are equivalent to our obligations under the plan.

Our discount rate is sensitive to changes in market based interest rates. A decrease in the discount rate will increase the liability and decrease the funded status of the plan.
The expected return on our plan assets represents a long-term view of returns based on our current asset mix. In developing our expected rate of return assumption, we evaluated an analysis of long-term expected and historical actual returns on the plan assets from our investment managers which gave consideration to our asset mix and anticipated length of obligation of our plan.	If actual return on plan assets varies from the expected returns, the fair value of the plan assets will differ from our projections.

Accounting	Accounting Policy and Process	Residual Accounting and
Area	Use of Estimates	Business Risk
The average rate of compensation increase applies only to the portion of the plan that is not frozen. Less than 3% of the plan participants continue to earn benefits. This rate reflects our expectations of average pay increases over the period benefits are earned.

	We annually review our actual asset allocation, discount rate, expected rate of return and other actuarial assumptions and adjust them as deemed necessary.	Changes in our key assumptions could cause changes in our assets, liabilities and income or expense recorded. For example, a decrease in the discount rate would result in a greater benefits obligation and more pension expense in future periods. A lower expected return on assets would also increase the amount of pension expense recorded.

New Accounting Standards

For a description of the new accounting standards that affect us, see Note 1 to our consolidated financial statements included herein.

Disclosure Regarding Forward Looking Statements

This Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (Forward Looking Statements). All statements, other than statements of historical fact included in this report, are Forward Looking Statements. Although we believe that the expectations reflected in such Forward Looking Statements are reasonable, we can give no assurance that such expectations will prove to be correct. Generally, these Forward Looking Statements include, among others, statements regarding:

•	our business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, including our market-specific acquisitions and divestitures;

•	our ability to obtain financing, refinance existing debt, reduce interest cost, accelerate our de-leveraging process, and to extend our larger debt maturities in 2008 and 2009;

•	the adequacy of our operating cash flow and revolving credit facility to make payments on our indebtedness and fund other liquidity needs;

•	our expectation of the amounts we will spend on capital expenditures, closure, post-closure and remediation expenditures related to landfill operations in 2004;

•	our ability to generate cash flows from operations after funding capital expenditures at similar levels as what we generated over the last three years;

•	our ability at the end of 2004 to have 77% of our debt at fixed interest rates;

•	our ability to increase revenue growth and internal growth by increasing volumes collected and disposed and by increasing the rates for the services we provide;

•	our ability to pay cash dividends in the future;

•	our expectation that we may become an investment grade investment in the future;

•	our ability to achieve credit ratios that would allow us to receive benefits of a cross over investment grade company and/or investment grade-like cost of capital;

•	our estimates of future expenses, including amortization expense;

•	our ability to achieve cost reductions in the future;

•	our estimates of future annual interest cost reductions;

•	our ability to perform our obligations under financial assurance contracts and our expectation that financial assurance contracts will not materially increase;

•	underlying assumptions including internal growth as well as general economic and financial market conditions;

•	our expectation that our casualty, property or environmental claims or other contingencies will not have a material effect on our operations;

•	our estimate of federal and state income taxes and penalties required to be paid if we do not prevail in our appeal of the IRS’ disallowance of capital losses related to BFI; and

•	our belief that the costs of settlements or judgments arising from litigation and the effects of settlements or judgments on our consolidated liquidity, financial position or results of operation will not be material.

All phases of our operations are subject to a number of uncertainties, risks and other influences, many of which are outside of our control and any one of which, or a combination of which, could materially affect the results of our operations. Important factors that could cause actual results to differ materially from our expectations are discussed in our Annual Report on Form 10-K for the year ended December 31, 2003 detailed in Management’s Discussion and Analysis.

Inflation and Prevailing Economic Conditions

Our objective is to be able to implement price increases sufficient to offset most cost increases resulting from inflation. However, competitive factors have and may continue to require us to absorb cost increases resulting from inflation. As a result, we have been unable to implement price increases sufficient to offset cost increases resulting from inflation. Consistent with industry practice, most of our contracts provide for a pass through of certain costs, including increases in landfill tipping fees and, in some cases, fuel costs. We are unable to determine the future impact of a sustained economic slowdown.

Quantitative and Qualitative Disclosures About Market Risk

We are subject to interest rate risk on our variable rate long-term debt. To reduce the risk from interest rate fluctuations, we enter into hedging transactions that have been authorized pursuant to our policies and procedures. We do not use financial instruments for trading purposes and are not a party to any leveraged derivatives.

We have effectively converted a significant portion of our long-term debt, which required payment at variable rates of interest, to fixed rate obligations through interest rate swap transactions. During 2003, these transactions required us to pay fixed rates of interest on notional amounts of principal to counter-parties. The counter-parties, in turn, paid to us variable rates of interest on the same notional amounts of principal. In addition, during 2003 we entered into interest rate swap contracts that convert fixed rate debt to variable interest rates to effectively manage the percentage of our debt portfolio that is fixed rate terms. Under these transactions, we are required to pay variable rates on notional amounts of principal to counter-parties. The counter-parties, in turn, paid to us the fixed rates of interest on the same notional amount of principal.

Increases or decreases in short-term market rates did not materially impact earnings and cash flow in 2003 as a significant portion of variable rate debt had been swapped for fixed rates. The following interest rate table summarizes all interest rate swaps that were in effect and their fair value as of December 31, 2003:

					Fair Market Value
Notional Principal			Underlying		Asset/(Liability)
(in millions)	Maturity	Interest Paid	Obligations	Interest Received	(in millions)
$350.0	November 2008 - November 2009	3.88%	Senior Notes	6.50%	$0.9
$1,650.0	March 2004 – March 2005	6.08%	Credit Agreement Term Loan Facility	Libor	$(47.4)

At December 31, 2003, with 96% of our debt fixed either directly or through interest rate swap agreements, we have $378 million of floating rate debt. If interest rates increased by 100 basis points, annualized interest expense would increase by $3.8 million ($2.3 million after tax). This analysis does not reflect the effect that declining interest rates would have on other items, such as new borrowings nor the favorable impact they would have on interest expense and cash payments for interest. Accordingly, any changes in interest rates would have a minimal impact on our net income. See Notes 5 and 6 to our consolidated financial statements in this Form 8-K for additional information regarding how we manage interest rate risk.

Financial Statements and Supplementary Data

Report of Independent Auditors.

Consolidated Balance Sheets as of December 31, 2003 and 2002.

Consolidated Statements of Operations for each of the Three Years in the Period Ended December 31, 2003.

Consolidated Statements of Stockholders’ Equity for the Three Years Ended December 31, 2003.

Consolidated Statements of Cash Flows for each of the Three Years in the Period Ended December 31, 2003.

Notes to Consolidated Financial Statements.

Report of Independent Auditors

To the Board of Directors and Shareholders of
Allied Waste Industries, Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Allied Waste Industries, Inc. and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 8 to the consolidated financial statements, the Company changed its method of accounting for obligations associated with the retirement of long-lived tangible assets and the associated asset retirement costs as of January 1, 2003; as discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets as of January 1, 2002; and as discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities as of January 1, 2001.

PRICEWATERHOUSECOOPERS LLP

Phoenix, Arizona
February 4, 2004, except for Note 17 and Note 19
as to which the date is May 5, 2004.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	December 31,
	2003	2002
ASSETS
Current Assets —
Cash and cash equivalents	$444.7	$179.4
Accounts receivable, net of allowance of $22.4 and $22.3	651.3	652.1
Prepaid and other current assets	108.8	136.2
Deferred income taxes, net	80.8	104.4

Total current assets	1,285.6	1,072.1
Property and equipment, net	4,018.9	4,005.7
Goodwill	8,313.0	8,530.4
Other assets, net	243.4	320.7

Total assets	$13,860.9	$13,928.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities —
Current portion of long-term debt	$249.6	$163.5
Accounts payable	477.5	414.0
Current portion of accrued capping, closure, post-closure and environmental costs	95.2	95.3
Accrued interest	174.1	182.0
Other accrued liabilities	352.6	379.3
Unearned revenue	218.8	215.7

Total current liabilities	1,567.8	1,449.8
Long-term debt, less current portion	7,984.5	8,718.7
Deferred income taxes	128.5	51.4
Accrued capping, closure, post-closure and environmental costs, less current portion	790.1	864.0
Other long-term obligations	872.3	909.0
Commitments and contingencies
Series A senior convertible preferred stock, 1.0 million shares authorized, issued and outstanding, liquidation preference of $1,247 per share	—	1,246.9
Stockholders’ Equity —
Series C senior mandatory convertible preferred stock, $0.10 par value, 6.9 million shares authorized, issued and outstanding, liquidation preference of $50.00 per share	333.1	—
Common stock; $0.01 par value; 525 million authorized shares; 320.1 million and 196.2 million shares issued and outstanding	3.2	2.0
Additional paid-in capital	2,318.5	989.6
Accumulated other comprehensive loss	(94.5)	(131.2)
Retained deficit	(42.6)	(171.3)

Total stockholders’ equity	2,517.7	689.1

Total liabilities and stockholders’ equity	$13,860.9	$13,928.9

The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)

	Years Ended December 31,
	2003	2002	2001
Revenues	$5,247.7	$5,190.8	$5,231.4
Cost of operations	3,190.1	3,039.1	2,964.2
Selling, general and administrative expenses	476.9	462.7	434.7
Depreciation and amortization	546.0	478.5	448.8
Goodwill amortization	—	—	226.7
Non-cash (gain) loss on divestiture of assets	—	(9.3)	107.0

Operating income	1,034.7	1,219.8	1,050.0
Equity in earnings of unconsolidated affiliates	—	—	(14.1)
Interest expense and other	832.9	854.0	866.1

Income before income taxes	201.8	365.8	198.0
Income tax expense	88.7	165.6	162.4
Minority interest	1.9	1.9	3.7

Income from continuing operations	111.2	198.3	31.9
Income (loss) from discontinued operations, net of tax	(11.5)	16.8	26.6
Cumulative effect of change in accounting principle, net of tax	29.0	—	—

Net income	128.7	215.1	58.5
Dividends on preferred stock	(95.6)	(77.9)	(73.0)
Non-cash conversion of Series A Preferred Stock	(496.6)	—	—

Net income (loss) available to common shareholders	$(463.5)	$137.2	$(14.5)

Basic EPS:
Continuing operations	$(2.36)	$0.63	$(0.21)
Discontinued operations	(0.05)	0.09	0.14
Cumulative effect of change in accounting principle	0.14	—	—

Net income (loss) available to common shareholders	$(2.27)	$0.72	$(0.07)

Weighted average common shares	203.8	190.2	189.6

Diluted EPS:
Continuing operations	$(2.36)	$0.62	$(0.21)
Discontinued operations	(0.05)	0.09	0.14
Cumulative effect of change in accounting principle	0.14	—	—

Net income (loss) available to common shareholders	$(2.27)	$0.71	$(0.07)

Weighted average common and common equivalent shares	203.8	193.5	189.6

Pro forma amounts, assuming the change in accounting principle is applied retroactively and excluding the cumulative effect of change in accounting principle in the year of adoption:
Net income (loss) available to common shareholders	$(492.5)	$125.2	$(26.3)

Basic net income (loss) per share	$(2.42)	$0.66	$(0.14)

Diluted net income (loss) per share	$(2.42)	$0.65	$(0.14)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in millions)

							Comprehensive
							Income (Loss)
	Series C		Additional	Accumulated		Total	for the
	Preferred	Common	Paid-In	Comprehensive	Retained	Stockholders’	Twelve Months
	Stock	Stock	Capital	Loss	Deficit	Equity	Ended December 31,
Balance as of December 31, 2000.	$—	$2.0	$1,114.5	$—	$(444.9)	$671.6	$124.4

Common stock issued, net	—	—	5.5	—	—	5.5
Stock options, net	—	—	8.3	—	—	8.3
Dividends declared on Series A senior convertible preferred stock	—	—	(73.0)	—	—	(73.0)
Net income	—	—	—	—	58.5	58.5	$58.5
Other comprehensive loss, net of tax:
Cumulative effect of change in accounting principle	—	—	—	(45.2)	—	(45.2)	(45.2)
Net loss deferred on hedging derivatives	—	—	—	(89.2)	—	(89.2)	(89.2)
Net loss on hedging derivatives reclassified to earnings	—	—	—	49.3	—	49.3	49.3

Balance as of December 31, 2001	$—	$2.0	$1,055.3	$(85.1)	$(386.4)	$585.8	$(26.6)

Common stock issued, net	—	—	6.6	—	—	6.6
Stock options, net	—	—	5.6	—	—	5.6
Dividends declared on Series A senior convertible preferred stock	—	—	(77.9)	—	—	(77.9)
Net income	—	—	—	—	215.1	215.1	$215.1
Other comprehensive income, net of tax:
Net gain deferred on hedging derivatives	—	—	—	7.4	—	7.4	7.4
Net loss on hedging derivatives reclassified to earnings	—	—	—	21.3	—	21.3	21.3
Minimum pension liability adjustment	—	—	—	(74.8)	—	(74.8)	(74.8)

Balance as of December 31, 2002	$—	$2.0	$989.6	$(131.2)	$(171.3)	$689.1	$169.0

The accompanying Notes to Consolidated Financial Statement are an integral part of these statements.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in millions)

							Comprehensive
							Income (Loss)
	Series C		Additional	Accumulated		Total	for the Twelve
	Preferred	Common	Paid-In	Comprehensive	Retained	Stockholders’	Months Ended
	Stock	Stock	Capital	Loss	Deficit	Equity	December 31,
Common stock issued, net	—	1.2	1,415.8	—	—	1,417.0
Stock options, net	—	—	8.7	—	—	8.7
Dividends declared on Series A senior convertible preferred stock	—	—	(80.0)	—	—	(80.0)
Issuance of Series C mandatory convertible preferred stock	333.1	—	—	—	—	333.1
Dividends paid on Series C mandatory convertible preferred stock	—	—	(15.6)	—	—	(15.6)
Net income	—	—	—	—	128.7	128.7	$128.7
Other comprehensive income, net of tax:
Net gain deferred on hedging derivatives	—	—	—	18.8	—	18.8	18.8
Net loss on hedging derivatives reclassified to earnings	—	—	—	13.9	—	13.9	13.9
Minimum pension liability adjustment.	—	—	—	4.0	—	4.0	4.0

Balance as of December 31, 2003	$333.1	$3.2	$2,318.5	$(94.5)	$(42.6)	$2,517.7	$165.4

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Years Ended December 31,
	2003	2002	2001
Operating activities —
Net income	$128.7	$215.1	$58.5
Discontinued operations, net of tax	11.5	(16.8)	(26.6)
Adjustments to reconcile net income to cash provided by operating activities from continuing operations—
Provisions for:
Depreciation and amortization	546.0	478.5	675.5
Non-cash (gain) loss on divestiture of assets	—	(9.3)	107.0
Undistributed earnings of equity investment in unconsolidated affiliates	—	—	(14.1)
Doubtful accounts	23.6	17.0	22.5
Accretion of debt and amortization of debt issuance costs	31.8	43.2	42.7
Deferred income tax	70.6	147.1	141.1
Gain on sale of fixed assets	—	(5.8)	(13.5)
Non-cash reduction in acquisition accruals	(11.2)	(10.7)	—
Non-cash gain on non-hedge accounting interest rate swap contracts	(48.1)	(2.4)	—
Amortization of accumulated other comprehensive loss for de-designated interest rate swap contracts	23.1	35.4	—
Write-off of deferred debt issuance costs	61.0	13.8	23.4
Cumulative effect of change in accounting principle, net of tax	(29.0)	—	—
Change in operating assets and liabilities, excluding the effects of purchase acquisitions—
Accounts receivable, prepaid expenses, and other assets	(24.3)	45.1	(8.8)
Accounts payable, accrued liabilities, unearned revenue, stock option tax benefits and other	31.0	60.6	(131.5)
Capping, closure and post-closure provision and accretion	44.3	70.5	67.0
Capping, closure, post-closure and environmental expenditures	(75.1)	(104.7)	(95.6)

Cash provided by operating activities from continuing operations	783.9	976.6	847.6

Investing activities —
Cost of acquisitions, net of cash acquired	(63.4)	(51.4)	(249.5)
Proceeds from divestitures, net of cash divested	313.4	82.6	359.9
Accruals for acquisition price and severance costs	—	—	(1.7)
Proceeds from sale of fixed assets	17.5	28.6	29.3
Capital expenditures, excluding acquisitions	(491.8)	(536.3)	(497.9)
Capitalized interest	(15.7)	(20.6)	(45.7)
Change in deferred acquisition costs, notes receivable and other	(8.4)	(22.4)	(26.7)

Cash used for investing activities from continuing operations	(248.4)	(519.5)	(432.3)

Financing activities —
Net proceeds from sale of Series C Preferred Stock	333.1	—	—
Proceeds from long-term debt, net of issuance costs	3,037.1	1,044.3	2,755.8
Repayments of long-term debt	(3,754.6)	(1,447.5)	(3,196.6)
Payments of Series C Preferred Stock dividends	(10.2)	—	—
Change in disbursement account	10.5	(87.1)	—
Net proceeds from sale of common stock, exercise of stock options and other	98.4	2.8	6.4

Cash used for financing activities from continuing operations	(285.7)	(487.5)	(434.4)

Cash provided by discontinued operations	15.5	52.2	57.5

Increase in cash and cash equivalents	265.3	21.8	38.4
Cash and cash equivalents, beginning of year	179.4	157.6	119.2

Cash and cash equivalents, end of year	$444.7	$179.4	$157.6

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Allied Waste Industries, Inc., (Allied, we or the Company), a Delaware corporation, is the second largest, non-hazardous solid waste management company in the United States, as measured by revenues. We provide non-hazardous waste collection, transfer, recycling and disposal services in 37 states geographically identified as the Central, Eastern, Southern and Western areas of the United States.

Principles of consolidation and presentation —

The consolidated financial statements include the accounts of Allied and its subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

Certain reclassifications have been made to the prior period financial statements to conform to the current year presentation.

Discontinued operations —

During 2003, we determined that certain operations that were divested or held for sale as part of our divestiture plan that was launched in early 2003 were discontinued operations. As of December 31, 2003, we have sold operations in South Carolina, Georgia, Colorado, New Jersey, Virginia and Florida and have received net proceeds of $250.0 million which was used to repay debt. In addition, at December 31, 2003, we held for sale certain operations in Florida for which we expect net proceeds of $42.2 million to be used to repay debt. Prior period results of these operations have been reclassified to discontinued operations.

The accompanying consolidated financial statements and notes reflect the results of operations, financial position and cash flows of these operations as discontinued operations. Following is a summary of the assets held for sale and discontinued operations on the consolidated balance sheet (in millions):

	December 31,
	2003	2002
Accounts receivable, net	$4.1	$35.5
Other current assets	2.4	4.2
Property and equipment, net	9.2	75.7
Other long-term assets	28.6	11.8

Total assets	$44.3	$127.2

Current liabilities	$3.8	$36.8
Other long-term liabilities	—	0.6

Total liabilities	$3.8	$37.4

Amounts related to assets held for sale on the balance sheet are included in other current assets, other long-term assets, other accrued liabilities and other long-term obligations. Excluded from the balances at December 31, 2003 are amounts related to the operations that were sold prior to December 31, 2003.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Results of operations for the discontinued operations were as follows (in millions):

	For the Year Ended December 31,
	2003	2002	2001
Revenues	$252.7	$326.5	$333.9

Income before tax	$28.8	$28.0	$44.0
Loss on divestiture	(28.8)	—	—
Income tax expense	11.7	11.2	17.4
Cumulative effect of change in accounting principle, net of tax	0.2	—	—

Discontinued operations, net of tax	$(11.5)	$16.8	$26.6

The assets divested or held for sale, including goodwill, were adjusted to the lower of carrying value or fair value. Fair value was based on the actual or anticipated sales price. Included in the results for discontinued operations for the year ended December 31, 2003 is a loss of approximately $28.8 million ($29.0 million, net of tax) reflecting the adjustment to fair value for these operations. Included in the pre-tax loss was approximately $172.8 million of goodwill that was allocated to the divestitures, net of gains recorded for assets sold for which proceeds exceeded book value. A portion of the goodwill allocated to the operations sold was non-deductible for tax purposes. In addition, certain of the operations divested or held for sale were sold pursuant to a stock sale agreement. We had additional tax basis in the stock of these operations, which previously could not be recognized under SFAS No. 109, Accounting for Income Taxes. The divestitures and expected utilization of the resulting capital loss for tax purposes allowed us to record a tax benefit that partially offset the impact of the non-deductible goodwill.

In accordance with Emerging Issues Task Force (EITF) Issue No. 87-24, Allocation of Interest to Discontinued Operations, we allocate interest to discontinued operations based on a ratio of net assets to be sold or sold to the sum of consolidated net assets plus consolidated debt. We do not allocate interest on debt that is directly attributable to other operations outside of the discontinued operations. For the year ended December 31, 2003, 2002 and 2001, we allocated $4.9 million, $8.2 million and $9.5 million, respectively, of interest expense to discontinued operations.

Cash and cash equivalents —

We use a cash management system under which our book balance reflects a credit for our primary disbursement account. This amount represents uncleared checks which have not been presented to our bank. Our funds are transferred as checks are presented. At December 31, 2003 and 2002, the book credit balance of $70.5 million and $60.0 million, respectively, in our primary disbursement account was reported in accounts payable. We consider any liquid investments with an original maturity of three months or less to be cash equivalents. Amounts are stated at quoted market prices.

Concentration of credit risk —

Financial instruments that potentially subject us to concentrations of credit risk consist of cash and cash equivalents and trade receivables. We place our cash and cash equivalents with high quality financial institutions and manage the amount of credit exposure with any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising our customer base.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Allowance for doubtful accounts —

We provide services to approximately 10 million customers throughout the United States. We perform credit evaluations of our significant customers and establish an allowance for doubtful accounts based on the aging of our receivables, payment performance factors, historical trends and other information. In general, we reserve 50% of those receivables outstanding 90 to 120 days and 100% of those outstanding over 120 days. We also review outstanding balances on an account specific basis and fully reserve the receivable prior to 120 days if information becomes available indicating we will not receive payment. Our reserve is evaluated and revised on a monthly basis. The allowance as of December 31, 2003 and 2002 for our continuing operations was approximately $22.4 million and $22.3 million, respectively.

Other assets —

The following table shows the balances included in other assets as of December 31 (in millions):

	2003	2002
Deferred financing costs	$103.5	$137.4
Landfill closure deposits	28.1	27.3
Deferred contract costs	4.4	6.6
Assets held for sale and discontinued operations (see Note 1)	37.8	87.5
Other	69.6	61.9

Total	$243.4	$320.7

Upon funding of debt offerings, financing costs are capitalized and amortized using the effective interest method over the term of the related debt. Financing costs that are deferred represent transaction costs directly attributable to obtaining financings. In 2003 and 2002, we wrote off $61.0 million, and $13.8 million, respectively, in deferred financing costs in connection with the repayment of debt before its maturity date.

Deferred contract costs are certain direct and incremental costs related to long-term revenue producing contracts. Deferred contract costs are recognized as operating expense over the period of benefit and are periodically reviewed for realization.

Other accrued liabilities —

At December 31, 2003 and 2002, respectively, other accrued liabilities include the current portion of non-recurring acquisition accruals of approximately $18.1 million and $55.0 million, accrued payroll of $74.6 million and $64.6 million, accrued income taxes payable of approximately $18.1 million and $23.3 million, accrued insurance of approximately $84.4 million and $77.7 million, and other miscellaneous current liabilities.

Accrued capping, closure and post-closure costs —

Accrued capping, closure and post-closure costs represent an estimate of the present value of the future obligation incurred associated with capping, closure and post-closure monitoring of non-hazardous solid waste landfills we currently own and/or operate. Site specific capping, closure and post-closure engineering cost estimates are prepared annually for landfills owned and/or operated by us for which we are responsible for capping, closure and post-closure. The present value of estimated future costs are accrued on a per unit basis as landfill disposal capacity is consumed. For active landfills, the impact of changes determined to be changes in estimates, based on the annual update, are accounted for on a prospective basis. Changes in estimates for closed landfill sites and fully incurred capping projects are recognized when determined.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Environmental costs —

We accrue for costs associated with environmental remediation obligations when such costs are probable and reasonably estimable. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value, as the timing of cash payments is not reliably determinable. Recoveries of environmental remediation costs from other parties are recorded when their receipt is deemed probable. Environmental liabilities and apportionment of responsibility among potentially responsible parties are accounted for in accordance with the guidance provided by the American Institute of Certified Public Accountants Statement of Position 96-1, Environmental Remediation Liabilities.

Self-Insurance —

We maintain high deductibles for commercial general liability, automobile liability and workers’ compensation insurance and are fully self-insured for employee group health claims. Deductible levels are between $1 million and $3 million. The deductible portion of the general, automobile and workers’ compensation liability for unpaid claims and associated expenses, including claims incurred but not reported, is determined using actuarial valuations provided by an independent third party. We use a third party administrator to track and evaluate actual claims experience for consistency of data used in the annual actuarial valuation. We estimate our liability for incurred but not reported employee health claims based on our most recent experience with claims paid. Our self-insurance liabilities are recorded on an undiscounted basis.

The following tables show the activity and balances related to accrued self-insurance for the year ended December 31, (in millions):

	2003 (1)	2002 (1)
Balance at beginning of year	$146.2	$88.1
Expense incurred	257.3	249.5
Claims paid for current year program	(176.0)	(168.1)
Claims paid for prior years’ program	(34.0)	(23.3)

Balance at end of year	$193.5	$146.2

(1)	Amounts exclude premium related balances, expenses and payments.

Other long-term obligations —

At December 31, 2003 and 2002, respectively, other long-term obligations include the minority interest in consolidated subsidiaries of $8.3 million and $4.6 million, the non-current portion of non-recurring acquisition accruals of $136.0 million and $145.9 million, derivative liabilities for interest rate swap contracts of $46.5 million and $125.7 million (see Note 6), net pension liability of $15.1 million and $16.5 million (see Note 9), self-insurance obligation of $115.5 million and $73.1 million, accruals for contingencies of $462.5 million and $458.5 million and other obligations of $88.4 million and $84.7 million.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contingent liabilities —

We determine whether to disclose and accrue for contingent liabilities based on an assessment of whether the risk of loss is remote, reasonably possible or probable and can be reasonably estimated in accordance with SFAS No. 5, Accounting for Contingencies. We provide for expenses associated with contingent liabilities when such amounts are probable and can be reasonably estimated. We are subject to various legal proceedings, claims and regulator matters, the outcomes of which are subject to significant uncertainty. We analyze our litigation and regulatory matters based on available information to assess the potential liability. Management’s assessment is developed in consultation with outside counsel and other advisors and is based on an analysis of possible outcomes under various strategies.

Revenue —

Our revenues result primarily from fees charged to customers for waste collection, transfer, recycling and disposal services. We generally provide collection services under direct agreements with our customers or pursuant to contracts with municipalities. Commercial and municipal contract terms generally range from one to five years and commonly have renewal options. Our landfill operations include both company-owned landfills and landfills that we operate on behalf of municipalities and others.

Advance billings are recorded as unearned revenue, and revenue is recognized when services are provided, usually within 90 days.

Loss contracts —

We review our revenue producing contracts in the ordinary course of business to determine if the direct costs, exclusive of any fixed costs, to service the contractual arrangements exceed the revenues to be produced by the contract. Any resulting excess direct costs over the life of the contract are expensed at the time of such determination.

Change in accounting principle — derivatives

Effective January 1, 2001, we changed our method of accounting for derivative financial instruments in accordance with the adoption of SFAS No. 133, Accounting for Derivatives Instruments and Hedging Activities (SFAS 133), as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Hedging Activities. See Note 6 on Derivative Instruments and Hedging Activities.

Non-recurring acquisition accruals —

At the time of an acquisition accounted for under the purchase method of accounting, we evaluate and adjust existing accruals to represent our estimate of the future costs to settle the assumed liabilities. Assumed liabilities are considered in the allocation of purchase price and goodwill valuation. Liabilities related to restructuring and abandonment activities, loss contracts or changes in estimates of environmental, litigation and regulatory compliance costs are charged to expense in the period in which the acquisition is completed. Any subsequent changes to these estimates are also charged to expense in the same line item as the original charge was recorded. At December 31, 2003 and 2002, we had approximately $154.1 million and $200.9 million, respectively, of non-recurring acquisition accruals remaining on our consolidated balance sheets, consisting primarily of loss contract, litigation, insurance liabilities and other commitments associated with the acquisition of Browning-Ferris Industries, Inc. (BFI). Expenditures against non-recurring acquisition accruals, including severance costs in 2003 and 2002 were $41.5 million and $88.7 million, respectively.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Non-cash (gain) loss on divestiture of assets —

In October 2002, we sold collection operations for net proceeds of approximately $77.5 million. In connection with our strategic business model and ongoing review of the operations, we determined that the sale of such assets would allow us to deploy proceeds from the sale to purchase more productive assets in other markets that improve our market density and internalization. We initially used the proceeds to repay debt and subsequently redeployed the proceeds to purchase other assets. The carrying value of the assets sold was approximately $68.2 million at the time of the sale. In connection with the sale we recorded a non-cash gain of approximately $9.3 million ($8.2 million loss, net of income tax expense). Approximately $45 million of the carrying value of the assets sold was goodwill of which approximately 76% was non-deductible for tax purposes. Revenues and net operating income of the sold operations represented approximately 1% of our consolidated revenue and net operating income for the period prior to the sale during 2002.

In February 2001, we sold assets of non-integrated operations with a carrying value of approximately $160 million in the Northeast region for approximately $53 million. In connection with this sale, we recorded a non-cash loss of approximately $107 million ($65 million, net of income tax benefit).

The assets were held for use and were not previously impaired based on the criteria and analysis under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144).

If we have changes in events or circumstances including the determination to divest of more assets, we could incur other non-cash charges to earnings.

Interest expense and other —

Interest expense and other includes interest paid to third parties for our debt obligations (net of amounts capitalized), cash settlement on interest rate swap contracts, interest income, accretion of debt and amortization of debt issuance costs, costs incurred to early extinguish debt, non-cash gain or loss on non-hedge accounting interest rate swap contracts and the amortization of accumulated other comprehensive loss for de-designated interest rate swap contracts.

Interest expense capitalized —

We capitalize interest in connection with the construction of our landfill assets. Actual acquisition permitting and construction costs incurred related to landfill assets under active development qualify for interest capitalization. Interest capitalization ceases when the construction of a landfill asset is complete and available for use.

During the years ended December 31, 2003, 2002 and 2001, we incurred gross interest expense (including payments under interest rate swap contracts) of $742.0 million, $794.6 million and $856.7 million of which $15.7 million, $20.6 million and $45.7 million was capitalized.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statements of cash flows —

The supplemental cash flow disclosures and non-cash transactions for the three years ended December 31 are as follows (in millions):

	2003	2002	2001
Supplemental Disclosures -
Interest paid (net of amounts capitalized)	$726.8	$780.5	$774.9	(1)
Income taxes paid, net of (refunds)	40.0	(7.4)	55.9
Non-Cash Transactions -
Debt incurred or assumed in acquisitions	$3.0	$—	$2.1
Liabilities incurred or assumed in acquisitions	13.9	6.0	176.6
Capital lease obligations incurred	7.2	6.7	—
Dividends on preferred stock	80.0	77.9	73.0
Conversion of Series A Preferred Stock	496.6	—	—

(1)	Cash interest includes the receipt of $27.2 million related to the unwind of a fair value interest rate swap.

Use of estimates —

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Although we believe that our estimates and assumptions are reasonable, they are based upon information presently available. Actual results may differ significantly from the estimates.

Fair value of financial instruments —

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments (SFAS 107). Our financial instruments as defined by SFAS 107 include cash, money market funds, accounts receivable, accounts payable and long-term debt. We have determined the estimated fair value amounts at December 31, 2003 using available market information and valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, our estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or valuation methodologies could have a material effect on the estimated fair value amounts.

The carrying value of cash, money market funds, accounts receivable and accounts payable approximate fair values due to the short-term maturities of these instruments (see Notes 5 and 6 for fair value of debt and derivative instruments).

Business combinations —

All acquisitions in 2003, 2002, and 2001 were accounted for under the purchase method and are reflected in our results of operations since the effective date of the acquisition. Under the purchase method, we allocate the cost of the acquired business to the assets acquired and liabilities assumed based upon their estimated fair values. These estimates are revised during the allocation period as necessary when, and if, information regarding contingencies becomes available to further define and quantify assets acquired and liabilities assumed. The allocation period generally does not exceed one year. To the extent contingencies are resolved or settled during the allocation period, such items are included in the revised allocation of the purchase price. Purchase accounting adjustments, acquisition related costs and other possible charges that may arise from the acquisitions may materially impact our future consolidated balance sheets and statements of operations.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes acquisitions for the three years ended December 31, 2003:

	2003	2002	2001
Number of businesses acquired	17	13	53
Total consideration (in millions)	$60.5	$55.4	$264.4

The pro forma effect of these acquisitions were not material.

Stock-based compensation plans —

We account for our stock-based compensation plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and the related interpretations, for which no compensation cost is recorded in the statement of operations for the estimated fair value of stock options issued with an exercise price equal to the fair value of the common stock on the date of grant. SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, requires that companies, which do not elect to account for stock-based compensation as prescribed by this statement, disclose the pro forma effects on earnings and earnings per share as if SFAS 123 had been adopted.

If we applied the recognition provisions of SFAS 123 using the Black-Scholes option-pricing model, the resulting pro forma net income (loss) available to common shareholders, and pro forma net income (loss) available to common shareholders per share is as follows (in millions, except per share data):

		For the Years Ended December 31,
		2003	2002	2001
Net income (loss) available to common shareholders, as reported		$(463.5)	$137.2	$(14.5)
Total stock-based employee compensation expense determined under fair value based method, net of tax		(9.5)	(13.6)	(16.1)

Net income (loss) available to common shareholders, pro forma		$(473.0)	$123.6	$(30.6)

Basic earnings (loss) per share:	As reported	$(2.27)	$0.72	$(0.07)
	Pro forma	(2.32)	0.65	(0.16)
Diluted earnings (loss) per share:	As reported	$(2.27)	$0.71	$(0.07)
	Pro forma	(2.32)	0.64	(0.16)

During the last three years, we have recorded no compensation expense for stock options granted to employees.

Additionally, see Note 12 for other disclosures with respect to stock compensation.

In accordance with the SFAS 123, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	For the Years Ended December 31,
	2003	2002	2001
Risk free interest rate	2.7%	2.6%	5.0%
Expected life	4 years	4 years	5 years
Dividend rate	0%	0%	0%
Expected volatility	62%	66%	60%

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recently adopted accounting pronouncements —

The Financial Accounting Standards Board (FASB) issued SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS 143) in June 2001, which outlines standards for accounting for obligations associated with the retirement of long-lived tangible assets. The standard was effective January 1, 2003 and impacts the accounting for landfill retirement obligations, which we have historically referred to as closure and post-closure. The adoption of the standard had no impact on our cash requirements. See Note 8 for additional discussion.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements 4, 44 and 64, amendment of FASB Statement 13, and Technical Corrections (SFAS 145), which among other things, restricts the classification of gains and losses from extinguishment of debt as extraordinary, therefore, certain debt extinguishment gains and losses will no longer be classified as extraordinary. We adopted SFAS 145 effective January 1, 2003. As a result of the adoption of SFAS 145, gains and losses on future debt extinguishments, if any, will generally be recorded in interest expense and other. Extraordinary losses of $10.1 million and $17.0 million as previously reported, net of tax for the years ended December 31, 2002 and 2001, respectively, were reclassified on a pre-tax basis to interest expense and other to conform to the requirements under SFAS 145. During 2003, we recorded approximately $108.1 million, pretax to interest expense and other for the write-off of deferred debt issuance cost and premiums paid in connection with the completion of our financing plan and the open market repurchases of senior subordinated notes. These amounts would have been recorded as extraordinary loss prior to the adoption of SFAS 145.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146), which prescribes the financial accounting and reporting for costs associated with exit or disposal activities such as: contract terminations, consolidation of facilities and termination benefits to involuntarily terminated employees. SFAS 146 excludes from its scope exit and disposal activities that are in connection with a business combination and those activities to which SFAS 143 and SFAS 144 are applicable. Under SFAS 146, certain costs associated with exit and disposal activities are to be recognized as liabilities at the time they meet the definition of a liability (as defined in FASB Concepts Statement 6) as opposed to at the time to which a plan is committed. SFAS 146 is effective for exit and disposal activities that are initiated after December 31, 2002. We adopted SFAS 146 on January 1, 2003. At the time of adoption, SFAS 146 had no impact on our consolidated financial statements.

In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 expands on the accounting guidance of Statements 5, 57, and 107 and incorporates without change the provisions of FASB Interpretation No. 34, which is being superceded. FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. We adopted the disclosure requirements of FIN 45 as of December 31, 2002. Effective January 1, 2003, we adopted the recognition requirements of FIN 45 for any guarantees entered in or modified subsequent to January 1, 2003. At the time of adoption, FIN 45 had no impact on our consolidated financial statements.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46), which requires unconsolidated variable interest entities to be consolidated by their primary beneficiaries. In October 2003, the FASB issued FASB Staff Position (FSP) 46-6, Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities (VIE) which delays the effective date of FIN 46 to December 15, 2003 for certain VIE’s. FIN 46 did not have a material impact on our consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (SFAS 150). SFAS 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. In November 2003, the FASB issued a FSP delaying the effective date for certain instruments and entities. SFAS 150 had no impact on our consolidated financial statements.

In December 2003, the FASB issued SFAS No. 132R, Employers’ Disclosures about Pensions and Other Postretirement Benefits — An Amendment of FASB Statements No. 87, 88, and 106 (SFAS 132R), which revised employers’ disclosures about pension plans and other postretirement benefit plans. SFAS 132R did not change the measurement or recognition of pension and other postretirement benefit plans. SFAS 132R requires additional disclosures about assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. SFAS 132R is effective for financial statements issued after December 15, 2003. The additional disclosures required by SFAS 132R have been provided in Note 9.

2. Property and Equipment

Property and equipment are recorded at cost, which includes interest to finance the acquisition and construction of major capital additions during the development phase, primarily landfills and transfer stations, until they are completed and ready for their intended use. Depreciation is provided on the straight-line method over the estimated useful lives of buildings and improvements (30-40 years), vehicles and equipment (3-15 years), containers and compactors (5-10 years) and furniture and office equipment (3-8 years). We do not assume a residual value on our depreciable assets. In accordance with SFAS 144, we evaluate long-lived assets, such as property and equipment, and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.

The cost of landfill airspace, including original acquisition cost and incurred and projected landfill construction costs, is amortized over the capacity of the landfill based on a per unit basis as landfill airspace is consumed. We periodically review the realizability of our investment in operating landfills. Should events and circumstances indicate that any of our landfills be reviewed for possible impairment, such review for recoverability will be made in accordance with EITF Issue No. 95-23, The Treatment of Certain Site Restoration/Environm ental Exit Costs When Testing a Long-Lived Asset for Impairment. The EITF outlines how cash flows for environmental exit costs should be determined and measured.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Expenditures for major renewals and betterments are capitalized, while expenditures for maintenance and repairs, which do not improve assets or extend their useful lives, are charged to expense as incurred. For example, under certain circumstances, the replacement of vehicle transmissions or engine rebuilds are capitalized whereas repairs to vehicle brakes are expensed. For the years ended December 31, 2003, 2002 and 2001, maintenance and repair expenses charged to cost of operations were $409.3 million, $396.6 million and $386.7 million, respectively. When property is retired or sold, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in cost of operations. For the years ended December 31, 2003, 2002 and 2001, we recognized net pre-tax gains on the disposal of fixed assets of $234,000, $5.8 million and $13.5 million, respectively.

The following tables show the activity and balances related to property and equipment from December 31, 2001 through December 31, 2003 (in millions):

	Property and Equipment
					Transfers
	Balance at Dec. 31,	Capital	Sales and	Acquisitions, Net	and	Balance at Dec. 31,
	2002	Additions	Retirements	of Divestitures	Other (1)	2003
Land and improvements	$427.1	$9.8	$(4.0)	$(1.3)	$(7.3)	$424.3
Land held for permitting as landfills	114.4	12.1	—	0.4	(25.2)	101.7
Landfills	2,531.3	207.0	—	41.2	524.9	3,304.4
Buildings and improvements	441.3	28.1	(5.6)	(3.4)	5.9	466.3
Vehicles and equipment	1,669.8	177.7	(82.0)	(19.3)	1.2	1,747.4
Containers and compactors	751.9	53.5	(9.6)	(9.8)	1.7	787.7
Furniture and office equipment	43.2	3.6	(2.6)	(0.3)	—	43.9

Total	$5,979.0	$491.8	$(103.8)	$7.5	$501.2	$6,875.7

	Accumulated Depreciation and Amortization
		Depreciation and
	Balance at Dec. 31,	Amortization	Sales and	Acquisitions, Net	Transfers and	Balance at
	2002	Expense	Retirements	of Divestitures	Other (1)	Dec. 31, 2003
Land and improvements	$(17.2)	$(4.6)	$0.5	$0.1	$(0.2)	$(21.4)
Landfills	(657.8)	(243.4)	—	—	(436.7)	(1,337.9)
Buildings and improvements	(87.5)	(21.5)	2.0	1.0	0.4	(105.6)
Vehicles and equipment	(803.0)	(188.8)	72.7	10.2	(2.0)	(910.9)
Containers and compactors	(381.1)	(85.1)	8.7	7.0	(0.8)	(451.3)
Furniture and office equipment	(26.7)	(5.6)	2.4	0.2	—	(29.7)

Total	$(1,973.3)	$(549.0)	$86.3	$18.5	$(439.3)	$(2,856.8)

Property and equipment, net	$4,005.7	$(57.2)	$(17.5)	$26.0	$61.9	$4,018.9

(1)	Relates primarily to (i) the impact of adoption of SFAS 143 recorded as a cumulative effect of change in accounting principle which was an increase to the gross landfill asset and accumulated amortization for landfills of $409.5 million and $434.6 million, respectively, (ii) increases in our landfill retirement obligation asset for additional capping, closure and post-closure costs (see Note 8) and (iii) purchase accounting adjustments during the allocation period.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Property and Equipment
	Balance at Dec. 31,		Sales and	Acquisitions, Net	Transfers and	Balance at Dec. 31,
	2001	Capital Additions	Retirements	of Divestitures	Other (1)	2002
Land and improvements	$416.2	$12.8	$(6.0)	$0.5	$3.6	$427.1
Land held for permitting as landfills	131.4	8.8	(0.2)	—	(25.6)	114.4
Landfills	2,267.3	198.2	—	16.1	49.7	2,531.3
Buildings and improvements	429.8	22.9	(10.4)	(0.9)	(0.1)	441.3
Vehicles and equipment	1,499.9	225.5	(47.2)	(13.5)	5.1	1,669.8
Containers and compactors	701.3	64.1	(7.1)	(6.9)	0.5	751.9
Furniture and office equipment	41.2	4.0	(2.6)	(0.1)	0.7	43.2

Total	$5,487.1	$536.3	$(73.5)	$(4.8)	$33.9	$5,979.0

	Accumulated Depreciation and Amortization
		Depreciation
	Balance at Dec. 31,	And Amortization	Sales and	Acquisitions, Net	Transfers and	Balance at Dec 31,
	2001	Expense	Retirements	of Divestitures	Other (1)	2002
Land and improvements	$(13.3)	$(4.3)	$0.4	$0.1	$(0.1)	$(17.2)
Landfills	(493.9)	(163.4)	—	—	(0.5)	(657.8)
Buildings and improvements	(68.8)	(20.9)	2.8	0.4	(1.0)	(87.5)
Vehicles and equipment	(656.2)	(194.5)	37.0	10.7	—	(803.0)
Containers and compactors	(304.0)	(88.5)	6.4	5.5	(0.5)	(381.1)
Furniture and office equipment	(23.5)	(5.7)	2.5	0.2	(0.2)	(26.7)

Total	$(1,559.7)	$(477.3)	$49.1	$16.9	$(2.3)	$(1,973.3)

Property and equipment, net	$3,927.4	$59.0	$(24.4)	$12.1	$31.6	$4,005.7

(1)	Relates primarily to (i) amounts transferred between land held for permitting as landfills and landfills resulting from classifying additional disposal capacity as probable expansion, (ii) capitalized interest, (iii) capitalized leases and (iv) purchase accounting adjustments during the allocation period.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	Goodwill and Intangible Assets

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142), we do not amortize goodwill. Instead we perform an annual assessment of goodwill impairment by applying a fair value based test to each of our reporting units, which we define as our four geographic operating segments. We completed our annual assessment of goodwill as of December 31, 2003 and no impairment was recorded. We may conduct an impairment test of goodwill more frequently than annually under certain conditions. For example, a significant adverse change in liquidity or the business environment, unanticipated competition, a significant adverse action by a regulator or a disposal of a significant portion of an operating segment could prompt an impairment test between annual assessments.

We evaluate goodwill for impairment based on fair value of each geographic operating segment. The calculation of fair value is subject to judgments and estimates. We estimate fair value based on net cash flows discounted using a weighted-average cost of capital of approximately 6.7%. In addition, we consider an earnings multiple approach, enterprise value, and overall company market capitalization to evaluate the reasonableness of our discounted cash flows. The estimated fair value could change if there were future changes in our capital structure, cost of debt, interest rates, capital expenditure levels, ability to perform at levels that were forecasted or a permanent change to the market capitalization of our company.

Our geographic operating segment level is an aggregate of several vertically integrated businesses with similar operational characteristics. A divestiture of any individual asset below the geographic operating segment level could result in a loss. At the time of a divestiture of an individual business within a geographic operating segment, goodwill is allocated to that business and a gain or loss on disposal is derived. Subsequently, the remaining goodwill in the geographic operating segment that the assets were divested from would be re-evaluated for realizability, which could result in an additional loss being recognized.

During 2003, we have sold or held for sale certain operations in all four geographic operating segments. During 2003, we allocated approximately $240.5 million of goodwill related to these operations, of which $28.6 million relates to the assets held for sale at December 31, 2003. The remaining goodwill in these geographic operating segments was subsequently evaluated for realizability and we concluded there was no impairment.

We have incurred non-cash losses on sales of assets when we believed that re-deployment of the proceeds from the sale of such assets could reduce debt or improve operations and was economically beneficial. If we decide to sell additional assets in the future, we could incur additional non-cash losses on asset sales.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We adopted SFAS 142 effective January 1, 2002. For the year ended December 31, 2001, net income available to common shareholders adjusted to exclude goodwill amortization expense was $190.5 million. Basic earnings per share adjusted to exclude goodwill amortization was $1.09 and $1.06 on a fully diluted basis for the same period.

The following table shows the activity and balances related to goodwill from December 31, 2001 through December 31, 2003 (See Notes 17 and 20) (in millions):

	Balance as of				Balance as of
	December 31,				December 31,
	2002	Acquisitions	Divestitures	Adjustments (1)	2003
Western Area	$1,420.8	$2.2	$(23.5)	$0.1	$1,399.6
Central Area	1,904.8	8.7	(2.3)	(0.3)	1,910.9
Eastern Area	2,453.7	0.2	(71.8)	2.5	2,384.6
Southern Area	2,751.1	8.2	(114.4)	(27.0)	2,617.9

Total	$8,530.4	$19.3	$(212.0)	$(24.7)	$8,313.0

	Balance as of				Balance as of
	December 31,				December 31,
	2001	Acquisitions	Divestitures	Adjustments (1)	2002
Western Area	$1,423.6	$7.1	$(1.1)	$(8.8)	$1,420.8
Central Area	1,900.2	12.6	(7.9)	(0.1)	1,904.8
Eastern Area	2,449.3	5.1	(1.4)	0.7	2,453.7
Southern Area	2,783.8	1.8	(36.8)	2.3	2,751.1

Total	$8,556.9	$26.6	$(47.2)	$(5.9)	$8,530.4

(1)	Amounts primarily relate to write-off of goodwill in connection with assets held for sale accounting and purchase accounting adjustments during the allocation period.

In addition, we have other amortizable intangible assets that consist primarily of the following at December 31, 2003 (in millions):

	Gross		Net
	Carrying	Accumulated	Carrying
	Value	Amortization	Value
Non-compete agreements	$12.2	$8.6	$3.6
Other	1.6	0.2	1.4

Total	$13.8	$8.8	$5.0

Amortization expense for the three years ended December 31, 2003 was $1.9 million, $2.5 million and $3.0 million, respectively. Based upon the amortizable assets recorded in the balance sheet at December 31, 2003, amortization expense for each of the next five years is estimated to be declining from $2.0 million to $0.2 million.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.	Investments In Unconsolidated Affiliates

On April 30, 2001, American Ref-Fuel Company LLC, a joint venture of Duke Energy North America and United American Energy Corporation, acquired our 100% ownership interest in the Ref-Fuel Chester, Pennsylvania facility; our 50% interest in the Rochester, Massachusetts facility; and our 51% interest in Ref-Fuel’s marketing company. The ownership structure of four Ref-Fuel facilities located in New York, New Jersey, and Connecticut was modified to give American Ref-Fuel Company LLC operational control of those entities. This transaction allowed us to reduce our debt requirements by approximately $300 million and reduced our letter of credit requirements by $200 million. During the year ended 2001, we reported approximately $23 million in revenues, $3 million in operating income and $14 million of equity earnings from American Ref-Fuel.

At December 31, 2001, our equity investment in the four remaining Ref-Fuel facilities was approximately $180 million. In connection with the modification of the ownership structure, we had an option to exchange our minority interest in the four Ref-Fuel facilities for the 99% interest in our equipment purchasing subsidiaries owned by subsidiaries of American Ref-Fuel Company LLC. At December 31, 2001, the minority interest that represented the outside ownership interests in our equipment purchasing subsidiaries was approximately $180 million. We exercised the exchange option and completed the exchange on April 30, 2002. We no longer have any interest in the Ref-Fuel entities and we own 100% of the equipment purchasing subsidiaries.

The assets, liabilities and operations of the equipment purchasing subsidiaries have been and continue to be fully consolidated. The equipment purchasing subsidiaries were established to purchase fixed assets, including vehicles, equipment, containers and compactors, to be used in our operations.

We used the equity method of accounting for investments in unconsolidated subsidiaries over which we exercised significant influence. The Summarized Statement of Operations Data presented in the table below indicate amounts related to the following equity investees in which we exercised significant influence through a 50% ownership interest during January through April 2001: American Ref-Fuel Company of Hempstead, American Ref-Fuel Company of Essex, American Ref-Fuel Company of Southeastern Connecticut, and American Ref-Fuel Company of Niagara, LP.

Summarized Combined Statement of Operations Data
(in millions)

For the
Year Ended
December 31,
2001(1)
Total revenue	$250.0
Operating income	116.8
Net income	59.4

(1)	These amounts exclude the results of Semass, LP and American Ref-Fuel Company, for which our ownership interest was divested on April 30, 2001.

Differences between the equity in earnings we reported and our proportionate share of the combined earnings of the related investees result principally from differences in the recognition of expenses, goodwill amortization and the elimination of intercompany transactions.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	Long-term Debt

Long-term debt at December 31, 2003 and 2002 consists of the amounts listed in the following table. The effective interest rate includes our interest cost incurred, the effect of interest rate swap contracts, amortization of deferred debt issuance cost and the amortization or accretion of discounts or premiums. (in millions, except percentages)

	Debt Balance at		Effective Interest Rate
	2003	2002	2003		2002
Revolving credit facility	$—	$—	5.41	%*	5.97	%*
Tranche A term loan facility	—	899.1	—		9.09
Tranche B term loan facility	—	670.9	—		8.38
Tranche C term loan facility	—	805.1	—		9.46
2003 Term loan B	1,185.0	—	9.83		—
2003 Term loan C	250.0	—	7.81		—
Receivables secured loan	146.3	—	2.15		—
Senior notes, interest at 6.50%	350.0	—	4.51		—
Senior notes, interest at 7.88%	874.1	873.9	8.13		8.13
Senior notes, interest at 7.63%	600.0	600.0	7.99		7.99
Senior notes, interest at 7.38%	225.0	224.9	7.90		7.90
Senior notes, interest at 8.88%	600.0	600.0	9.16		9.16
Senior notes, interest at 8.50%	750.0	750.0	8.77		8.77
Senior notes, interest at 9.25%	377.1	377.4	9.39		9.39
Senior notes, interest at 7.88%	450.0	—	8.05		—
Debentures, interest at 7.40%	287.6	285.3	8.03		8.03
Senior notes, interest at 6.10%	—	156.5	—		8.34
Senior notes, interest at 6.38%	148.4	145.2	8.34		8.34
Debentures, interest at 9.25%	95.6	95.4	9.48		9.48
Senior notes, interest at 7.88%	68.7	68.1	8.77		8.77
Solid waste revenue bond obligations, principal payable through 2031	306.2	307.3	6.04		6.10
Senior subordinated notes, interest at 10.00%	1,497.4	2,005.6	10.22		10.22
Notes payable to banks, finance companies, and individuals, interest rates of 0.7% to 30.0%, and principal payable through 2021, secured by vehicles, equipment, real estate, accounts receivable or stock of certain subsidiaries	8.2	6.7	6.93	*	7.05	*
Obligations under capital leases of vehicles and equipment	13.2	9.0	8.76	*	9.97	*
Notes payable to individuals and a commercial company, interest rates of 8.0% to 9.5%, principal payable through 2007, unsecured	1.3	1.8	8.45	*	8.43	*

	8,234.1	8,882.2
Less: Current portion	249.6	163.5

	$7,984.5	$8,718.7

*	reflects weighted average interest rate

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Completion of financing plan —

In April, 2003, we completed a multifaceted financing plan that allowed us to refinance our 1999 Credit Facility. The financing plan included issuance of a receivables secured loan, common stock, mandatory convertible preferred stock and senior notes, along with the refinancing of the 1999 Credit Facility, discussed below. The common stock, mandatory convertible preferred stock and $450 million of senior notes were issued under our shelf registration statement. The aggregate net proceeds of approximately $867 million from the issuance of the common stock, preferred stock and $450 million of senior notes were used to reduce borrowings under the tranche A, B and C term loans under our 1999 Credit Facility on a pro-rata basis. In connection with the completion of the financing plan, we recorded a charge to interest expense and other of approximately $52.1 million related to the write-off of deferred and other costs.

Bank credit facility —

On April 29, 2003, we refinanced our 1999 Credit Facility, which consisted of a $1.291 billion revolving credit facility, due 2005 and $2.226 billion in funded, amortizing senior secured term loans with varying maturity dates through 2007, with a $2.9 billion senior secured credit facility (the 2003 Credit Facility) that includes a $1.5 billion revolver due January 2008 (the 2003 Revolver), a $1.2 billion term loan with final maturity in January 2010 (the 2003 Term Loan B), and a $200 million institutional letter of credit facility. In addition, the 2003 Credit Facility allows us to establish an incremental term loan in an amount up to $250 million and an additional institutional letter of credit facility in an amount up to $500 million. Of the $1.5 billion available under the 2003 Revolver, the entire amount may be used to support the issuance of letters of credit.

The 2003 Credit Facility bears interest at (a) an Alternative Base Rate, or (b) Adjusted LIBOR, both terms defined in the 2003 Credit Facility, plus, in either case, an applicable margin based on our leverage ratio. Proceeds from the 2003 Credit Facility may be used for working capital and other general corporate purposes, including acquisitions.

In August 2003, we amended our 2003 Credit Facility to permit the Series A Preferred Stock exchange transaction (see Note 10). In addition, the amendment increased our operating flexibility by permitting us to incur an additional $250 million of term loan indebtedness, an additional $350 million of senior secured indebtedness and $400 million of senior unsecured indebtedness, for the purpose of retiring portions of our outstanding senior subordinated indebtedness through optional redemption, public tender offer or open market repurchases.

During the third quarter of 2003, we funded a new $250 million Term Loan C due 2010 under the 2003 Credit Facility and used the proceeds to repurchase a portion of our senior subordinated notes in the same amount of principal. In connection with these repurchases, we paid premiums of approximately $23.8 million which are recorded in interest expense and other.

In November 2003, we completed a second amendment to our 2003 Credit Facility to reduce the interest rate for the Term Loan B, Term Loan C and institutional letter of credit facility to LIBOR plus 275 basis points. In addition to re-pricing the term loan facilities, we favorably revised financial covenants under the 2003 Credit Facility to provide greater operating flexibility.

At December 31, 2003, we had approximately $637 million in letters of credit outstanding under the 2003 Revolver and $200 million in letters of credit outstanding under the institutional letter of credit facility. In addition, at December 31, 2003, we had approximately $863 million available under the 2003 Revolver.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We are required to make prepayments on the 2003 Credit Facility upon completion of certain transactions as defined in the 2003 Credit Facility, including asset sales and issuances of debt securities. Proceeds from these transactions are to be applied pursuant to the 2003 Credit Facility. We are also required to make prepayments on the 2003 Credit Facility for 50% of any excess cash flows from operations, as defined.

Senior notes and debentures —

In November 2003, we issued $350 million of 6.50% senior notes due 2010, in a private placement under Rule 144A of the Securities Act of 1933. These senior notes have a make-whole call provision that is exercisable at any time at a stated redemption price. Interest is payable semi-annually on February 15th and August 15th beginning on August 15, 2004. We used proceeds of approximately $256.1 million to repurchase a portion of our senior subordinated notes. In connection with these repurchases, we paid premiums of approximately $23.1 million. During January 2004, we repurchased $93.9 million of our senior subordinated notes using the remaining proceeds from the senior notes and paid premiums of approximately $8.2 million related to the 2004 repurchases.

On April 9, 2003, we issued $450 million of 7.875% senior notes due 2013 for net proceeds of approximately $440 million. The senior notes have a no call provision until 2008. Interest is payable April 1st and October 1st of each year beginning in October 2003.

In November 2002, we issued $375.0 million of 9.25% senior notes due 2012 (the 2002 Senior Notes). The 2002 Senior Notes were issued at a premium of $2.4 million. These senior notes have a no call provision until 2007. Interest is payable semi-annually on March 1 and September 1. We used the net proceeds of $370.6 million from the sale of these notes to repay term loans under the 1999 Credit Facility prior to maturity.

In August 2002, we repaid the 2001 subsidiaries line of credit prior to its maturity in 2006 with cash from operations and borrowings under the revolver portion of the 1999 Credit Facility. In connection with this repayment, we paid a prepayment penalty of $3.2 million.

During 2001, we issued $750 million of 8.50% senior notes, due 2008 and $600 million of 8.875% senior notes, due 2008 (together the 2001 Senior Notes). Interest on the 2001 Senior Notes is payable semi-annually on June 1 and September 1.

In connection with the BFI acquisition on July 30, 1999, we assumed all of BFI’s debt securities with the exception of commercial paper that was paid off in connection with the acquisition. BFI’s debt securities were recorded at their fair market values as of the date of the acquisition in accordance with EITF Issue No. 98-1 — Valuation of Debt Assumed in a Purchase Business Combination. The effect of revaluing the debt securities resulted in an aggregate discount from the historic face amount of $137.0 million. At December 31, 2003, the remaining unamortized net discount related to the debt securities of BFI was $93.7 million.

The 6.10% senior notes, 6.375% senior notes and 9.25% debentures assumed from BFI are not redeemable prior to maturity and are not subject to any sinking fund. In January 2003, the 6.10% senior notes were repaid upon maturity with cash flow from operations and application of our ending cash balance.

The 7.40% debentures assumed from BFI are not subject to any sinking fund and may be redeemed as a whole or in part, at our option at any time. The redemption price is equal to the greater of (i) the principal amount of the debentures and (ii) the present value of future principal and interest payments discounted at a rate specified under the terms of the indenture.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In December 1998, we issued an aggregate of $1.7 billion of senior notes consisting of $225 million 7.375% senior notes due 2004, $600 million 7.625% senior notes due 2006 and $875 million 7.875% senior notes due 2009 (together, the 1998 Senior Notes). Interest accrued on the 1998 Senior Notes is payable semi-annually on January 1 and July 1. The $225 million 7.375% senior notes due 2004 were repaid in January 2004.

Receivables secured loan —

In April 2003, we entered into an accounts receivable securitization program with a financial institution that allows us to borrow up to $175 million on a revolving basis under a loan agreement secured by receivables. The borrowings are secured by our accounts receivable that are owned by a wholly-owned and fully consolidated subsidiary. This subsidiary is a separate corporate entity whose assets, or collateral securing the borrowings, are available first to satisfy the claims of the subsidiary’s creditors. Under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities — a Replacement of FASB Statement 125, the securitization program is accounted for as a secured borrowing with a pledge of collateral. The receivables and debt obligation remain on our consolidated balance sheet. At December 31, 2003, we had outstanding borrowings under this program of $146.3 million. The borrowings under this program bear interest at the financial institution’s commercial paper rate plus an applicable spread and interest is payable monthly. There is also a fee on the undrawn portion of the $175 million available for borrowing. The loan agreement has a one year term with a three year liquidity facility, however, we intend to extend the agreement annually. If we are unable to renew annually, we have the intent and ability to refinance these borrowings through the 2003 Revolver of the 2003 Credit Facility. Accordingly, the loan has been classified as long-term.

Senior subordinated notes —

In July 1999, we issued $2.0 billion of senior subordinated notes (the 1999 Notes) that mature in 2009. Interest accrues on the 1999 Notes at an interest rate of 10% per annum, payable semi-annually on May 1 and November 1. We used the proceeds from the 1999 Notes as partial financing of the acquisition of BFI.

During 2003, we repaid $506.1 million of our senior subordinated notes prior to maturity through open market repurchases. In connection with these repurchases, we paid premiums of approximately $46.9 million and wrote-off deferred financing costs of $6.4 million to interest expense and other.

Future maturities of long term debt —

Aggregate future scheduled maturities of long-term debt as of December 31, 2003 are as follows (in millions):

Maturity
2004	$249.6
2005	102.7
2006	626.1
2007	19.5
2008	1,675.9
Thereafter	5,649.2

Gross Principal	8,323.0
Discount, net	(88.9)

Total Debt	$8,234.1

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future payments under capital leases, the principal amounts of which are included above in future maturities of long-term debt, are as follows at December 31, 2003 (in millions):

Maturity	Principal	Interest	Total
2004	$2.5	$1.2	$3.7
2005	1.3	0.9	2.2
2006	0.5	0.8	1.3
2007	0.4	0.8	1.2
2008	0.4	0.7	1.1
Thereafter	8.1	4.3	12.4

	$13.2	$8.7	$21.9

Fair value of debt and interest rate protection agreements —

The fair value of our debt and interest rate swap contracts are subject to change as a result of potential changes in market rates and prices. The table below provides information about our long-term debt and interest rate swap contracts by aggregate principal or notional amounts and weighted average interest rates for instruments that are sensitive to changes in interest rates. The financial instruments are grouped by market risk exposure category (in millions, except percentages):

	Balance at	Fair Value at	Balance at	Fair Value at
	December 31, 2003	December 31, 2003	December 31, 2002	December 31, 2002
Long-Term Debt Fixed Rate Debt:
Principal amount	$6,556.0	$7,079.8	$6,410.3	$6,350.2
Weighted average interest rate	8.52%		8.73%
Variable Rate Debt:
Principal amount	$1,678.1	$1,690.7	$2,471.9	$2,441.0
Weighted average interest rate(1)	3.58%		4.14%

Interest Rate Swaps(2)
Non-Cancelable:
Notional amount	$2,000.0	$(46.5)	$2,300.0	$(125.7)
Weighted average interest rate	5.69%		6.06%

(1)	Reflects the rate in effect as of December 31, 2003 and 2002 before the effects of swaps and includes all applicable margins. Actual future rates may vary.

(2)	Amount includes our fixed to floating and floating to fixed interest rate swap contracts. See Note 6 for additional discussion.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Debt covenants —

Under the 2003 Credit Facility, we are subject to the following financial covenants: Minimum Interest Coverage:

From the	Through the Quarter	EBITDA(1)/
Quarter Ending	Ending	Interest
March 31, 2003	September 30, 2003	1.90x
December 31, 2003	June 30, 2004	1.85x
September 30, 2004	September 30, 2004	1.90x
December 31, 2004	March 31, 2005	1.95x
June 30, 2005	September 30, 2005	2.00x
December 31, 2005	December 31, 2005	2.10x
March 31, 2006	June 30, 2006	2.15x
September 30, 2006	September 30, 2006	2.20x
December 31, 2006	December 31, 2006	2.30x
March 31, 2007	March 31, 2007	2.40x
June 30, 2007	June 30, 2007	2.45x
September 30, 2007	March 31, 2008	2.50x
June 30, 2008	June 30, 2008	2.60x
September 30, 2008	September 30, 2008	2.70x
December 31, 2008	Thereafter	2.75x

Maximum Leverage:

From the	Through the Quarter	Total Debt/
Quarter Ending	Ending	EBITDA (1)
March 31, 2003	June 30, 2005	5.75x
September 30, 2005	December 31, 2005	5.50x
March 31, 2006	June 30, 2006	5.25x
September 30, 2006	September 30, 2006	5.00x
December 31, 2006	December 31, 2006	4.75x
March 31, 2007	December 31, 2007	4.50x
March 31, 2008	June 30, 2008	4.25x
September 30, 2008	Thereafter	4.00x

At December 31, 2003, we were in compliance with all financial covenants under our 2003 Credit Facility. At December 31, 2003, Total Debt/EBITDA(1) ratio, as defined by the 2003 Credit Facility, was 5.08:1 and our EBITDA(1)/Interest ratio was 2.09:1. We are not subject to any minimum net worth covenants.

(1)	EBITDA used for covenants is calculated in accordance with the definition in our credit facility agreement (Exhibit 10.1 to our Form 10-Q for the quarter ended March 31, 2003). In this context, EBITDA is used solely to provide information on the extent to which we are in compliance with debt covenants.

In addition, the 2003 Credit Facility restricts us from making certain types of payments, including dividend payments on our common and preferred stock. However, we are able to pay cash dividends on the Series C Preferred Stock.

The 1998 Senior Notes, the 1999 Notes, the 2001 Senior Notes, the 2002 Senior Notes and the 2003 Senior Notes contain certain financial covenants and restrictions, which may, in certain circumstances, limit our ability to complete acquisitions, pay dividends, incur indebtedness, make investments and take certain other corporate actions. At December 31, 2003, we were in compliance with all applicable covenants.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Guarantees —

Substantially all of our subsidiaries are jointly and severally liable for the obligations under the 1998 Senior Notes, the 1999 Notes, the 2001 Senior Notes, the 2002 Senior Notes, the 2003 Senior Notes and the 2003 Credit Facility through unconditional guarantees issued by current and future subsidiaries. (See Note 19). At December 31, 2003, the maximum potential amount of future payments under the guarantees is the outstanding amount of the debt identified above and the amount for letters of credit issued under the credit facility. In accordance with FIN 45, the guarantees are not recorded in our consolidated financial statements as they represent parent-subsidiary guarantees. We do not guarantee any third party debt.

Collateral —

Our 2003 Credit Facility, 2003 Senior Notes, 2002 Senior Notes, 2001 Senior Notes, 1998 Senior Notes and $690 million of senior notes assumed from BFI are secured by substantially all of BFI and certain other Allied subsidiaries and a security interest in the assets of BFI, its domestic subsidiaries and certain other Allied subsidiaries. In accordance with the Securities and Exchange Commission’s (SEC) Rule 3-16 of Regulation S-X, separate financial statements for BFI are presented under Item 15 of our Annual Report on Form 10-K for the year ended December 31, 2003. Following is a summary of the balance sheets for BFI and the other Allied subsidiaries that serve as collateral as of December 31, 2003 (in millions):

		Other Allied
Condensed Balance Sheet (1):	BFI	Collateral (2)	Combined
Current assets	$166.2	$176.7	$342.9
Property and equipment, net	917.8	657.1	1,574.9
Goodwill, net	3,630.4	2,861.3	6,491.7
Other assets, net	137.0	5.1	142.1

Total assets	$4,851.4	$3,700.2	$8,551.6

Current liabilities	$492.0	$219.2	$711.2
Long-term debt, less current portion	6,282.8	7.9	6,290.7
Other long-term obligations	792.6	18.9	811.5
Due from (to) parent	(1,323.5)	1,945.0	621.5

Total stockholder’s equity	(1,392.5)	1,509.2	116.7

Total liabilities and stockholder’s liabilities	$4,851.4	$3,700.2	$8,551.6

(1)	All transactions between BFI and the Other Allied collateral have been eliminated.

(2)	Amounts do not include income tax provision which would be an allocation from Allied and reflected in Due to Parent.

6.	Derivative Instruments and Hedging Activities

Our risk management policy requires 75% of our total debt to be fixed, either directly or effectively through interest rate swap contracts. At December 31, 2003, approximately 96% of our debt was fixed, 76% directly, and 20% through interest rate swap contracts. Our interest rate swap portfolio continues to fix 98% of our variable rate interest payment obligation, protecting us from cash flow variations arising from changes in short term interest rates. We believe it is important to have a mix of fixed and floating rate debt to provide financing flexibility. Approximately 5% of our fixed rate debt is at variable rates through the use of fixed to floating interest rate swap contracts, providing more balance of fixed and variable rate debt. At December 31, 2003, the notional value of our interest rate swap contracts was $2.0 billion maturing as follows: $1.4 billion during 2004, $250.0 million during 2005, $75.0 million during 2008 and $275.0 million during 2009.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consistent with our risk management policy, we have entered into interest rate swap agreements for the purpose of hedging variability of interest expense and interest payments on our long-term variable rate bank debt and maintaining a mix of fixed and floating rate debt. Our strategy is to use interest rate swap contracts when such transactions will serve to reduce our aggregate exposure and meet the objectives of our risk management policy. These contracts are not entered into for trading purposes. Our risk management policy requires that we evaluate the credit of our counter-parties and that we monitor counter party exposure. At December 31, 2003, counter-parties for 79% of our interest rate swap portfolio were rated Aa3. The counter-party for the remaining 21% is rated A1 or Aa2.

At December 31, 2003, a liability of $46.5 million is included in the consolidated balance sheets in other long-term obligations reflecting the fair market value of our entire interest rate swap portfolio on that date. The liability will fluctuate with market interest rates but will reduce to zero over the terms of each of our interest rate swap contracts. Approximately $34.0 million of the liability at December 31, 2003 relates to contracts maturing within 12 months. Fair value variations over the life of the interest rate swap contracts arise from changes in forecasted interest rates and the time value of money.

On December 31, 2001, we de-designated $1.5 billion of notional amount interest rate swap contracts due to the possibility that future interest rate payments on the underlying variable rate debt may cease prior to the expiration of the related interest rate swap contracts. There were no de-designated interest rate swap contracts prior to December 31, 2001. No additional interest rate swap contracts were de-designated after 2001.

Designated interest rate swap contracts —

At December 31, 2003, we had designated interest rate swap contracts (floating to fixed rate) with a notional amount of $725 million and a fair value liability of $32.3 million. Our designated cash flow interest rate swap contracts are effective as hedges of our variable rate debt. The notional amounts, indices, repricing dates and all other significant terms of the swap agreements are matched to the provisions and terms of the variable rate debt being hedged achieving 100% effectiveness. If significant terms do not match we will assess any ineffectiveness and any ineffectiveness is immediately recorded in interest expense in our statement of operations.

Changes in fair value of our designated interest rate swap contracts are reflected in accumulated other comprehensive income (AOCI). At December 31, 2003, a loss of approximately $32.0 million ($19.5 million, net of tax) is included in AOCI.

Expense or income related to swap settlements are recorded in interest expense for the related variable rate debt over the term of the agreements.

Non-hedge accounting interest rate swap contracts —

We have certain interest rate swap contracts that we have elected not to apply hedge accounting to under SFAS 133. We have elected to not apply hedge accounting to allow us to have flexibility to repay debt prior to maturity and to refinance debt when economically feasible. Following is a description of the accounting for these interest rate swap contracts.

De-designated interest rate swap contracts. At December 31, 2003, we had de-designated interest rate swap contracts (floating to fixed rate) with a notional amount of $925 million and a fair value liability of $15.1 million. Settlement payments and periodic changes in market values of our de-designated interest rate swap contracts are recorded as a gain or loss on derivative contracts included in interest expense and other in our statement of operations. We recorded $47.1 million and $2.4 million of net gain related to changes in market values and $51.9 million and $59.6 million of settlement costs during the year ended December 31, 2003 and 2002, respectively.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

When interest rate swap hedging relationships are de-designated or terminated, any accumulated gains or losses in AOCI at the time of de-designation are isolated and amortized over the remaining original hedged interest payment. For contracts de-designated, the total amount of loss in AOCI at December 31, 2001 was approximately $65.2 million ($39.5 million, net of tax), $29.8 million ($18.1 million, net of tax) at December 31, 2002 and $6.7 million ($4.3 million, net of tax) remains in AOCI at December 31, 2003. For the year ended December 31, 2003 and 2002, we recorded $23.1 million and $35.4 million, respectively, of amortization expense related to the accumulated losses in AOCI for interest rate swap contracts that were de-designated at December 31, 2001. In 2004, we expect to record approximately $6.7 million of amortization expense related to the accumulated losses in AOCI for the de-designated swap contracts. The amortization expense is recorded in interest expense and other.

Fair Value Interest Rate Swap Contracts. We utilize fair value interest rate swap contracts (fixed rate to floating rate) to achieve our targeted mix of fixed and floating rate debt. At December 31, 2003, we had fair value interest rate swap contracts with a notional amount of $350 million and a derivative fair value asset of $0.9 million. Settlement payments and periodic changes in market values of our fair value interest rate swap contracts are recorded as a gain or loss on derivative contracts included in interest expense and other in our statement of operations.

We recorded $0.9 million of net gain related to changes in market values and received settlements of $1.1 million during the year ended December 31, 2003. No amounts were recorded in 2002 and 2001.

7.	Accumulated Other Comprehensive Loss

The components of the ending balances of accumulated other comprehensive loss, as reflected in stockholders’ equity are shown as follows (in millions):

	December 31,	December 31,
	2003	2002
Minimum pension liability adjustment, net of taxes of $47.2 and $49.8	$(70.7)	$(74.8)
Interest rate swap contracts designated, unrealized loss, net of taxes of $12.5 and $25.1	(19.5)	(38.3)
Interest rate swap contracts de-designated, unrealized loss, net of taxes of $2.4 and $11.7	(4.3)	(18.1)

Accumulated other comprehensive loss	$(94.5)	$(131.2)

8.	Landfill Accounting

Change in accounting principle —

Effective January 1, 2003, we adopted SFAS 143 which outlines standards for accounting for our landfill retirement obligations that have historically been referred to as closure and post-closure. SFAS 143 does not change the basic accounting principles that the waste industry has historically followed for accounting for these types of obligations. In general, the industry has followed the accounting practice of recognizing a liability on the balance sheet and related expense as waste is disposed at the landfill to match operating costs with revenues. The industry refers to this practice as life-cycle accounting. The principle elements of life-cycle accounting are still being followed.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The new rules are a refinement to our industry practices and have caused a change in the mechanics of calculating landfill retirement obligations and the classification of where amounts are recorded in the financial statements. Landfill retirement obligations are no longer accrued through a provision to cost of operations, but rather by an increase to landfill assets. Liabilities retained from divested landfills that were historically accounted for in closure and post-closure liabilities were reclassified to other long-term obligations because they were not within the scope of SFAS 143. In addition, in accordance with SFAS 143, we changed the classification of certain costs related to capping, closure and post-closure obligations to other accounts. The most significant change in classification is that we now record the costs for methane gas collection systems in the landfill development assets. Further, the cost of financial assurance instruments are no longer accrued as part of the post-closure liability, but rather are expensed as incurred.

Following are the key changes from our prior accounting practices:

	Prior Practice	Effective January 1, 2003
Definitions:

Capping	Capping is included in the closure liability.	Capping is identified as its own discrete, separate liability. Capping primarily includes installation of liners, drainage, compacted soil layers and topsoil over areas of a landfill where total airspace has been consumed and waste is no longer being received. Capping activities occur throughout the life of the landfill.

Closure	Closure primarily includes the application of capping materials, the construction of methane gas collection systems and costs incurred after a site stops receiving waste but prior to being certified closed.	Costs for capping activities are no longer considered a cost of closure, but instead are a separately identifiable liability. Costs for methane gas collection system installation are no longer considered a cost of closure, but instead are now considered a development cost of our landfill assets (i.e. capital expenditure).

Post-Closure	Post-closure primarily includes groundwater sampling, gas systems operations and maintenance, leachate disposal and the cost of financial assurance instruments after the landfill has been certified closed.	The cost of financial assurance instruments are no longer accrued as part of the post-closure liability. Such costs are expensed as incurred.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Prior Practice	Effective January 1, 2003
Recognition of Liability:

Financial Assurance	The cost of financial assurance instruments that are required to be in place during the post-closure monitoring period are accrued over the life of the landfill as part of the post-closure liability.	The cost of financial assurance instruments is a period expense that is not accrued as part of the post-closure liability. The cost of financial assurance instru-ments is considered in the determination of the credit-adjusted risk free rate used for discounting liabilities.

Methane Gas Collection System Installation	All gas system costs are accrued over the life of landfill as part of the closure liability.	The costs for methane gas collection systems are recorded as a landfill development asset when pur-chased (capital expenditure).

Capping	Capping costs are accrued as part of the closure liability over the life of the landfill.	The discounted cash flow associated with each capping event is recorded to the accrued liability (balance sheet) with a corresponding increase to the landfill asset (balance sheet) as tons are consumed for that capping event.

Closure and Post-Closure	The discounted cash flow associated with closure and post-closure is recorded to the accrued liability (balance sheet) with a corresponding charge to the cost of operations (statement of operations) as tons are consumed over the life of the landfill.	The discounted cash flow associated with closure and post-closure is recorded to the accrued liability (balance sheet) with a corresponding increase to the landfill asset (balance sheet) as tons are consumed over the life of the landfill.

Discount Rate	Risk-free rate (7.0% in 2002).	2003 credit-adjusted risk-free rate (9.0%).

Cost Estimates	Costs are estimated for the period of performance. Capping, closure and post-closure activities are predom-inantly performed by third-parties and a small portion performed by Allied.	Costs are estimated for the period of performance utilizing estimates that a third-party would charge if they were to manage and perform all capping, closure and post-closure activities.

Inflation	Cost is inflated to period of performance (2.5%).	No change.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Prior Practice	Effective January 1, 2003
Statement of Operations Expense:

Liability Accrual	Cost of operations is charged at the same amount accrued to the liability.	The liability is no longer accrued through a charge to cost of operations.

Landfill Asset Amortization	The total cost of landfill development is amortized over the total capacity of the landfill as tons are consumed.	The total cost of the landfill development plus the recorded and future costs for capping, closure and post-closure are amortized as tons are consumed.

Accretion	Liability is accreted at risk-free rate (7.0% in 2002) using the effective interest method and accretion expense is recorded in cost of operations.	Liability is accreted at the 2003 credit-adjusted risk-free rate (9.0%) using the effective interest method and accretion expense is recorded in cost of operations.

Upon adoption, SFAS 143 required a cumulative change in accounting for landfill obligations retroactive to the date the landfill operations commenced or the date the asset was acquired. To do this, SFAS 143 required the creation of the related landfill asset, net of accumulated amortization and an adjustment to the capping, closure and post-closure liabilities for cumulative accretion.

At January 1, 2003, we recorded a cumulative effect of a change in accounting principle of a net gain of approximately $29.0 million (net of income tax expense of $19.4 million). In addition, we recorded a decrease in our capping, closure and post-closure liabilities of approximately $100.4 million, an increase in other long-term obligations of approximately $26.9 million, and a decrease in our net landfill assets of approximately $25.1 million.

Following is a summary of the balance sheet changes for landfill assets and capping, closure and post-closure liabilities at January 1, 2003 (in millions):

	Balance at		Balance at
	December 31,		January 1,
	2002	Change	2003
Landfill assets	$2,531.4	$409.5	$2,940.9
Accumulated amortization	(657.9)	(434.6)	(1,092.5)

Net landfill assets	$1,873.5	$(25.1)	$1,848.4

Capping, closure, and post-closure liabilities	$594.2	$(100.4)	$493.8

The pro forma liability for capping, closure and post-closure obligations as of December 31, 2002, 2001 and 2000 would have been $493.3 million, $439.7 million and $392.3 million, respectively.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Landfill accounting —

We have a network of 166 owned or operated active landfills with a net book value of approximately $2.0 billion at December 31, 2003. The landfills have operating lives ranging from 1 to over 150 years based on available capacity using current annual volumes. The average life of our landfills approximates 38 years. In addition, we own or have responsibility for 111 closed landfills. During 2003, we acquired 3 landfills and divested 4 landfills.

We use a life-cycle accounting method for landfills and the related capping, closure and post-closure liabilities. This method applies the costs to be capitalized associated with acquiring, developing, closing and monitoring the landfills over the associated landfill capacity and associated consumption.

Specifically, we record landfill retirement obligations at fair value as a liability with a corresponding increase to the landfill asset as tons are disposed. The amortizable landfill asset includes (i) landfill development costs incurred, (ii) landfill development costs expected to be incurred over the life of the landfill, (iii) the recorded capping, closure and post-closure liabilities and (iv) the present value of cost estimates for future capping, closure and post-closure costs. We amortize the landfill asset over the total capacity of the landfill as volume is consumed during the life of the landfill with one exception. The exception applies to capping costs for which both the recognition of the liability and the amortization of these costs is based instead on the costs and capacity of the specific capping event.

On an annual basis, we update the development cost estimates (which include the costs to develop the site as well as the individual cell construction costs) and capping, closure and post-closure cost estimates for each landfill. Additionally, future capacity estimates (sometimes referred to as airspace) are updated annually using aerial surveys of each landfill to estimate utilized disposal capacity and remaining disposal capacity. The overall cost and capacity estimates are reviewed and approved by senior operations management annually.

Landfill assets —

We use the units of production method for purposes of calculating the amortization rate at each landfill. This methodology divides the remaining costs (including any unamortized amounts recorded) associated with acquiring, permitting and developing the entire landfill plus the present value of the total remaining costs for specific capping events, closure and post-closure by the total remaining disposal capacity of that landfill (except for capping costs, which are divided by the total remaining capacity of the specific capping event). The resulting per unit amortization rates are applied to each unit disposed at the landfill and are recorded as expense for that period. We expensed approximately $243.4 million, or an average of $3.17 per ton consumed, related to landfill amortization during the year ended December 31, 2003. Landfill amortization expense for the year ended December 31, 2002 and 2001 would have been $209.6 million and $195.4 million or an average of $2.89 and $2.76 per ton consumed if we had been accounting for landfill retirement obligations under SFAS 143 since January 1, 2001. The following is a rollforward of our investment in our landfill assets excluding land held for permitting as landfills (in millions):

	Net Book Value		Capping,
	of Landfills	Landfill	Closure and			Net Book Value
Net Book Value at	Acquired, net of	Development	Post Closure	Landfill		at December 31,
December 31, 2002	Divestitures	Costs	Costs	Amortization	Other(1)	2003
$1,873.5	41.2	222.8	42.9	(243.4)	29.5	$1,966.5

(1)	Includes the cumulative effect of the change in accounting principle upon the adoption of SFAS 143 which decreased the net landfill asset by $25.1 million, offset by increases for amounts transferred from land or land held for permitting as landfills to landfill (for projects that have met the criteria for probable expansion during 2003).

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Costs associated with developing the landfill include direct costs such as excavation, liners, leachate collection systems, methane gas collection system installation, engineering and legal fees, and capitalized interest. Estimated total future development costs for our 166 active landfills at December 31, 2003 was approximately $3.9 billion, excluding capitalized interest, and we expect that this amount will be spent over the remaining operating lives of the landfills. We have available disposal capacity of approximately 2.6 billion tons, as of December 31, 2003. We classify this total disposal capacity as either permitted (having received the final permit from the governing authorities) or probable expansion. Probable expansion disposal capacity has not yet received final approval from the regulatory agencies, but we have determined that certain critical criteria have been met and the successful completion of the expansion is highly probable. Our requirements to classify disposal capacity as probable expansion are as follows:

1.	We have control of and access to the land where the expansion permit is being sought.

2.	All geologic and other technical siting criteria for a landfill have been met, or a variance from such requirements has been received (or can reasonably be expected to be achieved).

3.	The political process has been assessed and there are no identified impediments that cannot be resolved.

4.	We are actively pursuing the expansion permit and have an expectation that the final local, state and federal permits will be received within the next five years.

5.	Senior operations management approval has been obtained.

Upon successfully meeting the preceding criteria, the costs associated with developing, constructing, closing and monitoring the total additional future disposal capacity are considered in the life-cycle cost of the landfill and reflected in the calculation of the amortization rate and the rate at which capping, closure and post-closure is accrued. At December 31, 2003, we had 1.9 billion tons of permitted disposal capacity, and at 34 of our landfills, 615.4 million tons of probable expansion disposal capacity.

The following table reflects disposal capacity activity for active landfills we owned or operated for the twelve months ended December 31, 2003 (disposal capacity in millions of tons):

			Probable
	Permitted	Number	Expansion	Number	Total	Total
	Disposal	Of	Disposal	of	Disposal	Number
	Capacity	Landfills	Capacity	Landfills	Capacity	of Landfills
Balance as of December 31, 2002	1,925.9	165	580.1	35	2,506.0	165
Acquisitions, divestitures and closures	22.3	1	16.0	1	38.3	1
Additions to probable expansion disposal capacity	—	—	69.1	4	69.1	—
Additions to permitted disposal capacity	70.9	—	(44.3)	(6)	26.6	—
Disposal capacity consumed	(76.8)	—	—	—	(76.8)	—
Changes in engineering estimates	(4.9)	—	(5.4)	—	(10.3)	—

Balance as of December 31, 2003	1,937.4	166	615.5	34	2,552.9	166

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We, together with our engineering and legal consultants, continually monitor the progress of obtaining local, state and federal approval for each of our expansion permits. If it is determined that the expansion no longer meets our criteria, the disposal capacity is removed from our total available disposal capacity; the costs to develop that disposal capacity; and, the associated capping, closure and post-closure costs are removed from the landfill amortization base, and rates are adjusted prospectively. In addition, any value assigned to probable expansion capacity is written-off to expense during the period in which it is determined that the criteria are no longer met.

The following table reflects the estimated operating lives of our landfill assets based on available disposal capacity using current annual volumes:

	At December 31, 2003		At December 31, 2002
	Number of Sites	Percent of Total	Number of Sites	Percent of Total
0 to 5 years	27	16%	26	16%
5 to 10 years	12	7	17	11
10 to 20 years	37	22	30	18
20 to 40 years	44	27	42	25
40+ years	46	28	50	30

Total	166	100%	165	100%

Capping, closure and post-closure —

In addition to our portfolio of 166 active landfills, we own or have responsibility for 111 closed landfills no longer accepting waste. As individual areas within each landfill reach capacity, we are required to cap and close the areas in accordance with the landfill site permit. Generally, capping activities include the installation of compacted clay, geosynthetic liners, drainage channels, compacted soil layers and vegetative soil barriers over areas of a landfill where total airspace has been consumed and waste is no longer being received. Capping activities occur throughout the life of the landfill.

Closure costs are those costs incurred after a landfill site stops receiving waste, but prior to being certified as closed. After the entire landfill site has reached capacity and is closed, we are required to maintain and monitor the site for a post-closure period, which may extend 30 years. Post-closure requirements generally include maintenance and operational costs of the site and monitoring the methane gas collection systems and groundwater systems, among other post-closure activities. Estimated costs for capping, closure and post-closure as required under Subtitle D regulations are compiled and updated annually for each landfill by local and regional company engineers. Daily maintenance activities, such as leachate disposal, methane gas and groundwater monitoring and maintenance, and mowing and fertilizing capped areas, incurred during the operating life of the landfill are expensed as incurred. The following table is a summary of the capping, closure and post-closure costs (in millions):

December 31,
2003
Discounted Capping, Closure and Post-Closure Liability Recorded :
Current Portion	$69.0
Non-Current Portion	478.9

Total	$547.9

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Estimated Remaining Capping, Closure and Post-Closure Costs to be Expended:
2004	$69.0
2005	68.7
2006	70.7
2007	69.6
2008	63.9
Thereafter	2,422.2

Remaining Undiscounted Capping, Closure and Post-Closure Costs to be Expended	$2,764.1

Total Remaining Discounted Capping, Closure and Post-Closure Costs to be Expended	$921.2

SFAS 143 requires landfill obligations to be recorded at fair value. Quoted market prices in active markets are the best evidence of fair value. Since quoted market prices for landfill retirement obligations are not available to determine fair value, we use discounted cash flows of capping, closure and post-closure cost estimates to approximate fair value. The cost estimates are prepared by our local management and third-party engineers based on the applicable local, state and federal regulations and site specific permit requirements and are intended to approximate fair value.

Capping, closure and post-closure costs are estimated for the period of performance utilizing estimates a third party would charge (including profit margins) to perform those activities in full compliance with Subtitle D. If we perform the capping, closure and post-closure activities internally, the difference between amounts accrued, based upon third party cost estimates (including profit margins) and our actual cost incurred is recognized as a component of cost of operations in the period earned. An estimate of fair value should include the price that marketplace participants are able to receive for bearing the uncertainties in cash flows. However, when utilizing discounted cash flows, reliable estimates of market risk premiums may not be obtainable. In our industry, there is no market that exists for selling the responsibility for capping, closure and post-closure independent of selling the entire landfill. Accordingly, we believe that it is not possible to develop a methodology to reliably estimate a market risk premium and have excluded a market risk premium from our determination of expected cash flows for capping, closure and post-closure liability.

We discount our capping, closure and post-closure costs using our credit-adjusted, risk-free rate (of 9% in 2003). The credit-adjusted, risk-free rate is based on the risk-free interest rate on obligations of similar maturity adjusted for our own credit rating. Changes in our credit-adjusted, risk-free rate do not change recorded liabilities, but subsequently recognized obligations are measured using the revised credit-adjusted, risk-free rate.

Accretion expense is necessary to increase the accrued capping, closure and post-closure accrual balance to its future, or undiscounted, value. To accomplish this, we accrete our capping, closure and post-closure accrual balance using the credit-adjusted, risk-free rate (of 9% in 2003) and charge this accretion as an operating expense in that period. Accretion expense on recorded landfill liabilities is recorded to cost of operations from the time the liability is recognized until the costs are paid.

We charged approximately $44.3 million, or an average of $0.58 per ton consumed, related to accretion of the capping, closure and post-closure liabilities during the year ended December 31, 2003. Accretion expense for the year ended December 31, 2002 and 2001 would have been $42.1 million and $37.6 million or an average of $0.58 and $0.53 per ton consumed if we would have been accounting for capping, closure and post-closure obligations under SFAS 143 since January 1, 2001. Changes in estimates of costs or disposal capacity are treated on a prospective basis for operating landfills and are recorded immediately in results of operations for fully incurred capping events and closed landfills.

Environmental costs —

We engage independent environmental consulting firms to assist us in conducting environmental assessments of existing landfills or other properties, and in connection with companies acquired from third parties.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We cannot determine with precision the ultimate amounts for environmental liabilities. We make estimates of our potential liabilities in consultation with our independent environmental engineers and legal counsel. These estimates require assumptions about future events due to a number of uncertainties including the extent of the contamination, the appropriate remedy, the financial viability of other potentially responsible parties and the final apportionment of responsibility among the potentially responsible parties. Where we have concluded that our estimated share of potential liabilities is probable, a provision has been made in the consolidated financial statements.

Our ultimate liabilities for environmental matters may differ from the estimates used in our assessment to date. We periodically evaluate the recorded liabilities as additional information becomes available to ascertain whether the accrued liabilities are adequate. We have determined that the recorded undiscounted liability for environmental matters as of December 31, 2003 and 2002 of approximately $337.4 million and $365.1 million, respectively, represents the most probable outcome of these contingent matters. We do not reduce our estimated obligations for proceeds from other potentially responsible parties or insurance companies. If receipt is probable, proceeds are recorded as an offset to environmental expense in operating income. There were no significant recovery receivables outstanding as of December 31, 2003 or December 31, 2002. We do not expect that adjustments to estimates, which are reasonably possible in the near term and that may result in changes to recorded amounts, will have a material effect on our consolidated liquidity, financial position or results of operations. However, we believe that it is reasonably possible the ultimate outcome of environmental matters, excluding capping, closure and post-closure could result in approximately $20 million of additional liability.

The following table shows the activity and balances related to environmental accruals and for capping, closure and post-closure accruals related to open and closed landfills from December 31, 2000 through December 31, 2003 (in millions):

	Balance at	Charges to	Other		Balance at
	12/31/00	Expense	Charges(1)	Payments	12/31/01
Environmental accruals	$432.5	$—	$(0.7)	$(36.4)	$395.4
Open landfills capping, closure and post-closure accruals	323.9	50.9	(3.4)	(28.3)	343.1
Closed landfills capping, closure and post-closure accruals	277.1	16.1	3.5	(30.9)	265.8

Total	$1,033.5	$67.0	$(0.6)	$(95.6)	$1,004.3

	Balance at	Charges to	Other		Balance at
	12/31/01	Expense	Charges(1)	Payments	12/31/02
Environmental accruals	$395.4	$—	$(2.5)	$(27.8)	$365.1
Open landfills capping, closure and post-closure accruals	343.1	54.7	(14.9)	(46.7)	336.2
Closed landfills capping, closure and post-closure accruals	265.8	15.8	6.6	(30.2)	258.0

Total	$1,004.3	$70.5	$(10.8)	$(104.7)	$959.3

	Balance at	Charges to	Other		Balance at
	12/31/02	Expense	Charges(1)	Payments	12/31/03
Environmental accruals	$365.1	$—	$(2.8)	$(24.9)	$337.4
Open landfills capping, closure and post-closure accruals	336.2	28.0	31.3	(19.1)	376.4
Closed landfills capping, closure and post-closure accruals	258.0	16.3	(71.7)	(31.1)	171.5

Total	$959.3	$44.3	$(43.2)	$(75.1)	$885.3

(1)	Amounts consist primarily of liabilities related to acquired and divested companies, the cumulative effect of change in accounting principle for the adoption of SFAS 143 and the recognition of amounts accrued for capping, closure and post-closure liability to landfill asset during the period.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Employee Benefit Plans

Defined Benefit Pension Plans —

We have one qualified defined benefit retirement plan as a result of the BFI acquisition. This plan covers certain BFI employees in the United States, including some employees subject to collective bargaining agreements.

During 2002, the BFI Retirement Plan (BFI Pension Plan) and the Pension Plan of San Mateo County Scavenger Company and Affiliated Divisions of Browning-Ferris Industries of California, Inc. (San Mateo Pension Plan) were merged into one plan. However, benefits continue to be determined under each of the two separate benefit structures. The BFI Pension Plan was amended on July 30, 1999 to freeze future credited service, but interest credits continue to accrue. Certain participants continued to receive 2% annual service credits through a portion of the 2003 plan year, in addition to interest credits, pursuant to collective bargaining agreements. The benefits not frozen under this plan are based on years of service and the employee’s compensation.

The San Mateo Pension Plan covers substantially all employees at this location, but excludes employees who are covered under collective bargaining agreements under which benefits have been the subject of good faith bargaining. Benefits are based on the employee’s years of service and compensation using the average of earnings over the highest five consecutive calendar years out of the last fifteen years of service. The San Mateo Pension Plan was amended in July 2003 to provide unreduced benefits, under certain circumstances, to participants who retire on or after January 1, 2004, at or after a special early retirement date.

Our general funding policy for each pension plan is to make annual contributions to the plan as determined to be required by the plan’s actuary and as required by ERISA. No contributions were required during 2003, 2002, or 2001. No contributions are anticipated for 2004.

Actuarial valuation reports were prepared as of the measurement dates of September 30, 2003 and 2002, and used as permitted by SFAS 132R, for disclosures included in the tables below (in millions, except percentages):

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides a reconciliation of the changes in the plans’ benefit obligations and the fair value of plan assets for the twelve month period ended September 30:

	2003	2002
Projected benefit obligation at beginning of period	$299.2	$269.6
Service cost	0.9	0.9
Interest cost	19.9	19.3
Amendment costs	3.8	0.2
Actuarial loss	28.0	22.3
Benefits paid	(11.8)	(13.1)

Projected benefit obligation at end of period	$340.0	$299.2

Fair value of plan assets at beginning of period	$277.6	$305.4
Actual return on plan assets	51.6	(14.7)
Benefits paid	(11.8)	(13.1)

Fair value of plan assets at end of period	$317.4	$277.6

Funded Status	$(22.6)	$(21.5)
Unrecognized net actuarial loss	123.5	129.6
Unrecognized prior service cost	3.5	0.1

Prepaid pension asset	$104.4	$108.2

The following table provides the amounts recognized in the consolidated balance sheets as of December 31:

	2003	2002
Prepaid pension asset	$104.9	$108.2
Accrued benefit liability	(121.8)	(124.7)

Net pension liability	(16.9)	(16.5)
Intangible assets	3.3	0.1
Accumulated other comprehensive loss before tax benefit	118.0	124.6

Net amount recognized	$104.4	$108.2

The accumulated benefit obligation for our defined benefit pension plan was $334.3 million and $294.2 million at December 31, 2003 and 2002, respectively. The primary difference between the projected benefit obligation and the accumulated benefit obligation is that the projected benefit obligation includes assumptions about future compensation levels and the accumulated benefit obligation does not.

The following table provides the components of net periodic benefit cost (income) for the years ended December 31:

	2003	2002	2001
Service cost	$0.9	$0.9	$0.8
Interest cost	19.9	19.3	17.7
Expected return on plan assets	(25.8)	(30.4)	(35.4)
Recognized net actuarial (gain) loss	8.3	2.0	(0.2)
Amortization of prior service cost	0.5	—	—

Net periodic benefit cost (income)	$3.8	$(8.2)	$(17.1)

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides additional information regarding our pension plan for the years ended December 31:

	2003	2002	2001
Increase (decrease) in minimum pension liability included in other comprehensive income, net of tax	$(4.0)	$74.8	$—
Actual return on plan assets	$51.6	$(14.7)	$(33.4)
Actual return on plan assets (%)	19.0%	(4.8)%	(9.4)%

The assumptions used in the measurement of our benefit obligations for the current year and net periodic cost for the following year are shown in the following table (weighted average assumptions as of September 30):

	2003	2002	2001
Discount rate	6.25%	6.75%	7.25%
Average rate of compensation increase	4.00%	4.00%	4.00%
Expected return on plan assets	9.00%	9.50%	9.75%

We determine the expected long-term rate of return by averaging the expected earnings for the target asset portfolio. In developing our expected rate of return assumption, we evaluate an analysis of historical actual performance and long-term return projections from our investment managers, which gives consideration to our asset mix and anticipated length of obligation of our plan.

We employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed income investments. Furthermore, equity investments are diversified across U.S and non-U.S. stocks as well as growth, value, and small and large capitalizations. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Historically, we have not invested in derivative instruments in our investment portfolio. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.

The following table summarizes our plan asset allocation at September 2003 and 2002, target allocation for 2004, and expected long-term rate of return by asset category for calendar year 2003:

		Percentage of plan assets at		Weighted average
		September 30,		expected long-term
	Target allocation			rate of return for
	2004	2003	2002	calendar year 2003
Equity securities	60%	61%	56%	10.6%
Debt securities	40%	39%	44%	6.2%

Total	100%	100%	100%	9.5%

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides the benefit payments made during 2003 and 2002 and estimated future benefit payments:

Benefit payments:
2002	$13.1
2003	$11.8
Estimated future payments:
2004	$10.6
2005	10.9
2006	11.4
2007	11.6
2008	12.2
Years 2009 - 2013	68.8

401k Plan —

We sponsor the Allied Waste Industries, Inc. 401(k) Plan (401(k) Plan) a defined contribution plan, which is available to all eligible employees except those represented under collective bargaining agreements where benefits have been the subject of good faith bargaining. Eligible employees may contribute up to 25% of their annual compensation on a pre-tax basis. Participant’s contributions are subject to certain restrictions as set forth in the Internal Revenue Code. We match in cash 50% of employee contributions, up to the first 5% of the employee’s compensation which is deferred. Participant’s contributions vest immediately, and the employer contributions vest in increments of 20% based upon years of service. Our matching contributions totaled $9.4 million, $9.4 million, and $9.5 million for fiscal years 2003, 2002, and 2001, respectively.

Long-Term Incentive Plan —

Effective January 1, 2003, the Management Development/Compensation Committee of the Board of Directors granted new long-term performance incentive awards to key member of management for the fiscal 2003-2004 and 2003-2005 performance periods. Such awards are intended to provide continuing emphasis on specified performance goals that the Management Development/Compensation Committee considers to be important contributors to long-term stockholder value.

The awards are payable only if we achieve specified performance goals. The performance goals set by the Management Development/Compensation Committee may be based upon the metrics reflecting one or more of the following business measurements: earnings, cash flow, revenues, financial return ratios, debt reduction, risk management, customer satisfaction, and total stockholder returns, any of which may be measured either in absolute terms or as compared with another company or companies or with prior periods. Under certain circumstances, the Management Development/Compensation Committee has the discretion to adjust the performance goals that are set for a performance period.

We record an accrual for the award to be paid in the period earned based on anticipated achievement of the performance goals. All awards are forfeited if the participant voluntarily terminates employment or is discharged for cause. Participants may be given the opportunity to elect to receive some or all of any payment in the form of shares of our common stock.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Preferred Stock

Redeemable Preferred Stock —

In connection with the BFI acquisition, our Board of Directors adopted a resolution creating a series of one million shares of preferred stock having a par value of $0.10 per share. These shares were designated as Series A Senior Convertible Preferred Stock (Preferred Stock) and were entitled to vote on, among other things, all matters on which the holders of common stock are entitled to vote. Each share of Preferred Stock had the number of votes equal to the number of shares of common stock then issuable upon conversion. Shareholders of Preferred Stock were entitled to cumulative quarterly dividends in an amount equal to the greater of (i) the Preferred Stock share of common stock dividends paid based on the number of shares of common stock then issuable upon conversion or (ii) the stated rate of 6.5% per annum of the sum of the liquidation preference plus accrued but unpaid dividends for prior quarters. We were restricted from the payment under our Credit Facility. Beginning July 30, 2004, the stated dividend rate on the Preferred Stock would increase to 12% per annum for any dividends that are not paid in cash. If dividends were not paid in cash, the liquidation preference of the Preferred Stock increased by any accrued and unpaid dividends.

The Preferred Stock had a redemption price of its then liquidation preference per share, together with any accrued and unpaid dividends. Redemption of the Preferred Stock was at our option in whole, but not in part, at any time on or after July 30, 2004. We had the right to redeem the Preferred Stock in whole, but not in part, at the redemption price only if the then current market price of our common stock exceeds $27 per share.

The preferred shareholders, who were represented by members of the board and are also holders of common stock, had the right to convert each share of Preferred Stock into the number of shares of common stock obtained by dividing the redemption price plus any accrued and unpaid dividends on the conversion date by the conversion price of $18 per share, subject to customary anti-dilution adjustments. Upon a change in control, we were required to make an offer to purchase for cash all shares of Preferred Stock at 101% of liquidation preference plus accrued but unpaid dividends.

From its issuance through December 18, 2003, approximately $326.9 million or $327 per share had been added to the liquidation preference of the preferred stock for accrued but unpaid dividends.

On December 18, 2003, we completed the exchange of the Series A Preferred Stock outstanding for 110.5 million shares of our common stock. The Series A Preferred Stock had a stated value of $1.327 billion at December 18, 2003, the exchange date, which represented the original issuance amount plus cumulative accrued and unpaid dividends. Upon completion of the exchange transaction our outstanding shares on a fully diluted basis increased to approximately 350 million shares. As a result of the exchange, approximately $90 million in future annual dividend payments due to begin July 2004 have been eliminated.

The terms of the exchange were approved by a special committee of disinterested directors of our Board of Directors and was approved by the full Board of Directors. The Special Committee was advised by an independent financial advisor in connection with this transaction. The completion of this transaction was subject to certain approvals, including approval by our shareholders. We obtained shareholder approval at a special meeting of the shareholders held on December 18, 2003. Under the terms of the exchange agreement, the holders of the Series A Preferred Stock are restricted from selling the shares of common stock they receive for one year from the exchange date.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Due to the change in the original conversion terms, we are required to quantify the accounting effect of the change in conversion terms and reduce net income available to common shareholders by the corresponding amount. Accordingly, we recorded a non-cash conversion charge of $496.6 million, which is reflected as a reduction to net income available to common shareholders, but has no effect on total stockholders’ equity because offsetting amounts are recorded to additional paid-in capital. The non-cash conversion charge was calculated as the market value of the shares of our common stock issued in excess of the shares of common stock that the holders of the Series A Preferred Stock could have converted into under the original terms of the Series A Preferred Stock. The market value is based on the closing price of our common stock on the date shareholder approval was obtained.

Mandatory Convertible Preferred Stock —

On April 9, 2003, we issued 6.9 million shares of Series C Mandatory Convertible Preferred Stock (Series C Preferred Stock), par value $0.10 at $50 per share, through a public offering for net proceeds of approximately $333 million. The Series C Preferred Stock has a dividend rate of 6.25%. The Series C Preferred Stock is mandatorily convertible on April 1, 2006. On the conversion date, each share of Series C Preferred Stock will automatically convert into shares of common stock based on the following conversion table:

Applicable Market Value
of Common Shares	Conversion Rate
Less than or equal to $8.30	6.02:1
Between $8.30 and $10.13	6.02:1 to 4.94:1
Equal to or greater than $10.13	4.94:1

The Series C Preferred Stock is convertible into common stock at any time prior to April 1, 2006 at the option of the holder at a conversion rate of 4.94. Any time prior to April 1, 2006, the Series C Preferred Stock can be required to be converted at our option if the closing price of our common stock is greater than $15.20 for 20 days within a 30-day consecutive period. If the conversion is required by us, we are required to pay the present value of the remaining dividend payments through April 1, 2006.

11. Stockholders’ Equity

We had 525 million shares of Allied common stock authorized at December 31, 2003. The par value of these shares are $0.01. An increase in the number of authorized shares of Allied from 300 million to 525 million shares was approved by the stockholders in January 2003.

On April 9, 2003, we issued 12,048,193 shares of common stock, par value $0.01, through a public offering for net proceeds of approximately $94 million. On December 18, 2003, we issued 110.5 million shares of common stock in exchange for all of the outstanding Series A Preferred Stock.

The following table shows the activity and balances related to our common stock, net of 0.6 million treasury shares in 2003, 2002 and 2001 for the year ended December 31, (in millions):

	2003	2002	2001
Balance at beginning of year	196.2	196.2	196.1
Common stock issued, net	122.6	(0.3)	(0.6)
Stock options and warrants exercised	1.3	0.3	0.7

Balance at end of year	320.1	196.2	196.2

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Warrants to purchase common stock —

Warrants to purchase common shares at December 31, 2003 and 2002 are summarized as follows:

	2003	2002
Number of shares	—	347,827
Purchase price per share	—	$4.60
Expiration dates	—	2003

12. Stock Plans

Stock options —

The 1991 Incentive Stock Plan (1991 Plan), the 1993 Incentive Stock Plan (1993 Plan) and the 1994 Incentive Stock Plan (1994 Plan), (collectively the Plans), provide for the grant of non-qualified stock options, incentive stock options, shares of restricted stock, shares of phantom stock and stock bonuses. The 1991 Plan limits the maximum number of shares that may be granted to not more than 10.5% of the number of fully diluted shares of common stock on the date of grant of an award. The 1991 plan also limits awards in the form of restricted stock, stock bonuses, performance awards and phantom stock to not more than 25% of the aggregate shares available to be awarded or granted under the plan and limits the maximum number of options granted to any employee under the 1991 Plan to 500,000 per year. An additional maximum number of shares of 2,000,000 common shares may be granted under the 1994 Plan. After taking into account previously granted awards, awards covering approximately 13,297,714 shares of common stock were available under the Plans. The Management Development/Compensation Committee of the Board of Directors generally determines the exercise price, term and other conditions applicable to each option granted. Options granted under the Plans typically vest over 3 years and expire ten years from the grant date.

The 1994 Amended and Restated Non-Employee Director Stock Option Plan provides for the grant of non-qualified options to each non-employee member of the Board of Directors at a price equal to the fair market value of a common share on the date of grant. The maximum number of shares, which may be granted under the plan, is 1,150,000 common shares. All options granted under the plan to non-employee directors are fully vested and exercisable on the date of grant and expire ten years from the grant date.

A summary of the status of our stock option plans at December 31, 2003, 2002 and 2001 and for the years then ended is presented in the table and narrative below:

	Years Ended December 31,
	2003		2002		2001
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price
Options outstanding, beginning of year	19,760,058	$12.20	16,720,682	$12.77	15,451,642	$12.82
Options granted	3,037,250	11.39	4,559,750	10.50	2,401,250	13.41
Options exercised	(1,080,647)	6.76	(337,582)	8.40	(690,969)	9.52
Options forfeited or expired	(1,711,851)	12.65	(1,182,792)	14.88	(441,241)	14.45

Options outstanding, end of year	20,004,810	12.33	19,760,058	12.20	16,720,682	12.77

Options exercisable, end of year	13,898,143	12.70	12,243,724	14.17	10,031,008	14.57

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The weighted average fair value of options granted were $5.72, $5.53, and $7.35 for the three years ended December 31, 2003. We account for our stock-based compensation plans under APB 25, under which no compensation expense has been recognized, as all options have been granted with an exercise price equal to the fair value of our common stock upon the date of grant.

The following tables summarize information about stock options outstanding at December 31, 2003, which are fully vested, partially vested and non-vested: Fully Vested:

Options Outstanding and Exercisable
		Weighted	Weighted
	Number	Average	Average
Range of Exercise Prices	Outstanding	Remaining Life	Exercise Price
$4.27 - $8.83	1,656,129	4 years	$6.25
$9.50 - $12.25	2,771,764	3 years	$9.89
$12.92 - $21.97	6,790,985	5 years	$15.53
$22.84 - $27.27	130,349	5 years	$26.25

Partially Vested:

Options Outstanding
		Weighted	Weighted
	Number	Average	Average
Range of Exercise Prices	Outstanding	Remaining Life	Exercise Price
$9.63 - $11.57	3,872,000	9 years	$10.37
$12.92 - $15.00	1,802,500	8 years	$13.17
$16.37 - $16.92	45,000	8 years	$16.74

Options Exercisable
		Weighted	Weighted
	Number	Average	Average
Range of Exercise Prices	Outstanding	Remaining Life	Exercise Price
$9.63 - $11.57	1,363,583	9 years	$10.33
$12.92 - $15.00	1,155,333	8 years	$13.15
$16.37 - $16.92	30,000	8 years	$16.74

Non Vested:

Options Outstanding
		Weighted	Weighted
	Number	Average	Average
Range of Exercise Prices	Outstanding	Remaining Life	Exercise Price
$9.03 - $10.32	726,167	10 years	$9.14
$11.57 - $12.94	2,209,916	10 years	$12.27

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stockholder rights plan —

On July 28, 2003 the Board of Directors adopted an amendment to its Stockholders Rights Plan to change the termination date of the plan to July 28, 2003.

In May 2000, our Board of Directors adopted a Stockholder Rights Plan (the Plan). The Plan provided for the distribution of one preferred stock purchase right on each share of our common stock and approximately 65 rights on each share of our Preferred Stock. Initially, the rights would trade with the common stock and Preferred Stock and would not be represented by separate certificates. The rights represent the right to purchase one ten-thousandth of a share of a newly created series of our junior preferred stock at an exercise price of $85, but would not be exercisable until certain events occur. The rights were exercisable only under certain circumstances.

Restricted stock —

Under the terms of the Allied Waste Industries, Inc. Amended and Restated 1991 Incentive Stock Plan, the Management Development/Compensation Committee may award restricted stock to certain individuals. Restricted stock is common shares of Allied that cannot be sold or transferred and that remain subject to forfeiture until the individual becomes “vested”. The Management Development/Compensation Committee has awarded restricted stock to certain individuals pursuant to a Performance-Accelerated Restricted Stock Agreement (PARSAP) and may make similar awards in the future. Under the terms of the PARSAP, an individual becomes partially vested after 6 years (20% at year 6 and 20% each year thereafter until fully vested at year 10), but may become partially or fully vested sooner if certain performance goals are met or if certain events happen. Generally, if the individual terminates employment prior to vesting, the unvested shares are forfeited.

Under the terms of the PARSAP, an individual may become vested sooner if certain performance goals are met. The performance goals are based on a targeted implied equity value per share being met. Targets are set for three, four, and five years after the date the restricted stock is awarded with provisions for accelerated vesting for up to 100% of the shares of restricted stock by the fifth year if the targets are met.

Vesting also may be accelerated if certain events occur. If an individual’s employment is terminated due to disability or death, any unvested PARSAP shares become fully vested at that time. If the individual’s employment is terminated after December 31, 2004, either by the company without cause or due to retirement, a portion of unvested shares may become fully vested. The portion is determined with reference to the number of months worked since the date of grant and the total number of months in the original 10 year vesting period.

Any unvested PARSAP shares will become fully vested in the case of a change in control. A PARSAP participant may also be entitled to receive a “gross-up” payment for excise and income taxes under Section 280G of the Internal Revenue Code under circumstances where a change in control occurs in combination with certain set market prices per share of stock.

During 2000, the Management Development/Compensation Committee approved grants of approximately 7.0 million shares of restricted stock to key members of management under the PARSAP. The weighted average grant-date fair value of shares granted during 2000 was $6.05. At December 31, 2003, 1.6 million shares, with a grant-date fair value of $5.88 have been forfeited. At December 31, 2003 we have $18.3 million of deferred compensation related to this plan. None of the shares are vested at December 31, 2003.

In February 2004, the Management Development/Compensation Committee approved an amendment to the PARSAP agreements, effective July 1, 2004, that provides for individuals to become partially vested after four years (one-seventh after four years and one-seventh each year thereafter until fully vested after ten years).

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2003, the Management Development/Compensation Committee approved grants of approximately 0.4 million restricted stock units to key members of management. These restricted stock units cannot be sold or transferred until they are fully “vested”. The restricted stock units vests over a period of three years, at the end of which they can be converted into Allied’s common stock. The restricted stock units are subject to forfeiture until they are fully vested. The weighted-average grant date fair value of the restricted stock units granted during 2003 was $12.27. At December 31, 2003, none of the restricted stock units were vested and we had approximately $4.4 million in deferred compensation related to these awards.

13. Net Income Per Common Share

Net income per common share is calculated by dividing net income, less dividend requirements on preferred stock, by the weighted average number of common shares and common share equivalents outstanding during each period. The computation of basic earnings per share and diluted earnings per share is as follows (in millions, except per share data):

	For the Years Ended December 31,
	2003	2002	2001
Basic earnings per share computation:
Income from continuing operations	$111.2	$198.3	$31.9
Less: dividends on preferred stock	95.6	77.9	73.0
Less: non-cash conversion of Series A Preferred Stock	496.6	—	—

Income (loss) from continuing operations available to common shareholders.	$(481.0)	$120.4	$(41.1)

Weighted average common shares outstanding	203.8	190.2	189.6

Basic earnings (loss) per share from continuing operations	$(2.36)	$0.63	$(0.21)

Diluted earnings per share computation:
Income from continuing operations	$111.2	$198.3	$31.9
Less: dividends on preferred stock	95.6	77.9	73.0
Less: non-cash conversion of Series A Preferred Stock	496.6	—	—

Income (loss) from continuing operations available to common shareholders.	$(481.0)	$120.4	$(41.1)

Weighted average common shares outstanding	203.8	190.2	189.6
Dilutive effect of stock, stock options, warrants and contingently issuable shares	—	3.3	—

Weighted average common and common equivalent shares outstanding	203.8	193.5	189.6

Diluted earnings (loss) per share from continuing operations	$(2.36)	$0.62	$(0.21)

In calculating earnings per share, we have not assumed conversion of the following securities into common shares since the effects of those conversions would not be dilutive (in millions):

	For the Years Ended December 31,
	2003	2002	2001
Series A Preferred Stock	68.5	66.5	62.4
Series C Preferred Stock	24.8	—	—
Stock options	11.7	14.6	2.8

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Income Taxes

We account for income taxes using a balance sheet approach whereby deferred tax assets and liabilities are determined based on the differences in financial reporting and income tax basis of assets, other than non-deductible goodwill, and liabilities. The differences are measured using the income tax rate in effect during the year of measurement.

We have federal net operating losses of $631 million, with an estimated tax effect of $221 million, available at December 31, 2003. If unused, material portions of these losses will begin to expire in 2018. Additionally, we have state net operating loss carryforwards available at December 31, 2003 that we expect will generate future tax savings of approximately $119 million. The state net operating losses will expire at various times between 2004 and 2023 if not used. We have established a valuation allowance of $92 million for the possibility that some of these state carryforwards may not be used. In addition to the net operating loss carryforwards, we have federal minimum tax credit carryforwards of approximately $9 million as of December 31, 2003, which are not subject to expiration.

The balance sheet classification and amount of the tax accounts established relating to acquisitions are based on certain assumptions that could possibly change based on the ultimate outcome of certain tax matters. As these tax accounts were established in purchase accounting, any future changes relating to these amounts will result in balance sheet reclassifications, which may include an adjustment to goodwill. The valuation allowance at December 31, 2003 includes approximately $17 million related to the BFI acquisition, the subsequent reduction of which would result in an adjustment to goodwill.

The components of the income tax provision consist of the following (in millions):

	Year Ended December 31,
	2003	2002	2001
Current tax provision (benefit)	$18.1	$(0.1)	$21.3
Deferred provision	70.6	165.7	141.1

Total	$88.7	$165.6	$162.4

The reconciliation of the federal statutory tax rate to our effective tax rate is as follows:

	Year Ended December 31,
	2003	2002	2001
Federal statutory tax rate	35.0%	35.0%	35.0%
Consolidated state taxes, net of federal benefit	6.0	6.1	9.6
Amortization of goodwill (1)	—	—	31.0
Non-deductible write-off of goodwill and business combination costs	0.2	3.3	2.0
Other permanent differences	3.2	1.1	6.0

Effective tax rate	44.4%	45.5%	83.6%

(1)	In connection with various acquisitions, we recorded goodwill that was non-deductible goodwill for income tax purposes.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of the net deferred tax asset (liability) are as follows (in millions):

	December 31,
	2003	2002
Deferred tax liability relating primarily to basis differences in landfills, fixed assets and other assets	$(612.9)	$(417.1)

Deferred Tax Assets Relating To:
Environmental, capping, closure and post-closure reserves	238.6	264.8
Other reserves	69.3	126.6
Net operating loss, capital loss, foreign tax credit, and minimum tax credit carryforwards	349.0	196.0
Valuation allowance	(91.7)	(117.3)

Total deferred tax asset	565.2	470.1

Net deferred tax asset (liability)	$(47.7)	$53.0

Deferred income taxes have not been provided as of December 31, 2003 and 2002, on approximately $31 million and $36 million, respectively, of undistributed earnings of Puerto Rican affiliates, which are considered to be permanently reinvested. A determination of the U.S. income and foreign withholding taxes, if these earnings were remitted as dividends, is not practicable.

We are currently under examination by various state and federal taxing authorities for certain tax years, including federal income tax audits for calendar years 1998 through 2002. A federal income tax audit for BFI’s tax years ended September 30, 1996 through July 30, 1999 is complete with the exception of the matter discussed below.

Prior to our acquisition of BFI on July 30, 1999, BFI operating companies, as part of a risk management initiative to effectively manage and reduce costs associated with certain liabilities, contributed assets and existing environmental and self-insurance liabilities to six fully consolidated BFI risk management companies (RMCs) in exchange for stock representing a minority ownership interest in the RMCs. Subsequently, on July 9, 1999, the BFI operating companies sold that stock in the RMCs to third parties at fair market value which resulted in a capital loss of approximately $900 million for tax purposes, calculated as the excess of the tax basis of the stock over the cash proceeds received. The capital loss was claimed in the BFI tax return for the period from October 1, 1998 to July 30, 1999. On January 18, 2001, the IRS designated this type of transaction and other similar transactions as a “potentially abusive tax shelter” under the IRS regulations.

During 2002, the IRS proposed the disallowance of all of this capital loss. The primary argument advanced by the IRS for disallowing the capital loss was that the tax basis of the stock of the RMCs received by the BFI operating companies was required to be reduced by the amount of liabilities assumed by the RMCs even though such liabilities were contingent. Under the IRS view, there was no capital loss on the sale of the stock since the tax basis of the stock should have approximately equaled the proceeds received. We protested the disallowance to the Appeals Office of the IRS in August 2002.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

If the proposed disallowance is upheld, we estimate it could have a potential total cash impact of up to $310 million plus accrued interest through December 31, 2003 of approximately $46 million ($28 million net of tax benefit). We also received a notification from the IRS proposing a penalty of 40% of the additional income tax resulting from the disallowance. Because of several meritorious defenses, we believe the successful assertion of penalties is unlikely.

If we are unable to resolve this matter with the Appeals Office of the IRS, we would expect to receive a notice of tax deficiency from the IRS. Upon receiving the notice, we would have the following options:

1.	File a petition for redetermination in Tax Court within 90 days. In this case, payments would not be required until the Tax Court renders its decision.

2.	Wait to receive a statement of amount due from the IRS and pay the amount due. The amount due would be based on the portion of the capital loss claimed during the BFI tax years ended September 30, 1996 through July 30, 1999. Additional amounts will be owed as the audits of the Company’s tax returns for calendar years 1999 and forward are completed.

3.	Pay the amount due as outlined in option 2 above, except, after paying the amount due, take appropriate steps to institute a suit in Federal District Court or the Federal Claims Court for a refund of the amounts paid.

The timing of any payments for any related state tax deficiencies will generally follow closely after the timing of any federal payments. Furthermore, at any point in time under any of the options outlined above, we can attempt to reach a settlement agreement with the IRS.

If we are unable to resolve this matter with the Appeals Office of the IRS, a decision would be made at that time as to which of the above options would be pursued. In any case, we continue to believe our position is well supported and we will vigorously contest the disallowance. An unfavorable result should have minimal impact on our consolidated results of operations as the tax and interest impact of a disallowance have been fully reserved on our consolidated balance sheet.

15. Commitments and Contingencies

Litigation —

We are subject to extensive and evolving laws and regulations and have implemented our own environmental safeguards to respond to regulatory requirements. In the normal course of conducting our operations, we may become involved in certain legal and administrative proceedings. Some of these actions may result in fines, penalties or judgments against us, which may have an impact on earnings for a particular period. We accrue for litigation and regulatory compliance contingencies when such costs are probable and can reasonably be estimated. We expect that matters in process at December 31, 2003, which have not been accrued in the consolidated balance sheets, will not have a material adverse effect on our consolidated liquidity, financial position or results from operations.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the normal course of conducting our landfill operations, we are involved in legal and administrative proceedings relating to the process of obtaining and defending the permits that allow us to operate our landfills. In June 1999, neighboring parties and the county drainage district filed a lawsuit seeking to prevent BFI from obtaining a vertical elevation expansion permit at one of our landfills in Texas. In 2001, the expansion permit was granted. The parties opposing the expansion permit continued to pursue their efforts in preventing the expansion permit. In December 2003, a judgment issued by a District Court in Texas, effectively revoked the expansion permit that was granted by the State of Texas in 2001 and would require us to operate the landfill according to a prior permit granted in 1988. We plan to vigorously defend this expansion in the State Court of Appeals and believe that the merits of our position will prevail. Operationally, we are in the process of obtaining bonding that will allow us to continue to operate the landfill as usual during the period of appeals, which may continue two years or longer. If the appeal is not successful, the landfill may become impaired and we may incur costs to relocate waste to another landfill and this matter could result in a charge of up to $25 million to our consolidated statement of operations.

Royalties —

In connection with certain acquisitions, we have entered into agreements to pay royalties based on waste tonnage disposed at specified landfills. The payments are generally payable quarterly and amounts earned, but not paid, are accrued in the accompanying consolidated balance sheets. Royalties are expensed as tonnage is disposed of in the landfill.

Lease agreements —

We have operating lease agreements for service facilities, office space and equipment. Future minimum payments under non-cancelable operating leases with terms in excess of one year as of December 31, 2003 are as follows (in millions):

2004	$28.1
2005	23.9
2006	20.8
2007	15.8
2008	14.3
Thereafter	42.4

Rental expense under such operating leases was approximately $24.8 million, $25.9 million and $20.1 million for each of the three years ended December 31, 2003, respectively.

Employment agreements —

We have entered into employment agreements with certain of our executive officers for periods up to three years. Under these agreements, in some circumstances, we may be obligated to pay an amount equal to the largest annual bonus paid to the employee for any of the last three years preceding the date of termination and to continue making base salary payments through the term of the agreement. Additionally, under certain circumstances, including a change in control, as defined in the employment agreements, we have agreed to pay severance amounts equal to a multiple of defined compensation. If a termination occurs in conjunction with a change in control as defined in the employment agreements, we are obligated to pay an additional amount equal to two times the sum of the employee’s base salary on the date of termination and the bonus paid to the employee for the previous year.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2003 and 2004, the Management Development/Compensation Committee approved amendments to certain existing employment agreements to provide that if an executive’s employment is terminated under certain circumstances, the executive may be entitled to continued medical, dental and/or vision coverage, continued vesting in his PARSAP awards and continued vesting and exercisability of the executive’s stock options, and continued coverage under our directors’ and officers’ liability insurance, among other matters. In addition, certain executives may be entitled to retirement payments under a supplemental executive retirement plan.

Financial assurances —

We are required to provide financial assurances to governmental agencies under applicable environmental regulations relating to our landfill operations for closure and post-closure costs and performance under certain collection, landfill and transfer station contracts. We satisfy the financial assurance requirements by providing performance bonds, letters of credit, insurance policies or trust deposits. Additionally, we are required to provide financial assurances for our insurance program and collateral required for certain performance obligations. During 2004, we expect no material increase in financial assurance obligations.

At December 31, 2003 we had the following financial assurance instruments (in millions):

	Landfill
	Closure/	Contract	Risk/Casualty	Collateral for
	Post-Closure	Performance	Insurance	Obligations	Total
Insurance Policies	$903.8	$—	$—	$—	$903.8
Surety Bonds	388.5	549.9	—	—	938.4
Trust Deposits	75.0	—	—	—	75.0
Letters of Credit (1)	403.5	48.1	262.0	123.0	836.6

Total	$1,770.8	$598.0	$262.0	$123.0	$2,753.8

(1)	At December 31, 2003 these amounts were issued under the 2003 Revolver and the institutional letter of credit facility under our 2003 Credit Facility.

These financial instruments are issued in the normal course of business and are not debt of the company. Since we currently have no liability for these financial assurance instruments, they are not reflected in the accompanying consolidated balance sheets. The underlying obligations of the financial assurance instruments would be valued and recorded in the consolidated balance sheets if it is probable that we would be unable to perform our obligations under the financial assurance contracts. We do not expect this to occur.

Off-balance sheet arrangements —

We have no off-balance sheet debt or similar obligations, other than financial assurance instruments discussed above which are not debt. We have no transactions or obligations with related parties that are not disclosed, consolidated into or reflected in our reported results of operations or financial position. We do not guarantee any third party debt.

Guarantees —

We enter into contracts in the normal course of business that include indemnification clauses. Indemnifications relating to known liabilities are recorded in the consolidated financial statements based on our best estimate of required future payments. Certain of these indemnifications relate to contingent events or occurrences, such as the imposition of additional taxes due to a change in the tax law or adverse interpretation of the tax law, and indemnifications made in divestiture agreements where we indemnify the buyer for liabilities that may become known in the future but that relate to our activities prior to the divestiture. As of December 31, 2003, we estimate the contingent obligations associated with these indemnifications to be de minimus.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We have entered into agreements to guarantee to property owners the value of certain property that is adjacent to landfills. These agreements have varying terms over varying periods. Prior to December 31, 2002, liabilities associated with these guarantees have been accounted for in accordance with SFAS No. 5, Accounting for Contingencies, in the consolidated financial statements. Agreements modified or entered into subsequent to December 31, 2002 are accounted for in accordance with FIN 45 and were not significant in 2003.

16. Related Party Transactions

Transactions with related parties are entered into only upon approval by a majority of our independent directors and only upon terms comparable to those that would be available from unaffiliated parties. At December 31, 2003 and 2002, respectively, employee loans of $3.0 million and $9.3 million were outstanding to current or former employees.

In April 2003, our Senior Vice President, General Counsel repaid a $215,000 loan from the Company. The loan was made in August 2000.

In February 2003, our Vice Chairman repaid a $3.3 million loan from the Company. The loan was made in July 2001, pursuant to a relocation agreement and was secured by real estate. Interest on the loan was at the applicable federal rate.

During November 2002, our Chief Executive Officer repaid a $2.3 million loan from the Company by tendering 232,390 shares of our common stock at the market price. The loan was made in 1996 for the purpose of acquiring 246,154 shares of Allied Waste common stock at the market price at that time.

In addition to the above amounts, in December 2002, we extended a note receivable in the amount of $2.2 million due from a former board member from a maturity date of December 31, 2002 to December 31, 2004. Interest on the loan is accruing at the applicable federal rate.

17. Segment Reporting

Our revenues are derived from one industry segment, which includes the collection, transfer, recycling and disposal of non-hazardous solid waste. We evaluate performance based on several factors, of which the primary financial measure is operating income before depreciation and amortization. Operating income before depreciation and amortization is not a measure of operating income, operating performance or liquidity under GAAP and may not be comparable to similarly titled measures reported by other companies. Consistent with our decentralized operating structure, management of the company uses operating income before depreciation and amortization in the evaluation of field operating performance as it represents operational cash flows and is a profit measure of components that are within the control of the operating units. The accounting policies of the business segments are the same as those described in the Organization and Summary of Significant Accounting Policies (See Note 1).

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We manage our operations through four geographic operating segments: Eastern, Southern, Central and Western. Each area is responsible for managing several vertically integrated operations, which are comprised of regions. As a result of the divestiture activity in 2003 and in an effort to continue to align our operating structure in a manner that is consistent with optimal waste flow, we revised the boundaries that define our four geographic areas effective January 1, 2004. The total number of areas, regions and districts did not change. Results by segment have been restated for all periods presented to reflect the change in organizational structure that was effective January 1, 2004. The tables below reflect certain information relating to our continuing operations of our geographic operating segments for the years ended December 31, 2003, 2002 and 2001 (in millions):

	Eastern	Southern	Central	Western	Total
2003:
Revenues	$1,391.9	$1,281.8	$1,304.0	$1,231.5	$5,209.2
Operating income before depreciation and amortization	423.0	400.7	446.2	435.8	1,705.7
Depreciation and amortization	123.0	145.3	168.0	101.4	537.7
Total assets	3,251.8	3,643.7	3,309.7	2,592.0	12,797.2
Capital expenditures	111.4	135.6	118.3	118.0	483.3
2002:
Revenues	$1,416.5	$1,280.1	$1,284.1	$1,180.8	$5,161.5
Operating income before depreciation and amortization	437.0	449.9	467.1	418.0	1,772.0
Depreciation and amortization	112.0	126.2	142.5	89.2	469.9
Total assets	3,404.1	3,798.0	3,276.5	2,592.2	13,070.8
Capital expenditures	115.3	135.9	158.9	122.3	532.4
2001:
Revenues	$1,480.8	$1,300.0	$1,266.8	$1,144.2	$5,191.8
Operating income before depreciation and amortization	461.2	507.1	504.6	439.5	1,912.4
Depreciation and amortization	175.4	174.7	191.5	126.5	668.1
Total assets	3,761.5	3,340.3	3,511.1	2,859.1	13,472.0
Capital expenditures	114.0	138.2	134.9	101.5	488.6

Reconciliation of reportable segment primary measure of profitability to income from continuing operations before income taxes and minority interest (in millions):

	Years Ended December 31,
	2003	2002	2001
Total operating income before depreciation and amortization for reportable segments	$1,705.7	$1,772.0	$1,912.4
Other (1)	(125.0)	(83.0)	(79.9)
Depreciation and amortization	546.0	478.5	675.5
Non-cash (gain) loss on divestiture of assets	—	(9.3)	107.0
Equity in earnings of unconsolidated affiliates	—	—	(14.1)
Interest expense and other	832.9	854.0	866.1

Income from continuing operations before income taxes and minority interest	$201.8	$365.8	$198.0

(1)	Amounts relate primarily to our subsidiaries which provide services throughout the organization and not on an area basis.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reconciliation of reportable segment revenues, depreciation and amortization, capital expenditures and total assets to the consolidated financial statements (in millions):

	Year Ended December 31, 2003
		Depreciation
		and	Capital	Total
	Revenues	Amortization	Expenditures	Assets
For reportable segments	$5,209.2	$537.7	$483.3	$12,797.2
Other (1)	38.5	8.3	8.5	1,063.7

Total per financial statements	$5,247.7	$546.0	$491.8	$13,860.9

	Year Ended December 31, 2002
		Depreciation
		and	Capital	Total
	Revenues	Amortization	Expenditures	Assets
For reportable segments	$5,161.5	$469.9	$532.4	$13,070.8
Other (1)	29.3	8.6	3.9	858.1

Total per financial statements	$5,190.8	$478.5	$536.3	$13,928.9

	Year Ended December 31, 2001
		Depreciation
		and	Capital	Total
	Revenues	Amortization	Expenditures	Assets
For reportable segments	$5,191.8	$668.1	$488.6	$13,472.0
Other (1)	39.6	7.4	9.3	875.1

Total per financial statements	$5,231.4	$675.5	$497.9	$14,347.1

(1)	Amounts relate primarily to our subsidiaries which provide services throughout the organization and not on an area basis.

Amounts and percentages of our total revenue from continuing operations attributable to services provided (in millions, except percentages):

	Year Ended December 31,
	2003	2002	2001
Collection
Residential	$1,132.8	$1,112.9	$1,090.2
Commercial	1,373.8	1,397.6	1,392.3
Roll-off (1)	1,185.6	1,203.4	1,245.1
Recycling	202.2	204.0	201.6

Total Collection	3,894.4	3,917.9	3,929.2
Disposal
Landfill	633.4	586.3	608.4
Transfer	400.6	384.7	374.6

Total Disposal	1,034.0	971.0	983.0
Recycling — Commodity	194.8	165.8	154.3
Other	124.5	136.1	164.9

Total Revenues	$5,247.7	$5,190.8	$5,231.4

(1)	Consists of revenue generated from commercial, industrial and residential customers from waste collected in roll-off containers that are loaded onto collection vehicles. Roll-off containers are generally uncovered containers that range in size from 20 to 40 cubic yards.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The revenues, operating income before depreciation and amortization, depreciation and amortization, capital expenditures and total assets reported as discontinued operations up to the divestiture date in 2003 by geographic area are as follows (in millions):

	Eastern	Southern	Central	Western	Total
2003:
Revenues	$84.2	$162.1	$—	$6.4	$252.7
Operating income before depreciation and amortization	20.3	25.3	—	1.7	47.3
Depreciation and amortization	4.6	8.5	—	0.5	13.6
Total assets	—	44.3	—	—	44.3
Capital expenditures	2.1	6.4	—	—	8.5
2002:
Revenues	$117.2	$195.9	$—	$13.4	$326.5
Operating income before depreciation and amortization	16.0	35.5	—	2.7	54.2
Depreciation and amortization	6.3	10.7	—	1.0	18.0
Total assets	47.4	72.9	—	6.9	127.2
Capital expenditures	3.1	2.3	—	0.6	6.0
2001:
Revenues	$117.4	$202.2	$—	$14.3	$333.9
Operating income before depreciation and amortization	25.5	41.8	—	3.7	71.0
Depreciation and amortization	6.8	9.9	—	0.8	17.5
Total assets	56.7	88.8	—	6.1	151.6
Capital expenditures	0.9	2.0	—	0.1	3.0

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Selected Quarterly Financial Data (unaudited)

The following tables summarize the unaudited consolidated quarterly results of operations as reported for 2003 and 2002. These results differ from previously reported financial information to incorporate the following:

•	to reclassify the results of operations for certain assets which we sold or were held for sale as of December 31, 2003 that met the criteria for discontinued operations in accordance with SFAS 144, and

•	the adoption of SFAS 145 effective January 1, 2003 which requires the reclassification of the write-off of deferred debt issuance costs and other costs incurred in connection with the early extinguishments of debt that were previously properly classified as extraordinary to interest expense and other.

	First	Second	Third	Fourth
(in millions, except per share amounts)	Quarter	Quarter	Quarter	Quarter(1)

2003
Revenues	$1,231.1	$1,342.5	$1,361.6	$1,312.5
Income from continuing operations	27.5	19.1	48.5	16.1
Net income (loss) available to common shareholders	42.2	5.6	11.9	(523.2)
Basic earnings (loss) per common share available to common shareholders:
Income (loss) from continuing operations	0.04	(0.03)	0.11	(2.29)
Net income (loss)	0.22	0.03	0.06	(2.38)
Diluted earnings (loss) per common share available to common shareholders:
Income (loss) from continuing operations	0.04	(0.03)	0.11	(2.29)
Net income (loss)	0.22	0.03	0.06	(2.38)
2002
Revenues	$1,234.1	$1,320.2	$1,346.3	$1,290.2
Income from continuing operations	45.6	48.3	56.9	47.5
Net income available to common shareholders	32.3	34.0	37.3	33.6
Basic earnings per common share available to common shareholders:
Income from continuing operations	0.14	0.15	0.20	0.15
Net income	0.17	0.18	0.20	0.18
Diluted earnings per common share available to common shareholders:
Income from continuing operations	0.14	0.15	0.19	0.14
Net income	0.17	0.18	0.19	0.17

(1)	We reduced net income available to shareholders by $496.6 million for the non-cash conversion of the Series A Preferred Stock (see Note 10 for additional discussion).

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. Condensed Consolidating Financial Statements

The 1998 Senior Notes, 1999 Notes, 2001 Senior Notes, 2002 Senior Notes and 2003 Senior Notes issued by Allied Waste North America, Inc. (Allied NA), (our wholly owned subsidiary), and certain debt of BFI (all of which are no longer registered under the Securities Exchange Act of 1934) are guaranteed by us. All guarantees (including those of the guarantor subsidiaries) are full, unconditional and joint and several of Allied NA’s and BFI’s debt. Presented below are Condensed Consolidating Balance Sheets as of December 31, 2003 and 2002 and the related Condensed Consolidating Statements of Operations and Cash Flows for the years ended December 31, 2003, 2002 and 2001 of Allied Waste Industries, Inc. (Parent), Allied NA (Issuer), the guarantor subsidiaries (Guarantors) and the subsidiaries which are not guarantors (Non-guarantors). Effective March 30, 2004, we amended our 2003 Credit Facility which resulted in certain non-wholly owned guarantor subsidiaries becoming non-guarantors. Based on the structure of the senior notes and certain of BFI’s debt discussed above, this amendment affected the guarantee for this debt as well. All prior periods have been restated to reflect the change in guarantors.

CONDENSED CONSOLIDATING BALANCE SHEETS
(in millions)

	December 31, 2003
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
ASSETS
Current Assets —
Cash and cash equivalents	$0.1	$3.2	$439.0	$2.4	$—	$444.7
Accounts receivable, net	—	—	552.6	98.7	—	651.3
Prepaid and other current assets	—	0.1	74.4	71.9	(37.6)	108.8
Deferred income taxes, net	—	—	74.9	5.9	—	80.8

Total current assets	0.1	3.3	1,140.9	178.9	(37.6)	1,285.6
Property and equipment, net	—	—	3,994.1	24.8	—	4,018.9
Goodwill, net	—	—	8,240.6	72.4	—	8,313.0
Investment in subsidiaries	2,974.4	13,682.9	353.4	—	(17,010.7)	—
Other assets, net	—	112.2	62.5	1,153.9	(1,085.2)	243.4

Total assets	$2,974.5	$13,798.4	$13,791.5	$1,430.0	$(18,133.5)	$13,860.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities —
Current portion of long- term debt	$—	$243.2	$6.4	$—	$—	$249.6
Accounts payable	—	0.3	471.7	5.5	—	477.5
Accrued closure, post- closure and environmental costs	—	—	20.1	75.1	—	95.2
Accrued interest	—	153.5	58.0	0.2	(37.6)	174.1
Other accrued liabilities	58.8	18.9	86.1	188.8	—	352.6
Unearned revenue	—	—	215.5	3.3	—	218.8

Total current liabilities	58.8	415.9	857.8	272.9	(37.6)	1,567.8
Long-term debt, less current portion	—	6,915.5	922.7	146.3	—	7,984.5
Deferred income taxes	—	—	138.3	(9.8)	—	128.5
Accrued closure, post- closure and environmental costs	—	—	328.0	462.1	—	790.1
Due to/(from) parent	381.6	3,470.5	(3,682.6)	(169.5)	—	—
Other long-term obligations	16.4	46.5	1,815.1	84.7	(1,090.4)	872.3
Commitments and contingencies
Stockholders’ Equity	2,517.7	2,950.0	13,412.2	643.3	(17,005.5)	2,517.7

Total liabilities and stockholders’ equity	$2,974.5	$13,798.4	$13,791.5	$1,430.0	$(18,133.5)	$13,860.9

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING BALANCE SHEETS
(in millions)

	December 31, 2002
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
ASSETS
Current Assets —
Cash and cash equivalents	$0.1	$5.4	$171.4	$2.5	$—	$179.4
Accounts receivable, net	—	—	639.9	12.2	—	652.1
Prepaid and other current assets	—	—	98.7	75.1	(37.6)	136.2
Deferred income taxes, net	—	—	100.2	4.2	—	104.4

Total current assets	0.1	5.4	1,010.2	94.0	(37.6)	1,072.1
Property and equipment, net	—	—	3,985.5	20.2	—	4,005.7
Goodwill, net	—	—	8,458.0	72.4	—	8,530.4
Investment in subsidiaries	3,510.7	12,527.3	278.6	—	(16,316.6)	—
Other assets, net	—	146.7	158.7	1,112.0	(1,096.7)	320.7

Total assets	$3,510.8	$12,679.4	$13,891.0	$1,298.6	$(17,450.9)	$13,928.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities —
Current portion of long- term debt	$—	$—	$163.5	$—	$—	$163.5
Accounts payable	—	0.8	408.6	4.6	—	414.0
Accrued closure, post- closure and environmental costs	—	—	50.7	44.6	—	95.3
Accrued interest	—	157.2	62.4	—	(37.6)	182.0
Other accrued liabilities	50.4	—	173.5	155.4	—	379.3
Unearned revenue	—	—	213.3	2.4	—	215.7

Total current liabilities	50.4	158.0	1,072.0	207.0	(37.6)	1,449.8
Long-term debt, less current portion	—	7,807.0	911.7	—	—	8,718.7
Deferred income taxes	—	—	61.3	(9.9)	—	51.4
Accrued closure, post- closure and environmental costs	—	—	313.0	551.0	—	864.0
Due to/(from) parent	1,509.2	1,103.5	(2,674.3)	61.6	—	—
Other long-term obligations	15.2	125.8	1,835.2	34.0	(1,101.2)	909.0
Commitments and contingencies
Series A Senior Convertible Preferred Stock	1,246.9	—	—	—	—	1,246.9
Stockholders’ Equity	689.1	3,485.1	12,372.1	454.9	(16,312.1)	689.1

Total liabilities and stockholders’ equity	$3,510.8	$12,679.4	$13,891.0	$1,298.6	$(17,450.9)	$13,928.9

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
(in millions)

	Year Ended December 31, 2003
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Revenues	$—	$—	$5,037.0	$210.7	$—	$5,247.7
Cost of operations	—	(0.1)	3,005.0	185.2	—	3,190.1
Selling, general and administrative expenses	16.5	—	446.0	14.4	—	476.9
Depreciation and amortization	—	—	541.4	4.6	—	546.0

Operating (loss) income	(16.5)	0.1	1,044.6	6.5	—	1,034.7
Equity in earnings of subsidiaries	(66.0)	(534.0)	(62.7)	—	662.7	—
Interest expense (income) and other	1.2	757.0	81.8	(7.1)	—	832.9
Intercompany interest expense (income)	(69.7)	22.9	126.1	(79.3)	—	—
Management fees	(5.0)	—	4.0	1.0	—	—

Income (loss) before income taxes	123.0	(245.8)	895.4	91.9	(662.7)	201.8
Income tax expense (benefit)	23.3	(311.9)	341.0	36.3	—	88.7
Minority interest	—	—	—	1.9	—	1.9

Net income from continuing operations	99.7	66.1	554.4	53.7	(662.7)	111.2
Discontinued operations, net of tax	—	—	(11.5)	—	—	(11.5)
Cumulative effect of accounting change, net of tax	29.0	29.0	(6.3)	35.3	(58.0)	29.0

Net income	128.7	95.1	536.6	89.0	(720.7)	128.7
Dividends on preferred stock	(95.6)	—	—	—	—	(95.6)
Non-cash conversion of Series A Preferred Stock	(496.6)	—	—	—	—	(496.6)

Net income (loss) available to common shareholders	$(463.5)	$95.1	$536.6	$89.0	$(720.7)	$(463.5)

	Year Ended December 31, 2002
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Revenues	$—	$—	$4,982.6	$208.2	$—	$5,190.8
Cost of operations	—	—	2,844.6	194.5	—	3,039.1
Selling, general and administrative expenses	11.9	0.5	442.1	8.2	—	462.7
Depreciation and amortization	—	—	463.9	14.6	—	478.5
Non-cash gain on divestiture of assets	—	—	(9.3)	—	—	(9.3)

Operating (loss) income	(11.9)	(0.5)	1,241.3	(9.1)	—	1,219.8
Equity in earnings of subsidiaries	(187.6)	(620.1)	(18.6)	—	826.3	—
Interest expense (income) and other	1.6	751.7	106.6	(5.9)	—	854.0
Intercompany interest expense (income)	(56.0)	(24.0)	150.6	(70.6)	—	—
Management fees	(5.0)	—	4.0	1.0	—	—

Income (loss) before income taxes	235.1	(108.1)	998.7	66.4	(826.3)	365.8
Income tax expense (benefit)	20.0	(291.3)	408.8	28.1	—	165.6
Minority interest	—	—	—	1.9	—	1.9

Net income from continuing operations	215.1	183.2	589.9	36.4	(826.3)	198.3
Discontinued operations, net of tax	—	—	16.8	—	—	16.8

Net income	215.1	183.2	606.7	36.4	(826.3)	215.1
Dividends on preferred stock	(77.9)	—	—	—	—	(77.9)

Net income available to common shareholders	$137.2	$183.2	$606.7	$36.4	$(826.3)	$137.2

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
(in millions)

	Year Ended December 31, 2001
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Revenues	$—	$—	$5,029.3	$202.1	$—	$5,231.4
Cost of operations	—	—	2,819.6	144.6	—	2,964.2
Selling, general and administrative expenses	10.9	—	417.1	6.7	—	434.7
Depreciation and amortization	—	—	433.9	14.9	—	448.8
Goodwill amortization	—	—	224.6	2.1	—	226.7
Non-cash loss on divestiture of assets	—	—	107.0	—	—	107.0

Operating (loss) income	(10.9)	—	1,027.1	33.8	—	1,050.0
Equity in earnings of unconsolidated affiliates	—	—	(14.1)	—	—	(14.1)
Equity in earnings of subsidiaries	(15.9)	(455.9)	(28.2)	—	500.0	—
Interest expense and other	0.3	775.6	87.7	2.5	—	866.1
Intercompany interest expense (income)	(78.8)	(38.1)	188.9	(72.0)	—	—
Management fees	(5.0)	—	4.3	0.7	—	—

Income (loss) before income taxes	88.5	(281.6)	788.5	102.6	(500.0)	198.0
Income tax expense (benefit)	30.0	(291.3)	383.6	40.1	—	162.4
Minority interest	—	—	—	3.7	—	3.7

Net income from continuing operations	58.5	9.7	404.9	58.8	(500.0)	31.9
Discontinued operations, net of tax	—	—	26.6	—	—	26.6

Net income	58.5	9.7	431.5	58.8	(500.0)	58.5
Dividends on preferred stock	(73.0)	—	—	—	—	(73.0)

Net income (loss) available to common shareholders	$(14.5)	$9.7	$431.5	$58.8	$(500.0)	$(14.5)

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31, 2003
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Cash provided by (used for) operating activities from continuing operations	$(98.5)	$(575.1)	$1,350.8	$106.7	$—	$783.9
Investing activities —
Proceed from divestitures (cost of acquisitions), net of cash divested/acquired	—	—	250.0	—	—	250.0
Proceeds from sale of fixed assets	—	—	17.5	—	—	17.5
Capital expenditures, excluding acquisitions	—	—	(483.7)	(8.1)	—	(491.8)
Capitalized interest	—	—	(15.7)	—	—	(15.7)
Change in deferred acquisitions costs, notes receivable and other	—	—	(8.4)	—	—	(8.4)

Cash used for investing activities from continuing operations	—	—	(240.3)	(8.1)	—	(248.4)

Financing activities —
Net proceeds from sale of Series C Preferred Stock	333.1	—	—	—	—	333.1
Proceeds from long-term debt, net of issuance costs	—	2,870.9	—	166.2	—	3,037.1
Repayments of long-term debt	—	(3,570.7)	(164.0)	(19.9)	—	(3,754.6)
Payments of Series C Preferred Stock cash dividend	(10.2)	—	—	—	—	(10.2)
Change in disbursement account	—	—	10.5	—	—	10.5
Net proceeds from sale of common stock, exercise of stock options and other	98.4	—	—	—	—	98.4
Intercompany between issuer and subsidiary	(322.8)	1,272.7	(704.9)	(245.0)	—	—

Cash (used for) provided by financing activities from continuing operations	98.5	572.9	(858.4)	(98.7)	—	(285.7)

Cash provided by discontinued operations	—	—	15.5	—	—	15.5

Increase (decrease) in cash and cash equivalents	—	(2.2)	267.6	(0.1)	—	265.3

Cash and cash equivalents, beginning of year	0.1	5.4	171.4	2.5	—	179.4

Cash and cash equivalents, end of year	$0.1	$3.2	$439.0	$2.4	$—	$444.7

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31, 2002
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Cash provided by (used for) operating activities from continuing operations	$(2.8)	$104.0	$864.2	$11.2	$—	$976.6
Investing activities —
Proceeds from divestitures (cost of acquisitions), net of cash divested/acquired	—	—	31.2	—	—	31.2
Capital expenditures, excluding acquisitions	—	—	(338.1)	(198.2)	—	(536.3)
Capitalized interest	—	—	(20.6)	—	—	(20.6)
Proceeds from sale of fixed assets	—	—	27.2	1.4	—	28.6
Change in deferred acquisition costs, notes receivable and other	—	—	(22.4)	—	—	(22.4)

Cash used for investing activities from continuing operations	—	—	(322.7)	(196.8)	—	(519.5)

Financing activities —
Net proceeds from sale of common stock, exercise of stock options and other	2.8	—	—	—	—	2.8
Change in disbursement account	—	—	(87.1)	—	—	(87.1)
Proceeds from long-term debt, net of issuance costs	—	861.7	(10.1)	192.7	—	1,044.3
Repayments of long-term debt	—	(1,167.7)	(267.8)	(12.0)	—	(1,447.5)
Intercompany between issuer and subsidiary	—	198.5	(170.0)	(28.5)	—	—

Cash provided by (used for) financing activities from continuing operations	2.8	(107.5)	(535.0)	152.2	—	(487.5)

Cash provided by discontinued operations	—	—	52.2	—	—	52.2

Increase (decrease) in cash and cash equivalents	—	(3.5)	58.7	(33.4)	—	21.8
Cash and cash equivalents, beginning of year	0.1	8.9	112.7	35.9	—	157.6

Cash and cash equivalents, end of year	$0.1	$5.4	$171.4	$2.5	$—	$179.4

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31, 2001
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Cash provided by (used for) operating activities from continuing operations	$(7.2)	$(553.9)	$1,398.1	$10.6	$—	$847.6
Investing activities —
Proceeds from divestitures (cost of acquisitions), net of cash divested/acquired	—	—	110.4	—	—	110.4
Accruals for acquisition price and severance costs	—	—	(1.7)	—	—	(1.7)
Capital expenditures, excluding acquisitions	—	—	(272.2)	(225.7)	—	(497.9)
Capitalized interest	—	—	(45.7)	—	—	(45.7)
Proceeds from sale of fixed assets	—	—	29.1	0.2	—	29.3
Change in deferred acquisition costs, notes receivable and other	—	—	(28.0)	1.3	—	(26.7)

Cash used for investing activities from continuing operations	—	—	(208.1)	(224.2)	—	(432.3)

Financing activities —
Net proceeds from sale of common stock, exercise of stock options and other	6.4	—	—	—	—	6.4
Proceeds from long-term debt, net of issuance costs	—	2,729.0	(42.2)	69.0	—	2,755.8
Repayments of long-term debt	—	(3,180.4)	(13.1)	(3.1)	—	(3,196.6)
Intercompany between issuer and subsidiaries	—	1,011.5	(1,193.3)	181.8	—	—

Cash provided by (used in) financing activities from continuing operations	6.4	560.1	(1,248.6)	247.7	—	(434.4)

Cash provided by discontinued operations	—	—	57.5	—	—	57.5

Increase (decrease) in cash and cash equivalents	(0.8)	6.2	(1.1)	34.1	—	38.4
Cash and cash equivalents, beginning of year	0.9	2.7	113.8	1.8	—	119.2

Cash and cash equivalents, end of year	$0.1	$8.9	$112.7	$35.9	$—	$157.6

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. Subsequent Events

In January 2004, we repaid our $225 million 7.375% senior notes due 2004 with our cash balance. Also, we repurchased $93.9 million of our 10% senior subordinated notes using the remaining proceeds from the $350 million senior secured notes issued in November 2003. In January 2004, we issued $400 million of 5.750% senior notes due 2011 and $425 million of 6.125% senior notes due 2014 to fund the redemption of $825 million of our $875 million 7.875% senior notes due 2009.

The following transactions were completed subsequent to March 15, 2004 (unaudited):

In March 2004, we completed an amendment to our 2003 Credit Facility that increased our flexibility in funding a $1 billion tender offer of our senior subordinated notes due 2009 and permitted us to incur additional indebtedness and apply the proceeds of such indebtedness to the repayment of the senior subordinated notes. In addition, the amendment resulted in certain guarantor subsidiaries becoming non-guarantors. On April 2, 2004, we funded a new $150 million Term Loan D due 2010 under the 2003 Credit Facility. The proceeds were used to fund a portion of the tender offer on the senior subordinated notes due 2009.

Additionally, during April 2004, we completed a tender offer of $1.0 billion of our 10% senior subordinated notes. The tender offer was funded through the issuance of $400 million of 7.375% senior unsecured notes due 2014, $275 million of 6.375% senior notes due 2011, $230 million of 4.250% senior subordinated convertible debentures due 2034 and the $150 million of proceeds from Term Loan D under the 2003 Credit Facility.

In May 2004, we redeemed the remaining $50 million of the $875 million 7.875% senior notes due 2009 at a redemption price of 103.9375%.

In connection with the transactions discussed above, we paid premiums and issuance costs of approximately $150 million with either available cash or borrowings under the 2003 Revolver and recorded a charge of approximately $143 million (of which $53 million was recorded in first quarter 2004) for the premiums paid and the write-off of deferred issuance costs.

BROWNING-FERRIS INDUSTRIES, INC.

Financial Statements of Browning-Ferris Industries, Inc.—

Following are the unaudited interim consolidated financial statements for our wholly-owned subsidiary, Browning-Ferris Industries, Inc. (BFI) as of March 31, 2004 and December 31, 2003 and the three months ended March 31, 2004. We are required to provide these financial statements under the Securities and Exchange Commission’s (SEC) Rule 3-16 of Regulation S-X in connection with the contemporaneous filing of our shelf registration statement on Form S-3.

BROWNING-FERRIS INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions)

	March 31,	December 31,
	2004	2003
	(unaudited)
ASSETS
Current Assets —
Cash and cash equivalents	$8.2	$6.5
Accounts receivable, net of allowance of $6.3 and $7.5	160.2	129.7
Prepaid and other current assets	20.2	30.0

Total current assets	188.6	166.2
Property and equipment, net	904.7	917.8
Goodwill	3,630.4	3,630.4
Other assets, net	120.9	137.0
Due from parent	1,202.2	1,323.5

Total assets	$6,046.8	$6,174.9

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current Liabilities —
Current portion of long-term debt	$87.9	$19.2
Accounts payable	83.7	118.0
Current portion of accrued capping, closure, post- closure and environmental costs	64.4	58.0
Accrued interest	165.1	105.9
Other accrued liabilities	131.5	133.3
Unearned revenue	65.9	57.6

Total current liabilities	598.5	492.0
Long-term debt, less current portion	6,121.2	6,282.8
Accrued capping, closure, post-closure and environmental costs, less current portion	509.4	516.1
Other long-term obligations	256.5	276.5
Commitments and contingencies
Common stock	—	—
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(87.3)	(94.5)
Retained deficit	(1,351.5)	(1,298.0)

Total stockholder’s deficit	(1,438.8)	(1,392.5)

Total liabilities and stockholder’s deficit	$6,046.8	$6,174.9

The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.

BROWNING-FERRIS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, unaudited)

	Three Months Ended March 31,
	2004	2003
Revenues	$368.4	$365.2
Cost of operations	229.6	233.2
Selling, general and administrative expenses	30.4	36.5
Depreciation and amortization	33.3	31.3

Operating income	75.1	64.2
Interest expense and other	155.4	145.8

Loss before income taxes	(80.3)	(81.6)
Income tax benefit	(29.2)	(29.2)
Minority Interest	0.3	0.2

Loss from continuing operations	(51.4)	(52.6)
Income (loss) from discontinued operations, net of tax	(2.1)	3.1
Cumulative effect of change in accounting principle, net of tax	—	44.8

Net loss	$(53.5)	$(4.7)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

BROWNING-FERRIS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions, unaudited)

	Three Months Ended March 31,
	2004	2003
Operating activities —
Net loss	$(53.5)	$(4.7)
Discontinued operations, net of tax	2.1	(3.1)
Adjustments to reconcile net loss to cash used for operating activities from continuing operations—
Provisions for:
Depreciation and amortization	33.3	31.3
Doubtful accounts	0.1	0.5
Accretion of debt and amortization of debt issuance costs	5.5	8.1
Gain on sale of fixed assets	(0.3)	(0.1)
Non-cash reduction in acquisition accruals	(5.1)	(6.8)
Loss on sale of trade receivables	1.0	4.0
Non-cash gain on non-hedge accounting interest rate swap contracts	(17.0)	(9.9)
Amortization of accumulated other comprehensive loss for de-designated interest rate swap contracts	4.7	6.9
Write off of deferred debt issuance costs	1.2	1.7
Cumulative effect of change in accounting principle, net of tax	—	(44.8)
Change in operating assets and liabilities, excluding the effects of purchase acquisitions—
Accounts receivable, prepaid expenses, and other assets	(30.7)	16.3
Accounts payable, accrued liabilities, unearned revenue and other	13.2	23.7
Capping, closure and post-closure provision and accretion	7.3	7.4
Capping, closure, post-closure and environmental expenditures	(7.9)	(8.6)

Cash provided by (used for) operating activities from continuing operations	(46.1)	21.9

Investing activities —
Proceeds from divestitures, net of cash divested	14.9	—
Proceeds from sale of fixed assets	1.3	0.3
Capital expenditures, excluding acquisitions	(18.0)	(24.1)
Capitalized interest	(1.2)	(2.1)
Change in deferred acquisition costs, notes receivable and other	0.9	(0.4)

Cash used for investing activities from continuing operations	(2.1)	(26.3)

Financing activities —
Proceeds from long-term debt, net of issuance costs	126.6	358.7
Repayments of long-term debt	(220.7)	(665.4)
Change in disbursement account	0.1	(0.1)
Change in due from parent	140.1	303.4

Cash provided by (used for) financing activities from continuing operations	46.1	(3.4)
Cash provided by discontinued operations	3.8	4.3

Increase (decrease) in cash and cash equivalents	1.7	(3.5)
Cash and cash equivalents, beginning of year	6.5	7.6

Cash and cash equivalents, end of year	8.2	$4.1

Supplemental disclosures:
Interest paid (net of amounts capitalized)	$85.4	$64.3

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

BFI is a wholly-owned subsidiary of Allied Waste Industries, Inc., (Allied or Parent), a Delaware corporation. Allied is the second largest, non-hazardous solid waste management company in the United States, as measured by revenues and provides non-hazardous waste collection, transfer, recycling and disposal services in 37 states. The business activities of BFI are fully integrated with the operations of Allied, which is operated solely as a consolidated entity. As such, BFI is reliant on its Parent to provide necessary funding to support its activities. Allied has issued a letter evidencing its intent and ability to financially support BFI.

Purpose of financial statements —

The purpose of these financial statements is to provide information about assets and stock, which collateralize certain outstanding debt obligations of BFI and the Parent. BFI along with certain other wholly-owned subsidiaries of Allied (herein referred to as the Other Allied Collateral) on a combined basis represents the aggregate collateral. The combined entity represents all assets that, upon occurrence of any triggering event or certain other conditions under the collateral agreements, would be available to satisfy the outstanding debt obligation. Separate stand-alone financial statements for the Other Allied Collateral are not presented herein because none of the subsidiaries within Other Allied Collateral meet the SEC reporting criteria under Rule 3-16 of Regulation S-X.

Principles of consolidation and presentation —

All significant intercompany accounts and transactions are eliminated in the accompanying consolidated financial statements. BFI is not a registrant with the SEC and is not subject to the SEC’s periodic reporting requirements, except as may be required by Rule 3-16 of Regulation S-X. Certain estimates, including allocations from the Parent, have been made to provide financial information for SEC and stand-alone reporting purposes as if BFI were a registrant. We believe that the presentations and disclosures herein are adequate to make the information not misleading. In the opinion of management, all adjustments necessary to fairly state the financial statements have been reflected.

The December 31, 2003 balance sheet data included herein is derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The Consolidated Balance Sheet as of December 31, 2003 and the unaudited interim Consolidated Financial Statements included herein have been prepared pursuant to the rules and regulations of the SEC. As applicable under such regulations, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United State of America have been condensed and omitted. We believe that the presentation and disclosures herein are adequate when read (and should be read) in conjunction with our Consolidated Financial Statements for the year ended December 31, 2003 and the related notes thereto included in Allied’s 2003 Annual Report on Form 10-K. The Consolidated Financial Statements as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 reflect, in the opinion on management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly state the financial position and results of operations for such periods. Operating results for interim periods are not necessarily indicative of the results for full years.

For the description of our significant accounting policies, see Note 1 of our Notes to Consolidated Financial Statements for the year ended December 31, 2003 included in Allied’s Annual Report on Form 10-K.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Discontinued operations —

During 2003, we determined that certain operations that were divested or held for sale were discontinued operations. As of December 31, 2003, we have sold operations in Colorado, New Jersey and Florida generating net proceeds of approximately $118.9 million. The net proceeds were received by our Parent and used to repay debt. During the first quarter of 2004, we sold some of the operations in Florida held for sale at December 31, 2003 for which our Parent received net proceeds of approximately $13.4 million, which our Parent used to repay debt. In addition, at March 31, 2004, we continued to hold for sale certain operations in Florida. Prior period results of the operations sold during 2003 and 2004, and held for sale at March 31, 2004 have been reclassified to discontinued operations.

The accompanying consolidated financial statements and notes reflect the results of operations, financial position and cash flows of these operations as discontinued operations. Following is a summary of the assets held for sale and discontinued operations on the consolidated balance sheet (in millions):

	March 31,	December 31,
	2004	2003
Accounts receivable, net	$3.2	$4.1
Other current assets	0.3	2.4
Property and equipment, net	7.8	9.2
Other long-term assets	19.4	28.6

Total assets	$30.7	$44.3

Current liabilities	$7.0	$3.8

Total liabilities	$7.0	$3.8

Amounts related to assets held for sale on the balance sheet are included in other current assets, other long-term assets and other accrued liabilities. Excluded from the balances at March 31, 2004 are amounts related to the operations that were sold prior to March 31, 2004. Results of operations for the discontinued operations were as follows (in millions):

	For the Three Months Ended March 31,
	2004	2003
Revenues	$8.1	$43.9

Income before tax	$—	$4.9
Gain on divestiture	1.9	—
Income tax expense	4.0	2.0
Cumulative effect of change in accounting principle, net of tax	—	(0.2)

Discontinued operations, net of tax	$(2.1)	$3.1

The assets divested or held for sale, including goodwill, are presented at their carrying value which is lower than fair value. Fair value is based on the actual or anticipated sales price. Included in the results for discontinued operations for the three months ended March 31, 2004 is a gain of approximately $1.9 million, ($2.0 million loss, net of tax) for the assets, including goodwill divested during the quarter. A portion of the goodwill allocated to the operations sold was non-deductible for tax purposes.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In accordance with Emerging Issues Task Force Issue No. 87-24, Allocation of Interest to Discontinued Operations, we allocate interest to discontinued operations based on a ratio of net assets to be sold or sold to the sum of consolidated net assets plus consolidated debt. We do not allocate interest on debt that is directly attributable to other operations outside of the discontinued operations. For the three months ended March 31, 2004 and 2003, we allocated $0.2 million and $1.2 million, respectively, of interest expense to discontinued operations.

Interest expense capitalized —

We capitalize interest in connection with the construction of our landfill assets. Actual acquisition, permitting and construction costs incurred related to landfill assets under active development qualify for interest capitalization. Interest capitalization ceases when the construction of a landfill asset is complete and available for use. During the three months ended March 31, 2004 and 2003, we incurred gross interest expense (including payments under interest rate swap contracts) of $154.6 million and $142.4 million of which $1.2 million and $2.1 million were capitalized.

Use of estimates —

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Although we believe that our estimates and assumptions are reasonable, they are based upon information presently available. Actual results may differ significantly from the estimates.

Stock-based compensation plans —

Certain BFI employees are eligible to participate in the stock option plans of the Parent. The Parent accounts for stock-based compensation plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and the related interpretations, for which no compensation cost is recorded in the statement of operations for the estimated fair value of stock options issued with an exercise price equal to the fair value of the common stock on the date of grant. SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, requires companies that do not elect to account for stock-based compensation as prescribed by this statement to disclose the pro forma effects on earnings as if SFAS 123 had been adopted.

If the Parent applied the recognition provisions of SFAS 123 using the Black-Scholes option pricing model, the resulting pro forma net loss, after allocation of expense to BFI, is as follows (in millions):

	For the Three Months Ended March 31,
	2004	2003
Net loss, as reported	$(53.5)	$(4.7)
Total stock-based employee compensation expense determined under fair value based method, net of tax	0.8	0.7

Pro forma, net loss	$(54.3)	$(5.4)

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We have recorded no compensation expense for stock options granted to employees during the three months ended March 31, 2004 or 2003.

In accordance with SFAS 123, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	For the Three Months Ended March 31,
	2004	2003
Risk free interest rate	2.7%	2.6%
Expected life	4.0 years	4.0 years
Dividend rate	0%	0%
Expected volatility	60%	65%

Recently adopted accounting pronouncements —

In April 2004, the FASB issued FASB Staff Position (FSP) No. 129-1, Disclosure Requirements under FASB Statement No. 129, Disclosure of Information about Capital Structure, Relating to Contingently Convertible Securities (FSP 129-1). FSP 129-1 requires disclosure of the significant terms or conditions under which contingently convertible securities are convertible and is effective April 2004.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46), which requires unconsolidated variable interest entities (VIEs) to be consolidated by their primary beneficiaries. In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003) Consolidation of Variable Interest Entities (FIN 46R). FIN 46R replaces FIN 46 to incorporate several FSP’s issued relating to FIN 46. FIN 46R is effective for periods ending after December 15, 2003 for public companies that have VIE’s or potential VIE’s. Otherwise, FIN 46R is effective for public companies for periods ending after March 15, 2004. Neither FIN 46 nor FIN 46R had a material impact on our consolidated financial statements.

2. Property and Equipment

Property and equipment at March 31, 2004 and December 31, 2003 is as follows (in millions):

	March 31,	December 31,
	2004	2003
Land and improvements	$128.1	$128.0
Land held for permitting as landfills(1)	10.9	11.2
Landfills	984.1	971.3
Buildings and improvements	92.2	92.6
Vehicles, furniture and equipment	337.9	333.4
Containers and compactors	131.3	130.6

	1,684.5	1,667.1
Accumulated depreciation and amortization	(779.8)	(749.3)

	$904.7	$917.8

(1)	These properties have been approved for use as landfills, and we are currently in the process of obtaining the necessary permits.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Goodwill and Intangible Assets

BFI goodwill is accounted for at the Parent company level. We make an allocation to the entities that were acquired as part of the BFI acquisition. These entities are included in both BFI and the Other Allied Collateral. There was no activity in goodwill during the three months ended March 31, 2004.

At March 31, 2004, approximately $19.3 million of goodwill is allocated to the Florida assets held for sale and is included in other long-term assets.

In addition, we have other amortizable intangible assets that consist primarily of the following at March 31, 2004 (in millions):

	Gross Carrying	Accumulated	Net Carrying
	Value	Amortization	Value
Non-compete agreements	$0.4	$(0.3)	$0.1
Other	0.2	—	0.2

Total	$0.6	$(0.3)	$0.3

Amortization expense for the three months ended March 31, 2004 was approximately $32,000. Based upon the amortizable assets recorded in the balance sheet at March 31, 2004, amortization expense for the next five years is estimated to be $0.2 million or less.

4. Long-term Debt

Allied completed the acquisition of BFI primarily through the issuance of debt. All of the assets and substantially all of the stock of BFI and all of the assets and stock of Other Allied Collateral are pledged as collateral for this debt and the debt is serviced through cash flows generated by the consolidated operations of Allied. Therefore in accordance with SEC Staff Accounting Bulletin, Topic 5-J, the debt that was incurred to acquire BFI, while held and managed by Allied, is presented on BFI’s consolidated balance sheet, and related interest expense and debt issue costs are reflected in these financial statements. To the extent the original acquisition debt is repaid with cash or refinanced with equity, it is no longer presented in these financial statements. To the extent the original acquisition debt is refinanced with other debt (either bank financings or bonds), the replacement debt instrument, along with the related issuance costs and interest expense, is presented in these financial statements.

Bank credit facility —

On April 29, 2003, we refinanced our 1999 Credit Facility, which consisted of a $1.291 billion revolving credit facility, due 2005 and $2.226 billion in funded, amortizing senior secured term loans with varying maturity dates through 2007, with a $2.9 billion senior secured Credit Facility (the 2003 Credit Facility) that includes a $1.5 billion revolver due January 2008 (2003 Revolver), a $1.2 billion term loan with final maturity in January 2010 (Term Loan B), and a $200 million institutional letter of credit facility. In addition, during 2003 we funded an additional $250 million of term loan indebtedness with final maturity in 2010 (Term Loan C) to repurchase $250 million of our senior subordinated notes. Of the $1.5 billion available under the 2003 Revolver, the entire amount may be used to support the issuance of letters of credit.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The 2003 Credit Facility bears interest at (a) an Alternative Base Rate, or (b) Adjusted LIBOR, both terms defined in the 2003 Credit Facility, plus, in either case, an applicable margin based on our leverage ratio. Proceeds from the 2003 Credit Facility may be used for working capital and other general corporate purposes, including acquisitions.

In March 2004, we amended our 2003 Credit Facility to, among other things, increase our flexibility to fund a $1 billion tender offer of our senior subordinated notes due 2009 and permit us to incur additional indebtedness and apply the proceeds of such indebtedness to the repayment of the senior subordinated notes. In addition, the amendment resulted in certain guarantor subsidiaries becoming non-guarantors. On April 2, 2004, we funded a new $150 million term loan with final maturity in 2010 (Term Loan D) under the 2003 Credit Facility. The proceeds were used to fund a portion of the tender offer on the senior subordinated notes due 2009.

At March 31, 2004, approximately $603.8 million in letters of credit were outstanding under the 2003 Revolver and $200 million in letters of credit were outstanding under the institutional letter of credit facility. In addition, at March 31, 2004, approximately $896.2 million was available under the 2003 Revolver.

The 2003 Credit Facility requires Allied to make prepayments upon completion of certain transactions as defined in the 2003 Credit Facility, including asset sales and issuances of debt securities. Proceeds from these transactions are to be applied pursuant to the 2003 Credit Facility. Allied is also required to make prepayments on the 2003 Credit Facility for 50% of any excess cash flows from operations on a consolidated basis, as defined.

Senior notes and debentures —

During 2003, we issued $350 million of 6.50% senior notes due 2010 and $450 million of 7.875% senior notes due 2013 (the 2003 Senior Notes). The $350 million senior notes have a make-whole call provision that is exercisable at any time at a stated redemption price and interest is payable semi-annually on February 15th and August 15th beginning on August 15, 2004. The $450 million senior notes have a no call provision until 2008 and interest is payable semi-annually on April 1st and October 1st.

During 2002, AWNA issued $375.0 million of 9.25% senior notes due 2012 (the 2002 Senior Notes). The 2002 Senior Notes were issued at a premium of $2.4 million. These senior notes have a no call provision until 2007. Interest is payable semi-annually on March 1 and September 1.

During 2001, AWNA issued $750 million of 8.50% senior notes, due 2008 and $600 million of 8.875% senior notes, due 2008 (together the 2001 Senior Notes). Interest on the 2001 Senior Notes is payable semi-annually on June 1 and September 1.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the BFI acquisition on July 30, 1999, Allied assumed all of BFI’s debt securities with the exception of commercial paper that was paid off in connection with the acquisition. Our debt securities were recorded at their fair market values as of the date of the acquisition in accordance with EITF 98-1 — Valuation of Debt Assumed in a Purchase Business Combination (EITF 98-1). The effect of revaluing the debt securities resulted in an aggregate discount from the historic face amount of $137.0 million. At March 31, 2004, the remaining unamortized net discount related to these debt securities was $92.0 million.

The 6.10% senior notes, 6.375% senior notes and 9.25% debentures assumed from BFI are not redeemable prior to maturity and are not subject to any sinking fund. In January 2003, the 6.10% senior notes were repaid upon maturity.

The 7.40% debentures assumed from BFI are not subject to any sinking fund and may be redeemed as a whole or in part, at our option at any time. The redemption price is equal to the greater of (i) the principal amount of the debentures and (ii) the present value of future principal and interest payments discounted at a rate specified under the terms of the indenture.

Senior subordinated notes —

In July 1999, Allied Waste North America, Inc. (Allied NA) issued $2.0 billion of senior subordinated notes (the 1999 Notes) that mature in 2009. Interest accrues on the 1999 Notes at an interest rate of 10% per annum, payable semi-annually on May 1 and November 1. These proceeds from the 1999 Notes were used as partial financing of the acquisition of BFI.

During 2003, $506.1 million of the senior subordinated notes were repaid prior to maturity through open market repurchases. In connection with these repurchases, premiums of approximately $46.9 million were paid and deferred financing costs of $6.4 million were written-off to interest expense and other. During the first quarter 2004, we completed an additional $93.9 million of open market repurchases of these notes, for which we paid premiums of approximately $8.2 million and wrote-off deferred financing costs of $1.2 million to interest expense and other.

Additionally, during April 2004, we completed a tender offer of $1.0 billion for the 1999 Notes. The tender offer was funded through the issuance of $400 million of 7.375% senior unsecured notes due 2014, $275 million of 6.375% senior notes due 2011, $230 million of 4.250% senior subordinated convertible debentures due 2034 and the $150 million of proceeds from Term Loan D under the 2003 Credit Facility. In connection with the tender offer, we paid premiums and other costs of approximately $76 million from additional borrowings under the 2003 Revolver.

Debt covenants —

At March 31, 2004, Allied was in compliance with all financial covenants under the 2003 Credit Facility. In addition, the 2003 Credit Facility has restrictions on making certain types of payments, including certain dividend payments.

The senior notes issued by AWNA and the senior subordinated notes of AWNA contain certain financial covenants and restrictions for the Allied consolidated entity, which may, in certain circumstances, limit our ability to complete acquisitions, pay dividends, incur indebtedness, make investments and take certain other corporate actions. At March 31, 2004, Allied was in compliance with all applicable covenants.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Guarantees —

Substantially all of our subsidiaries along with substantially all other subsidiaries of the Parent, are jointly and severally liable for the obligations under the 1999 Notes, the 2001 Senior Notes, the 2002 Senior Notes, the 2003 Senior Notes and the 2003 Credit Facility through unconditional guarantees issued by current and future subsidiaries. At March 31, 2004, the maximum potential amount of future payments under the guarantees is the outstanding amount of the debt identified above and the amount for letters of credit issued under the credit facility. In accordance with FIN 45, the guarantees are not recorded in our consolidated financial statements as they represent parent-subsidiary guarantees. We do not guarantee any third party debt.

Collateral —

The 2003 Credit Facility, the senior notes issued by AWNA and $690 million of senior notes assumed in connection with the acquisition of BFI by Allied are secured by a pledge of the stock of substantially all of BFI and Other Allied Collateral and a security interest in the assets of BFI, its domestic subsidiaries and Other Allied Collateral. At March 31, 2004, on an aggregate basis, the book value of all the assets that serve as collateral was $8.6 billion.

5. Derivative Instruments and Hedging Activities

Allied utilizes interest rate swaps to protect us from cash flow variations arising from changes in short term interest rates as well as to maintain a mix of fixed and floating rate debt. Allied’s risk management policy requires 75% of the consolidated debt to be fixed, either directly or effectively through interest rate swap contracts. These contracts are entered into solely for the purpose of reducing risk; positions are not taken for trading purposes. The risk management policy requires that the credit of our counter-parties is evaluated and monitored. At March 31, 2004, the notional value of the interest rate swap contracts that are presented in these financial statements was $1.75 billion. These contracts expire as follows: $1.15 billion during 2004 and $250 million during 2005, $75 million during 2008 and $275 million during 2009. The interest rate swap contracts maturing during the remainder of 2004 will mature as follows: $750 million in the second quarter, $150 million in the third quarter and $250 million in the fourth quarter.

At March 31, 2004, a liability of $22.1 million is included in the consolidated balance sheets in other long-term obligations reflecting the fair market value of the entire interest rate swap portfolio on that date. The liability will fluctuate with market interest rates but will reduce to zero over the terms of each of our interest rate swap contracts. Approximately $1.4 million of the liability at March 31, 2004 relates to contracts maturing within 12 months. Fair value variations over the life of the interest rate swap contracts arise from changes in forecasted interest rates and the time value of money.

On December 31, 2001, Allied de-designated $1.5 billion of notional amount interest rate swap contracts due to the possibility that future interest rate payments on the underlying variable rate debt may cease prior to the expiration of the related interest rate swap contracts. There were no de-designated interest rate swap contracts prior to December 31, 2001. No additional interest rate swap contracts were de-designated after 2001.

Designated interest rate swap contracts —

Designated cash flow interest rate swap contracts (floating to fixed rate) are effective as hedges of our variable rate debt. The notional amounts, indices, repricing dates, and all other significant terms of the swap agreements are matched to the provisions and terms of the variable rate debt being hedged achieving 100% effectiveness. If significant terms do not match, any ineffectiveness will be assessed and any ineffectiveness is immediately recorded in interest expense and other.

Changes in fair value of interest rate swap contracts are reflected in accumulated other comprehensive loss. At March 31, 2004, approximately $24.7 million ($15.1 million, net of tax) is included in accumulated other comprehensive loss.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Expense or income related to swap settlements are recorded in interest expense for the related variable rate debt over the term of the agreements.

Non-hedge accounting interest rate swap contracts —

For certain interest rate swap contract, we have elected not to apply hedge accounting under SFAS 133. The election to not apply hedge accounting was made to allow flexibility to repay debt prior to maturity and to refinance debt when economically feasible. Following is a description of the accounting for these interest rate swap contracts.

De-designated interest rate swap contracts. At March 31, 2004, de-designated interest rate swap contracts (floating to fixed rate) with a notional amount of $675.0 million and a fair value liability of $4.9 million are reflected in our financial statements. Settlement payments and periodic changes in market values of de-designated interest rate swap contracts are recorded as a gain or loss on derivative contracts included in interest expense and other. We recorded $10.3 million and $9.9 million of net gain related to changes in market values and $10.6 million and $13.4 million of settlement costs during the three months ended March 31, 2004 and 2003.

When interest rate swap hedging relationships are de-designated or terminated, any accumulated gains or losses in accumulated other comprehensive loss at the time of de-designation are isolated and amortized over the remaining original hedged interest payment. For contracts de-designated, the total amount of loss in accumulated other comprehensive loss at March 31, 2004 was approximately $2.0 million ($1.5 million, net of tax). For the three months ended March 31, 2004, we recorded $4.7 million of amortization expense related to the accumulated losses in accumulated other comprehensive loss for interest rate swap contracts that were de-designated. We expect to record approximately $2.0 million of amortization expense related to the accumulated losses in accumulated other comprehensive loss for the de-designated swap contracts. The amortization expense is recorded in interest expense and other.

Fair Value Interest Rate Swap Contracts. Fair value interest rate swap contracts (fixed rate to floating rate) are used to achieve a mix of fixed and floating rate debt. At March 31, 2004, fair value interest rate swap contracts with a notional amount of $350 million and a derivative fair value asset of $7.6 million are reflected in our financial statements. Settlement payments and periodic changes in market values of our fair value interest rate swap contracts are recorded as a gain or loss on derivative contracts included in interest expense and other.

We recorded $6.7 million of net gain related to changes in market values and received settlements of $2.3 million during the three months ended March 31, 2004. No amounts were recorded in the three months ended March 31, 2003.

6. Accumulated Other Comprehensive Loss

The components of the ending balances of accumulated other comprehensive loss, as reflected in stockholder’s deficit are shown as follows (in millions):

	March 31,	December 31,
	2004	2003
Minimum pension liability adjustment, net of taxes of $47.2.	$(70.7)	$(70.7)
Interest rate swap contracts designated, unrealized loss, net of taxes of $9.6 and $12.5	(15.1)	(19.5)
Interest rate swap contracts de-designated, unrealized loss, net of taxes of $0.5 and $2.4	(1.5)	(4.3)

Accumulated other comprehensive loss	$(87.3)	$(94.5)

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of total comprehensive income (loss) are shown as follows (in millions):

	Three Months Ended March 31,
	2004	2003
Net loss	$(53.5)	$(4.7)
Other comprehensive income:
Designated interest rate swap contracts unrealized gain, net of tax effect of $2.9 and $2.9	4.4	4.4
Reclassification to earnings for interest rate swap contracts, net of tax effect of $1.9 and $2.7	2.8	4.1

Total comprehensive income (loss)	$(46.3)	$3.8

7. Landfill Accounting

Change in accounting principle —

Effective January 1, 2003, we adopted SFAS 143 which outlines standards for accounting for our landfill retirement obligations that have historically been referred to as closure and post-closure. SFAS 143 does not change the basic accounting principles that the waste industry has historically followed for accounting for these types of obligations. In general, the industry has followed the accounting practice of recognizing a liability on the balance sheet and related expense as waste is disposed at the landfill to match operating costs with revenues. The industry refers to this practice as life-cycle accounting. The principle elements of life-cycle accounting are still being followed.

Upon adoption, SFAS 143 required a cumulative change in accounting for landfill obligations retroactive to the date the landfill operations commenced or the date the asset was acquired. To do this, SFAS 143 required the creation of the related landfill asset, net of accumulated amortization and an adjustment to the capping, closure and post-closure liabilities for cumulative accretion. At January 1, 2003, we recorded a cumulative effect of a change in accounting principle of a net gain of approximately $44.8 million (net of income tax expense of $29.8 million). In addition, we recorded a decrease in our capping, closure and post-closure liabilities of approximately $106.5 million, an increase in other long-term obligations of approximately $24.9 million, and a decrease in our net landfill assets of approximately $7.0 million.

Landfill accounting —

We have a network of 45 owned or operated active landfills with operating lives ranging from 1 to over 150 years based on available capacity using current annual volumes. The average life of our landfills approximates 32 years.

We use a life-cycle accounting method for landfills and the related closure and post-closure liabilities. This method applies the costs to be capitalized associated with acquiring, developing, closing and monitoring the landfills over the associated landfill capacity and associated consumption.

Specifically, we record landfill retirement obligations at fair value as a liability with a corresponding increase to the landfill asset as tons are disposed. The amortizable landfill asset includes (i) landfill development costs incurred, (ii) landfill development costs expected to be incurred over the life of the landfill, (iii) the recorded capping, closure and post-closure liabilities and (iv) the present value of cost estimates for future capping, closure and post-closure costs. We amortize the landfill asset over the total capacity of the landfill as volume is consumed during the life of the landfill with one exception. The exception applies to capping costs for which both the recognition of the liability and the amortization of these costs is based instead on the costs and capacity of the specific capping event.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On an annual basis, we update the development cost estimates (which include the costs to develop the site as well as the individual cell construction costs) and capping, closure and post-closure cost estimates for each landfill. Additionally, future capacity estimates (sometimes referred to as airspace) are updated annually using aerial surveys of each landfill to estimate utilized disposal capacity and remaining disposal capacity. The overall cost and capacity estimates are reviewed and approved by senior operations management annually.

Landfill assets —

We use the units of production method for purposes of calculating the amortization rate at each landfill. This methodology divides the remaining costs (including any unamortized amounts recorded) associated with acquiring, permitting and developing the entire landfill plus the present value of the total remaining costs for specific capping events, closure and post-closure by the total remaining disposal capacity of that landfill (except for capping costs, which are divided by the total remaining capacity of the specific capping event). The resulting per unit amortization rates are applied to each unit disposed at the landfill and are recorded as expense for that period. We expensed approximately $18.5 million and $16.2 million, related to landfill amortization during the quarters ended March 31, 2004 and 2003, respectively.

Costs associated with developing the landfill include direct costs such as excavation, liners, leachate collection systems, methane gas collection system installation, engineering and legal fees, and capitalized interest. We classify this total disposal capacity as either permitted (having received the final permit from the governing authorities) or probable expansion. Probable expansion disposal capacity has not yet received final approval from the regulatory agencies, but we have determined that certain critical criteria have been met and the successful completion of the expansion is highly probable. Our requirements to classify disposal capacity as probable expansion are as follows:

1.	We have control of and access to the land where the expansion permit is being sought.

2.	All geologic and other technical siting criteria for a landfill have been met, or a variance from such requirements has been received (or can reasonably be expected to be achieved).

3.	The political process has been assessed and there are no identified impediments that cannot be resolved.

4.	We are actively pursuing the expansion permit and have an expectation that the final local, state and federal permits will be received within the next five years.

5.	Senior operations management approval has been obtained.

Upon successfully meeting the preceding criteria, the airspace and the costs associated with developing, constructing, closing and monitoring the total additional future disposal capacity are considered in the life-cycle cost of the landfill and reflected in the calculation of the amortization rate and the rate at which capping, closure and post-closure is accrued.

We, together with our engineering and legal consultants, continually monitor the progress of obtaining local, state and federal approval for each of our expansion permits. If it is determined that the expansion no longer meets our criteria, the disposal capacity is removed from our total available disposal capacity; the costs to develop that disposal capacity; and, the associated capping, closure and post-closure costs are removed from the landfill amortization base, and rates are adjusted prospectively. In addition, any value assigned to probably expansion capacity is written-off to expense during the period in which it is determined that the criteria are no longer met.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capping, closure and post-closure —

As individual areas within each landfill reach capacity, we are required to cap and close the areas in accordance with the landfill site permit. Generally, capping activities include the installation of compacted clay, geosynthetic liners, drainage channels, compacted soil layers and vegetative soil barriers over areas of a landfill where total airspace has been consumed and waste is no longer being received. Capping activities occur throughout the life of the landfill.

Closure costs are those costs incurred after a landfill site stops receiving waste, but prior to being certified as closed. After the entire landfill site has reached capacity and is closed, we are required to maintain and monitor the site for a post-closure period, which may extend 30 years. Post-closure requirements generally include maintenance and operational costs of the site and monitoring the methane gas collection systems and groundwater systems, among other post-closure activities. Estimated costs for capping, closure and post-closure as required under Subtitle D regulations are compiled and updated annually for each landfill by local and regional company engineers. Daily maintenance activities, such as leachate disposal, methane gas and groundwater monitoring and maintenance, and mowing and fertilizing capped areas, incurred during the operating life of the landfill are expensed as incurred.

SFAS 143 requires landfill obligations to be recorded at fair value. Quoted market prices in active markets are the best evidence of fair value. Since quoted market prices for landfill retirement obligations are not available to determine fair value, we use discounted cash flows of capping, closure and post-closure cost estimates to approximate fair value. The cost estimates are prepared by our local management and third-party engineers based on the applicable local, state and federal regulations and site specific permit requirements and are intended to approximate fair value.

Capping, closure and post-closure costs are estimated for the period of performance utilizing estimates a third party would charge (including profit margins) to perform those activities in full compliance with Subtitle D. If we perform the capping, closure and post-closure activities internally, the difference between amounts accrued, based upon third party cost estimates (including profit margins) and our actual cost incurred is recognized as a component of cost of operations in the period earned. An estimate of fair value should include the price that marketplace participants are able to receive for bearing the uncertainties in cash flows. However, when utilizing discounted cash flows, reliable estimates of market risk premiums may not be obtainable. In our industry, there is no market that exists for selling the responsibility for capping, closure and post-closure independent of selling the entire landfill. Accordingly, we believe that it is not possible to develop a methodology to reliably estimate a market risk premium and have excluded a market risk premium from our determination of expected cash flows for capping, closure and post-closure liability.

We discount our capping, closure and post-closure costs using our credit-adjusted, risk-free rate at the time the liability was incurred. The credit-adjusted, risk-free rate is based on the risk-free interest rate on obligations of similar maturity adjusted for our own credit rating. Changes in our credit-adjusted, risk-free rate do not change recorded liabilities, but subsequently recognized obligations are measured using the revised credit-adjusted, risk-free rate.

Accretion expense is necessary to increase the accrued capping, closure and post-closure accrual balance to its future, or undiscounted, value. To accomplish this, we accrete our capping, closure and post-closure accrual balance using the applicable credit-adjusted, risk-free rate and charge this accretion as an operating expense in that period. Accretion expense on recorded landfill liabilities is recorded to cost of operations from the time the liability is recognized until the costs are paid.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We charged approximately $7.3 million and $7.4 million related to accretion of the capping, closure and post-closure liabilities for the three months ended March 31, 2004 and 2003, respectively. Changes in estimates of costs or disposal capacity are treated on a prospective basis for operating landfills and are recorded immediately in results of operations for fully incurred capping events and closed landfills.

Environmental costs —

We engage independent environmental consulting firms to assist us in conducting environmental assessments of existing landfills or other properties, and in connection with companies acquired from third parties.

We cannot determine with precision the ultimate amounts for environmental liabilities. We make estimates of our potential liabilities in consultation with our independent environmental engineers and legal counsel. These estimates require assumptions about future events due to a number of uncertainties including the extent of the contamination, the appropriate remedy, the financial viability of other potentially responsible parties and the final apportionment of responsibility among the potentially responsible parties. Where we have concluded that our estimated share of potential liabilities is probable, a provision has been made in the consolidated financial statements.

Our ultimate liabilities for environmental matters may differ from the estimates used in our assessment to date. We periodically evaluate the recorded liabilities as additional information becomes available to ascertain whether the accrued liabilities are adequate. We have determined that the recorded undiscounted liability for environmental matters as of March 31, 2004 and December 31, 2003 of approximately $232.8 million and $237.3 million, respectively, represents the most probable outcome of these contingent matters. We do not reduce our estimated obligations for proceeds from other potentially responsible parties or insurance companies. If receipt is probable, proceeds are recorded as an offset to environmental expense in operating income. There were no significant recovery receivables outstanding as of March 31, 2004 and December 31, 2003. We do not expect that adjustments to estimates, which are reasonably possible in the near term and that may result in changes to recorded amounts, will have a material effect on our consolidated liquidity, financial position or results of operations. However, we believe that it is reasonably possible the ultimate outcome of environmental matters, excluding capping, closure and post-closure could result in approximately $10 million of additional liability.

8. Employee Benefit Plans

Components of Net Periodic Benefit Cost

The following table provides the components of net periodic benefit cost for the three months ended March 31 (in millions):

	2004	2003
Service cost	$0.3	$0.2
Interest cost	5.2	5.0
Expected return on plan assets	(7.0)	(6.5)
Recognized net actuarial loss	1.9	2.1
Amortization of prior service cost	—	—

Net periodic benefit cost	$0.4	$0.8

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Commitments and Contingencies

Litigations —

We are subject to extensive and evolving laws and regulations and have implemented our own environmental safeguards to respond to regulatory requirements. In the normal course of conducting our operations, we may become involved in certain legal and administrative proceedings. Some of these actions may result in fines, penalties or judgments against us, which may have an impact on earnings for a particular period. We accrue for litigation and regulatory compliance contingencies when such costs are probable and can reasonably be estimable. We expect that matters in process at March 31, 2004, which have not been accrued in the consolidated balance sheets, will not have a material adverse effect on our consolidated liquidity, financial position or results from operations.

In the normal course of conducting our landfill operations, we are involved in legal and administrative proceedings relating to the process of obtaining and defending the permits that allow us to operate our landfills. In June 1999, neighboring parties and the county drainage district filed a lawsuit seeking to prevent BFI from obtaining a vertical elevation expansion permit at one of our landfills in Texas. In 2001, the expansion permit was granted. The parties opposing the expansion permit continued to pursue their efforts in preventing the expansion permit. In December 2003, a judgment issued by a District Court in Texas, effectively revoked the expansion permit that was granted by the State of Texas in 2001 and would require us to operate the landfill according to a prior permit granted in 1988. We are vigorously defending this expansion in the State Court of Appeals and believe that the merits of our position will prevail. Operationally, we are in the process of obtaining bonding that will allow us to continue to operate the landfill as usual during the period of appeals, which may continue two years or longer. If the appeal is not successful, the landfill may become impaired and we may incur costs to relocate waste to another landfill and this matter could result in a charge of up to $25 million to our consolidated statement of operations.

Financial assurances —

We are required to provide $1.2 billion in financial assurances to governmental agencies under applicable environmental regulations relating to our landfill operations for closure and post-closure costs and performance under certain collection, landfill and transfer station contracts. We satisfy the financial assurance requirements by providing performance bonds, letters of credit, insurance policies or trust deposits. Additionally, we are required to provide financial assurances for our insurance programs and collateral required for certain performance obligations. During 2004, we expect no material increase in financial assurance obligations.

These financial instruments are issued in the normal course of business and are not debt of the company. Since we currently have no liability for these financial assurance instruments, they are not reflected in the accompanying consolidated balance sheets. The underlying obligations of the financial assurance instruments would be valued and recorded in the consolidated balance sheets if it is probable that we would not be able to perform our obligations under the financial assurance contracts. We do not expect this to occur.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Guarantees —

We enter into contracts in the normal course of business that include indemnification clauses. Indemnifications relating to known liabilities are recorded in the consolidated financial statements based on our best estimate of required future payments. Certain of these indemnifications relate to contingent events or occurrences, such as the imposition of additional taxes due to a change in the tax law or adverse interpretation of the tax law, and indemnifications made in divestiture agreements where we indemnify the buyer for liabilities that may become known in the future but that relate to our activities prior to the divestiture. As of March 31, 2004, we estimate the contingent obligations associated with these indemnifications to be de minimus.

We have entered into agreements to guarantee to property owners the value of certain property that is adjacent to landfills. These agreements have varying terms over varying periods. Prior to December 31, 2002, liabilities associated with these guarantees have been accounted for in accordance with SFAS No. 5, Accounting for Contingencies, in the consolidated financial statements. Agreements modified or entered into subsequent to December 31, 2002 are accounted for in accordance with FIN 45 and were not significant in the first quarter of 2004.

10. Related Party Transactions

All treasury functions are maintained by Allied. The amount due from parent represents proceeds Allied received from the issuance of certain debt issued in connection with the financing of the BFI acquisition, in addition to the net advances to Parent in excess of obligations paid by the parent on behalf of BFI. No interest is earned on the amount due from Parent.

We are charged for management, financial and other administrative services provided during the year by Allied, including allocations for overhead. Related charges for the three months ended March 31, 2004 and 2003 were approximately $6.7 million and $6.1 million, respectively, recorded in selling, general and administrative expenses. In addition, Allied maintains insurance coverage for us and we were charged for the cost of insurance $10.6 million and $15.2 million during the three months ended March 31, 2004 and 2003, respectively.

We provide services to, and receive services from, Allied and subsidiaries of Allied, which are recorded in our consolidated statement of operations. Related revenues and expenses for the three months ended March 31, 2004 and 2003 were approximately $36.6 million and $41.8 million, respectively, recorded in revenues, and $11.9 million and $13.5 million, respectively, recorded in cost of operations.

During 2004 and 2003, we sold trade receivables at a discount to another subsidiary of Allied in connection with Allied’s receivables secured loan program. In connection with the sale, we recognized a loss of approximately $1.0 million and $4.0 million in selling, general and administrative expenses for the three months ended March 31, 2004 and 2003, respectively. In addition, we have a note receivable due from affiliate of approximately $12.4 million in due from Parent as part of the sale of receivables. Allocated interest income on the note receivable was approximately $188,000 and $23,000 for the three months ended March 31, 2004 and 2003, respectively.

In 2001, we entered into lease agreements with certain subsidiaries of Allied for equipment and vehicles. The associated lease expense is included in cost of operations for the three months ended March 31, 2004 and 2003, of approximately $6.6 million and $7.2 million, respectively.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant, Allied Waste Industries, Inc., has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALLIED WASTE INDUSTRIES, INC.

By: /s/ PETER S. HATHAWAY

Peter S. Hathaway
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

Date:   May 10, 2004

Exhibit Index

Exhibit No.		Description

23.1	*	Consent of PricewaterhouseCoopers, LLP

*	Filed herewith